EXECUTION VERSION

CREDIT AGREEMENT

by and among

NUVERA COMMUNICATIONS, INC.,

THE GUARANTORS PARTY HERETO,

THE LENDERS PARTY HERETO

and

COBANK, ACB, as Administrative Agent

Dated as of July 15, 20

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LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(B)	—	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(C)	—	PRICING
SCHEDULE 1.1(P)	—	EXISTING LIENS
SCHEDULE 5.1	—	QUALIFICATIONS TO DO BUSINESS AND JURISDICTION OF ORGANIZATION
SCHEDULE 5.6	—	SUBSIDIARIES
SCHEDULE 5.19	—	LICENSES
SCHEDULE 7.1	—	EXISTING INDEBTEDNESS
SCHEDULE 7.4(f)	—	EXISTING GUARANTEES
SCHEDULE 7.5(i)	—	EXISTING INVESTMENTS
SCHEDULE 11.7	—	VOTING PARTICIPANTS

EXHIBITS

EXHIBIT A	—	ASSIGNMENT AND ASSUMPTION
EXHIBIT B	—	COMPLIANCE CERTIFICATE
EXHIBIT C	—	GUARANTOR JOINDER
EXHIBIT D	—	LOAN REQUEST
EXHIBIT F-1	—	REVOLVING NOTE
EXHIBIT F-2	—	TERM LOAN NOTE
EXHIBIT F-3	—	DDTL NOTE
EXHIBIT F-4	—	INCREMENTAL TERM LOAN NOTE
EXHIBIT G	—	SOLVENCY CERTIFICATE
EXHIBIT H	—	TAX COMPLIANCE CERTIFICATES
EXHIBIT I	—	CONVERSION OR CONTINUATION NOTICE
EXHIBIT J	—	NOTICE OF INCREMENTAL TERM LOAN BORROWING
EXHIBIT K	—	PERMITTED ACQUISITION QUESTIONNAIRE
EXHIBIT L	—	PERMITTED ACQUISITION CERTIFICATE

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is dated as of July 15, 2022 and is made by and among Nuvera Communications, Inc., a Minnesota corporation, as BORROWER (as hereinafter defined), each of the GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), and COBANK, ACB, in its capacity as Administrative Agent for the Secured Parties (each as hereinafter defined).

RECITALS

WHEREAS, the Borrower has requested that the Lenders provide to the Borrower (a) commitments to fund a revolving credit facility in an aggregate principal amount at any time outstanding not to exceed $30,000,000, (b) an initial term loan facility in an aggregate principal amount not to exceed $50,000,000, as such aggregate principal amount may be increased from time to time in accordance herewith and (c) commitments to fund a multiple draw delayed draw term loan facility in an aggregate principal amount not to exceed $50,000,000, all as more particularly set forth in, and subject to the terms and conditions of, this Agreement.  In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

I.                    CERTAIN DEFINITIONS

1.1               Certain Definitions.  In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

“Acquired Business” means any Person or all or substantially all the assets of, or any line of business or division or business unit of, any other Person acquired in an Acquisition.

“Acquisition” means any acquisition, in a single transaction or in a series of related transactions, of all or any substantial portion of the assets of, or any line of business, division or business unit of, another Person, or at least a majority of the equity interests of another Person, in each case whether involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Acquisition Agreement” means each stock purchase agreement, asset purchase agreement, merger agreement or similar document executed and delivered in connection with an Acquisition.

“Additional Incremental Term Lender” has the meaning set forth in Section 2.1(e).

“Adjusted Term SOFR Rate” means, for purposes of any calculation, the rate per annum equal to (a) the Term SOFR Rate for such calculation plus (b) the Term SOFR Adjustment; provided that if the Adjusted Term SOFR Rate as so determined shall ever be less than the Floor, then the Adjusted Term SOFR Rate shall be deemed to be the Floor.

“Administrative Agent” means CoBank, in its capacity as administrative agent and collateral agent under the Loan Documents.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

 “Affiliate” means, with respect to any specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning set forth in Section 11.4(d)(ii).

“Alternate Base Rate” means a rate per annum determined by the Administrative Agent on the first Business Day of each week, which shall be the highest of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus one half of one percent (0.50%) per annum, and (c) the Adjusted Term SOFR Rate for a one-month tenor in effect on such day plus one percent (1.00%) per annum; provided that, in no event shall the Alternate Base Rate be less than one percent (1.00% per annum).  Any change in the Alternate Base Rate due to a change in the calculation thereof shall be effective at the opening of business on the first Business Day of each week or, if determined more frequently, at the opening of business on the first Business Day immediately following the date of such determination and without necessity of notice being provided to the Borrower or any other Person.

“Anti-Corruption Laws” means any Laws of any Governmental Authority concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” means any Laws of any Governmental Authority concerning or relating to financing terrorism, “know your customer” or money laundering.

“Applicable Margin” means, as applicable:

(a)                the percentage spread to be added to the Alternate Base Rate applicable to Base Rate Loans based on the Leverage Ratio then in effect according to the Pricing Grid below the heading “Applicable Margin for Base Rate Loans (Revolving Credit Facility)” or “Applicable Margin for Base Rate Loans (Term Loans)”, or

(b)                the percentage spread to be added to the Adjusted Term SOFR Rate applicable to Term SOFR Rate Loans based on the Leverage Ratio then in effect according to the Pricing Grid below the heading “Applicable Margin for Term SOFR Rate Loans (Revolving Credit Facility)” or “Applicable Margin for Term SOFR Rate Loans (Term Loans)”.

Notwithstanding the foregoing, the Applicable Margin for any Incremental Term Loan shall be the interest rate margin per annum governing such Tranche of Incremental Term Loan as set forth in the related Incremental Term Loan Funding Agreement, subject to Section 2.1 hereof.

            “Applicable Unused Commitment Fee Rate” means (a) the Applicable Unused DDTL Commitment Fee Rate and (b) the Applicable Unused Revolving Commitment Fee Rate, as applicable.

            “Applicable Unused DDTL Commitment Fee Rate” has the meaning set forth in Part 1 of Schedule 1.1(C) hereto.

“Applicable Unused Revolving Commitment Fee Rate” means the percentage rate per annum based on the Leverage Ratio then in effect according to the Pricing Grid below the heading “Applicable Unused Commitment Fee Rate.”

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means CoBank, in its capacity as lead arranger and bookrunner.

 “Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 11.7, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorized Officer” means, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, Secretary, Treasurer or Assistant Treasurer (or in the case of a Loan Party that is a limited liability company without officers, a manager or member authorized under such Loan Party’s Organizational Documents) of such Loan Party or such other individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder.  The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

“Available Revolving Commitment” means, with respect to any Revolving Lender, an amount equal to such Lender’s Revolving Commitment minus the outstanding principal amount of its Revolving Loans.

“Available Tenor”means, as of any date of determination and with respect to the applicable then-current Benchmark, as applicable, (a) if the applicable then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (b) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Avoidance Provisions” has the meaning specified in Section 12.4(a)(i)(C).

“Bankruptcy Code” means title 11 of the United States Code.

“Base Rate Loan” means a Loan bearing interest calculated in accordance with the Base Rate Option.  A Base Rate Loan is a Loan not subject to an Interest Period.

“Base Rate Option” means the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 2.4(a)(i).

“Benchmark” means, initially, the Term SOFR Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Rate or any then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.7(a).  Any reference to a “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor:

(a)                for the Adjusted Term SOFR Rate, the first alternative set forth below that can be determined by the Administrative Agent:

(i)                 the sum of (x) Daily Simple SOFR Rate and (y) the Term SOFR Adjustment for a three-month Interest Period, or

(ii)               the sum of (x) the alternate benchmark rate and (y) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time; and

(b)        for all other Benchmarks, the sum of (i) the alternate benchmark rate and (ii) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; provided, further, that, if the Benchmark Replacement is calculated using the Daily Simple SOFR Rate, all interest payments will be payable on a quarterly basis.

“Benchmark Replacement Conforming Changes”means, with respect to either the use or administration of any initial Benchmark or adjusted initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.5 and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event”means, with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will not be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

 “Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Nuvera Communications, Inc., a Minnesota corporation.

“Borrowing” means as of any date of determination (a) with respect to Term SOFR Rate Loans outstanding as of such date, a borrowing consisting of Loans of the same Class and having the same Interest Period and (b) with respect to Base Rate Loans, all Base Rate Loans outstanding as of such date regardless of Class.

“Borrowing Date” means, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

“Budget” means, for the Borrower and its Subsidiaries on a Consolidated basis, forecasted: (a) balance sheets, (b) profit and loss statements, (c) cash flow statements, (d) operating budget, and (e) capital budget, all prepared on a consistent basis with the Borrower’s and the Subsidiaries’ historical financial statements.  The Budget represents and will represent as of the date thereof the good faith estimate of the Borrower and its senior management concerning the probable course of its and its Subsidiaries’ business.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or Colorado or is a day on which banking institutions in such state are authorized or required by Law to close.

“Capital Expenditures” means, with respect to any Person, the aggregate costs incurred by such Person during any measuring period for the acquisition of any fixed assets or improvements or replacements of, substitutions for or additions to any existing fixed asset resulting in a future economic benefit to such Person, and that are required to be capitalized in accordance with GAAP,excluding, in each case, to the extent otherwise included:

(1)        Net Cash Proceeds from Dispositions of capital assets to the extent reinvested in other capital assets,

(2)        all cash insurance proceeds and condemnation awards received on account of any Casualty Event in respect of capital assets to the extent any such amounts are actually applied to replace, repair or reconstruct the damaged capital assets affected by the condemnation or taking in connection with such Casualty Event,

(3)        any such expenditures financed with cash proceeds of indemnity payments or third party reimbursements received by a Loan Party, and

(4)        the trade-in amount of existing equipment solely to the extent that the gross amount of the purchase price of equipment acquired substantially contemporaneously therewith is reduced by such trade-in amount.

“Capital Lease” means any lease of real or personal property that is required to be capitalized under GAAP or that is treated as an operating lease under regulations applicable to the Borrower and its Subsidiaries but that otherwise would be required to be capitalized under GAAP

“Cash Collateralize” means with respect to Other Liabilities, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of each Lender (or its Affiliate) that is the provider of a Secured Bank Product or Secured Hedge, as the case may be, as collateral for the Other Liabilities, cash or deposit account balances, or, if the Administrative Agent and such Lender (or its Affiliate) shall agree in their respective sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Lender (or its Affiliate).  “Cash Collateral” shall have meanings analogous to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means:

(a)                direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

(b)                commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor’s or P-1 by Moody’s on the date of acquisition;

                                                              i.      demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks that are organized under the laws of the United States or any state thereof or that is a foreign bank or branch or agency thereof acceptable to the Administrative Agent and, in any case, having combined capital, surplus and undivided profits in an amount equal to at least $1,000,000,000; and

                                                            ii.      money market or mutual funds whose investments are limited to those types of investments described in clauses (a) through (c) above.

“Casualty Event” means, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking of, such property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (ii) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” means: (a) a majority of the board of directors of the Borrower shall cease to consist of either Continuing Directors or individuals whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group; (b) the occurrence of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Borrower; (c) the occurrence of any consolidation or merger of the Borrower in which the Borrower is not the continuing or surviving corporation or pursuant to which common shares of the Borrower will be converted into cash, securities or other property, or (d) other than pursuant to a transaction permitted by this Agreement, the Borrower shall cease to control, hold or own, directly or indirectly, the voting power or beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934) of all Voting Interests of any of the other Loan Parties (or other securities convertible into such Voting Interests).

“Class” means, when used in reference to any Loan, whether such Loan is a Revolving Loan, Term Loan, Delayed Draw Term Loan or Incremental Term Loan and, when used in reference to any Commitment, whether such Commitment is a Revolving Commitment, a Term Loan Commitment, a DDTL Commitment or an Incremental Term Loan Commitment.

“Closing Date” means the Business Day on which each of the conditions precedent in Section 4.1 has been satisfied or waived by the Required Lenders.

“CoBank” means CoBank, ACB, a federally chartered instrumentality of the United States.

“CoBank Cash Management Agreement” means any Master Agreement for Cash Management and Transaction Services between CoBank and the Borrower, including all exhibits, schedules and annexes thereto and including all related forms delivered by the Borrower to CoBank in connection therewith.

“CoBank Equities” means any of the Borrower’s stock, patronage refunds issued in the form of stock or otherwise constituting allocated units, patronage surplus (including any such surplus accrued by CoBank for the account of the Borrower) and other equities in CoBank acquired in connection with, or because of the existence of, the Borrower’s patronage loan from CoBank (or its affiliate), and the proceeds of any of the foregoing.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means the collateral subject to any of the Collateral Documents or any other real or personal property of the Loan Parties, in each case pledged to the Administrative Agent for the benefit of the Secured Parties as security for the Secured Obligations.

“Collateral Assignment” means any collateral assignment of a Material Agreement, in form and substance reasonably satisfactory to the Administrative Agent, executed by the applicable Loan Party or Loan Parties and the counterparty to such Material Agreement in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties.

“Collateral Documents” means the Security Agreement, any Collateral Assignment, the Mortgages, any account control agreements and any other document pursuant to which the Borrower or any other Loan Party has granted a Lien to the Administrative Agent for the benefit of the Secured Parties to secure all or a portion of the Secured Obligations.

“Commitment” means as to any Lender the aggregate of its Revolving Commitment, Term A-1 Loan Commitment, DDTL Commitment and any other Incremental Term Loan Commitment or Commitments, as applicable, and “Commitments” means the aggregate of the Revolving Commitments, Term A-1 Loan Commitments, DDTL Commitments and other Incremental Term Loan Commitments of all of the Lenders.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communications” has the meaning specified in Section 11.4.

“Communications Act” means the Communications Act of 1934, as amended, the rules and regulations of the FCC thereunder and codified in Title 47 of the Code of Federal Regulations, and the effective orders, decisions, rulings, published policies, and public notices of the FCC.

 “Communications Systems” means a system, network or business (a) providing (or capable of providing) voice, data, Internet access or video transport, connection, monitoring services, answering services or other communications and/or information or entertainment services (including cable television), through any means or medium, (b) providing (or capable of providing) facilities, marketing, management, technical and financial (including call rating) or other services to companies providing such transport, connection, monitoring service or other communications and/or information services, or (c) that is (or that is capable of) constructing, creating, developing or marketing communications-related networks, network equipment, software and other devices for use in any system or business described above.

“Compliance Certificate” means a certificate of the Borrower, signed by a Compliance Officer of the Borrower, substantially in the form of Exhibit B hereto.

“Compliance Officer” means the Chief Executive Officer, President or Chief Financial Officer (or in the case of a Loan Party that is a limited liability company without officers, a manager or member authorized under such Loan Party’s Organizational Documents) of the Borrower or any other Loan Party, as the case may be.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA”  means for any period of determination: the sum of (i) Consolidated Net Income, plus (ii) the following items, to the extent deducted in determining Consolidated Net Income: (a) total interest expense (including non-cash interest), (b) provision of income taxes or benefits, as the case may be, (c) depreciation and amortization expenses, (d) unrealized losses on financial derivatives recognized in accordance with SFAS No. 133, (e) extraordinary executive compensation, (f) transaction costs and expenses incurred in connection with any Permitted Acquisition or other Investment permitted hereunder, whether or not such Permitted Acquisition or other Investment is consummated, (g) pro forma “run rate” costs savings, operating expense reductions, operating improvements and synergies from operational changes and operational initiatives (including, related to a Permitted Acquisition to the extent reasonably identifiable), in each case, projected in good faith to result from actions taken or to be taken within the first eighteen (18) months (or such longer period as the Administrative Agent may agree in its sole discretion) following the consummation of a Specified Transaction or the implementation of an operational change or initiative, minus (iii) the following items, to the extent included in determining consolidated net income: (x) unrealized gains on financial derivatives recognized in accordance with SFAS No. 133, (y) interest income, dividends and patronage income, and (z) income from unconsolidated subsidiaries, partnerships and joint ventures.  Consolidated EBITDA shall be measured for the then most recently completed four fiscal quarters, adjusted to give effect to any acquisition, sale or other disposition, directly or through a subsidiary, of any operation or business (or any portion thereof) during the period of calculation as if such acquisition, sale or other disposition occurred on the first day of such period of calculation.  For the purposes of calculating Consolidated EBITDA for any relevant four fiscal quarter period, notwithstanding the foregoing, amounts added back in the calculation of Consolidated EBITDA for any applicable measurement period pursuant to clauses (f) and (g) of this definition shall not, in the aggregate, exceed $500,000 for such period (calculated prior to giving effect to such addbacks for such period in the calculation of Consolidated EBITDA).

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrower and its Subsidiaries for any period, there shall be excluded (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to the Borrower or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or any of its Subsidiaries or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), and (c) the net income (if positive), of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower or any of its Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions, but in each case only to the extent of such prohibition or taxes.

“Contingent Obligations” means, as applied to any Person, any direct or indirect liability of that Person: (a) with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid, performed or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; or (c) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates.  Contingent Obligations should also include (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligations of another (ii) obligations to make take-or-pay or similar payments if required regardless of the nonperformance by any other party or parties to any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another and (iii) obligations under any revenue sharing agreement with vendors.  Except to the extent expressly stated elsewhere in this Agreement, the amount of any Contingent Obligation shall be equal at all times to the amount of the obligations so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

“Continuing Directors” means the directors of the Borrower on the Closing Date and each other director if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  Without limiting the generality of the foregoing, a Person shall be deemed to be “controlled by” a Person if such Person holds, directly or indirectly, power to vote 5% or more of the securities having ordinary voting power for the election of directors of such other Person.  “Controlling” and “Controlled” have meanings analogous thereto.

“Conversion or Continuation Notice” has the meaning specified in Section 2.5.

“Credit Extension” means the making, conversion or continuation of any Borrowing or Loan.

“Daily Simple SOFR Rate”means, for any day (a “Daily Simple SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “Daily Simple SOFR Determination Date”) that is five U.S. Government Securities Business Days prior to (i) if such Daily Simple SOFR Rate Day is a U.S. Government Securities Business Day, such Daily Simple SOFR Rate Day or (ii) if such Daily Simple SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Daily Simple SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Floor.  If by 3:00 p.m. on the second U.S. Government Securities Business Day immediately following any Daily Simple SOFR Determination Date, SOFR in respect of such Daily Simple SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Transition Event with respect to the Daily Simple SOFR Rate has not occurred, then the SOFR for such Daily Simple SOFR Determination Date will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of the calculation of the Daily Simple SOFR Rate for no more than three consecutive Daily Simple SOFR Rate Days.  Any change in the Daily Simple SOFR Rate due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower or any other Person.

“DDTL Commitment” with respect to each Lender, its obligation to make delayed draw term loans pursuant to Section 2.3 in an aggregate principal amount at any time outstanding set forth opposite such Lender’s name on Schedule 1.1(B) or in the Assignment and Assumption pursuant to which such Lender becomes party hereto, as such commitment (a) shall be reduced from time to time by each Credit Extension made pursuant to the DDTL Commitment and (b) may be reduced from time to time in accordance with Section 2.11(b)(ii).  As of the Closing Date, the aggregate amount of the DDTL Commitments of all Lenders is $50,000,000.

“DDTL Expiration Date” means the earliest of (x) July 15, 2025, (y) the date on which the Borrower elects in its sole discretion by written notice pursuant to Section 2.11(b)(iii) to terminate the DDTL Commitments and (z) the earlier of (i) the funding date of the fifth (5th) advance of the Delayed Draw Term Loans and (ii) the date on which the DDTL Commitments are fully drawn.

“DDTL Facility” means the delayed draw credit facility established on the Closing Date by the DDTL Lenders pursuant to Section 2.3(a).

 “DDTL Lender” means each Lender having a DDTL Commitment or who has funded or purchased all or a portion of a Delayed Draw Term Loan in accordance with the terms hereof.

 “DDTL Note” means any promissory note of the Borrower substantially in the form of Exhibit F-3 hereto evidencing any Delayed Draw Term Loans.

“DDTL Overadvance” has the meaning specified in Section 2.12(a)(ii).

“Debt Incurrence” means the incurrence or issuance by the Borrower or any of its Subsidiaries on or after the Closing Date of any Indebtedness other than the Obligations.

“Debt Service” means the sum of: (a) all principal payments scheduled (and excluding any mandatory or voluntary prepayments with respect to the Secured Obligations) to be made on Indebtedness (or scheduled reductions in commitments on lines of credit to the extent such reductions would cause the repayment of principal amounts then outstanding under such lines) plus (b) cash interest expense, each for the then most recently completed four fiscal quarters.

“Debt Service Coverage Ratio” means the ratio derived by dividing (a) the result of (i) Consolidated EBITDA plus (ii) cash interest, dividends and patronage income minus (iii) cash income taxes, dividends and distributions by (b) Debt Service, in each case, for the then most recently completed four fiscal quarters.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that with notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” means, as of any date of determination, the following: (a) for Base Rate Loans, the rate determined in accordance with the Base Rate Option as of such date plus an additional margin of 2.00% per annum, (b) for Term SOFR Rate Loans, the rate determined in accordance with the Term SOFR Rate Option as of such date plus an additional margin of 2.00% per annum, and (c) for all other Obligations, the rate determined in accordance with the Base Rate Option as of such date plus an additional margin of 2.00% per annum.

“Defaulting Lender” means, subject to Section 2.14(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (x) become the subject of a proceeding under any Debtor Relief Law, or (y) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority or other Governmental Authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and, subject to any cure rights expressly provided above, such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.14) upon delivery of written notice of such determination to the Borrower and each Lender.

“Delayed Draw Term Loan” has the meaning specified in Section 2.3 and “Delayed Draw Loans” means collectively all of the Delayed Draw Term Loans.

“Diligence Threshold” means consideration with respect to an Acquisition in an amount equal to $500,000.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property or asset by any Person.

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons with the dividing Person either continuing or terminating its existence as part of the division including as contemplated under Section 18-217 of the Delaware Limited Liability Act for limited liability companies formed under Delaware Law or any analogous action taken pursuant to any applicable Law with respect to any corporation, limited liability company, partnership or other entity. The word “Divide”, when capitalized shall have analogous meaning.

“Dollar,” “Dollars,” “U.S. Dollars” and the symbol “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the Laws of the United States of America or any state, commonwealth or territory thereof or under the Laws of the District of Columbia.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.7(b)(iii), 11.7(b)(v) and 11.7(b)(vi) (subject to such consents, if any, as may be required under Section 11.7(b)(iii)).

“Environmental Laws” means any and all applicable current and future federal, state, local and foreign Laws and any consent decrees, concessions, permits, grants, franchises, licenses, agreements or other restrictions of a Governmental Authority or common Law causes of action relating to: (a) protection of the environment or natural resources from, or emissions, discharges, releases or threatened releases of, any materials, including Hazardous Materials, in the environment including ambient air, surface, water, ground water or land, (b) the generation, handling, use, labeling, disposal, transportation, reclamation and remediation of Hazardous Materials; (c) human health or safety; (d) the protection of endangered or threatened species; and (e) the protection of environmentally sensitive areas.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any Subsidiary of any Loan Party resulting from or based upon (a) violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; (d) the release or threatened release of any Hazardous Materials; or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” has the meaning specified in the Security Agreement.

“Equity Issuance” means (a) any issuance or sale by the Borrower or any of its Subsidiaries of any Equity Interests, or (b) any equity contribution or capital contribution in respect of any Equity Interests of the Borrower or any of its Subsidiaries, in each case at any time after the Closing Date.

“Equity to Assets Ratio” means, as of the end of any date of determination, the ratio derived by dividing (i) the result of (a) total assets of the Borrower and its Subsidiaries determined on a Consolidated basis minus (b) total liabilities of the Borrower and its Subsidiaries determined on a Consolidated basis by (ii) total assets of the Borrower and its Subsidiaries determined on a Consolidated basis, each as of the date of calculation.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, at any time, any trade or business (whether or not incorporated) under common control with any Loan Party such that such trade or business, together with such Loan Party and all other ERISA Affiliates, are treated as a single employer under Section 414(b), (c), (m), or (o) of the Code or Section 4001(b)(1) of ERISA.

“ERISA Event” means (a) a “reportable event” (under Section 4043 of ERISA and regulations thereunder) with respect to a Pension Plan; (b) a withdrawal by a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of an amendment to a Pension Plan or a Multiemployer Plan as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that constitutes grounds or that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) an event or condition that results or could reasonably expected to result in any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, to a Loan Party or any ERISA Affiliate; (g) with respect to any Pension Plan or Multiemployer Plan, the failure to satisfy the minimum funding standards under the Plan Funding Rules (whether or not waived); (h) with respect to any Pension Plan, the occurrence of any event that would result in the imposition of any limitation under Section 436 of the Code or Section 206(g) of ERISA, determined without regard to any contribution made or the provision of security under Section 436 of the Code or Section 206(g) of ERISA to avoid the imposition of the limitation; (i) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of the Plan Funding Rules; (j) the occurrence of an aggregate Unfunded Liability for all Plans exceeding the Threshold Amount; (k) any transaction that could subject any Loan Party or any ERISA Affiliate to liability under Section 4069 or 4212 of ERISA; and (l) a prohibited transaction with respect to a Plan within the meaning of Section 4975 of the Code or Section 406 of ERISA or a violation of the fiduciary responsibility rules of Section 404 of ERISA.

“Event of Default” means any of the events described in Section 9.1 and referred to therein as an “Event of Default.”

“Excluded Swap Obligation” means, with respect to any Loan Party providing a Guaranty of or granting a security interest to secure any Swap Obligation of another Loan Party, if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 11.16 and any other “keepwell, support or other agreements” for the benefit of such Guarantor) at the time the Guaranty of, or the grant of such security interest by, such Loan Party becomes effective with respect to such related Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or grant of security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (x) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.6) or (y) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.2, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.2 and (d) any U.S. federal withholding Taxes imposed under FATCA.

 “Existing Loan Documents” means the “Loan Documents” as defined in the Prior Credit Agreement.

“Facilities” means, collectively, the Revolving Credit Facility, the Term Loan Facility, the DDTL Loan Facility and any Incremental Term Loan Facility.  “Facility” means any one of such Facilities.

“Farm Credit Lender” means a federally-chartered Farm Credit System lending institution organized under the Farm Credit Act of 1971.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“FCC” means the Federal Communications Commission or any Governmental Authority succeeding to any of its principal functions.

 “Federal Funds Effective Rate” means, for any day, the greater of (a) the rate of interest per annum (rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on such date, or if no such rate is so published on such day, on the most recent day preceding such day on which such rate is so published and (b) 0%.

“Fee Letter” means that certain fee letter dated as of May 4, 2022 between the Borrower and the Administrative Agent, together with any other fee letters entered into between the Borrower and the Administrative Agent from time to time in connection with any Tranche of Incremental Term Loans.

“Flood Laws” means, collectively, (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994 and (d) the Flood Insurance Reform Act of 2004, and all other applicable Laws related thereto.

“Floor” means a rate of interest equal to 0.00%.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Agency” means the Universal Service Administrative Company (USAC), National Telecommunications and Information Administration (NTIA), the Rural Utilities Service (RUS), any comparable state or municipal funding agent, or any successor agency or organization of any of the foregoing.

“Funding Program” means any federal, state, or local loan, grant/loan combinations, support program or similar program or arrangement entered into with a Governmental Authority and/or Funding Agency and any Loan Party or Subsidiary of a Loan Party.

“GAAP” means generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3, and applied on a consistent basis both as to classification of items and amounts.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), including the FCC and any applicable PUC.

“Guaranteed Liabilities” means (a) all Secured Obligations and all other amounts pursuant to the terms of this Agreement, the Notes, and all other Loan Documents heretofore, now or at any time or times hereafter owing, arising, due or payable from the Borrower or any other Loan Party to any one or more of the Secured Parties, including principal, interest, premiums and fees (including all reasonable fees and expenses of counsel); (b) each and every agreement, undertaking, covenant and provision to be performed, observed or discharged by the Borrower and each other Loan Party under this Agreement, the Notes and all other Loan Documents to which it is a party; and (c) all obligations and liabilities now or hereafter arising with respect to any Secured Bank Product or Secured Hedge.  Notwithstanding the foregoing, the “Guaranteed Liabilities”, with respect to any Loan Party providing a Guaranty, shall not include the Excluded Swap Obligations.

“Guarantor” means each of the parties to this Agreement that is designated as a “Guarantor” on the signature page hereof and each other Person that joins this Agreement as a Guarantor after the date hereof pursuant to a Guarantor Joinder.

“Guarantor Joinder” means a joinder agreement joining a Person as a Guarantor under the Loan Documents in the form of Exhibit C.

“Guarantors’ Obligations” means the obligations of the Guarantors to the Secured Parties under Article XII.

“Guaranty” or “Guarantee” means, with respect to any Person, without duplication, any obligation, contingent or otherwise, of such Person pursuant to which such Person has directly or indirectly guaranteed or had the economic effect of guaranteeing any Indebtedness or other obligation or liability of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or liability (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise), (b) to purchase or lease property or services for the purpose of assuring another Person’s payment or performance of any Indebtedness or other obligations or liabilities, (c) to maintain the working capital of such Person to permit such Person to pay such Indebtedness or other obligations or liabilities or (d) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation or liability of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty/Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  Unless otherwise specified, the amount of any Guaranty shall be deemed to be the lesser of the principal amount of the Indebtedness or other obligations or liabilities guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty.

“Hazardous Materials” means (a) any explosive or radioactive substances, materials or wastes, (b) any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or that could reasonably be expected to give rise to liability under, any applicable Environmental Law, including, asbestos or asbestos containing materials, infectious or medical waste, polychlorinated biphenyls, radon gas, urea-formaldehyde insulation, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products and (c) all other substances, materials or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Hedge Bank” means any Person that, at the time it enters into a Hedge Agreement with a Loan Party for an Interest Rate Hedge with respect to interest on the Obligations, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Incremental Term Lender” means each Lender having an Incremental Term Loan Commitment with respect to any Tranche of the Incremental Term Loan Facility or who has funded or purchased all or a portion of any Incremental Term Loan with respect to any Tranche of the Incremental Term Loan Facility in accordance with the terms hereof.

“Incremental Term Loan” has the meaning specified in Section 2.1(e); and “Incremental Term Loans” means collectively all of the Incremental Term Loans.

“Incremental Term Loan Commitment” means, as to any Lender at any time, the amount initially set forth opposite its name in any Incremental Term Loan Funding Agreement with respect to any Tranche of the Incremental Term Loan Facility, as such Commitment is thereafter assigned or modified and “Incremental Term Loan Commitments” means the aggregate Incremental Term Loan Commitments of all of the Lenders with respect to all Tranches of the Incremental Term Loan Facility.

“Incremental Term Loan Facility” means the incremental term loan facility established pursuant to Section 2.1(e).

“Incremental Term Loan Funding Agreement” has the meaning assigned to such term in Section 2.1(e)(v).

“Incremental Term Loan Notes” means the promissory notes of the Borrower substantially in the form of Exhibit F-4 hereto evidencing any Tranche of Incremental Term Loans.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)        all obligations of such Person for borrowed money (including the principal amount of any outstanding Loans) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)        all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)        all net obligations of such Person under each Hedge Agreement to which it is a party (provided, that the amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date);

(d)        all obligations of such Person to pay the deferred purchase price of property or services to the extent required to be recognized under GAAP (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 90 days after the date on which such trade account payable was created unless contested in good faith);

(e)        obligations (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such obligations shall have been assumed by such Person or is limited in recourse;

(f)        all obligations of such Person under Capital Leases and all its Synthetic Lease Obligations;

(g)        all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h)        the net present value of future extraordinary executive compensation; and

(i)         all fixed payment obligations of any Person under any Guarantee of such Person in respect of any of the foregoing.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the preceding clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.3.

“Information” has the meaning specified in Section 11.8.

“Initial Interest Period” means the initial Interest Period following the Closing Date which shall be for a period commencing on the Closing Date and ending on August 15, 2022.

“Insolvency Proceeding” means, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Governmental Authority under any Debtor Relief Law or other similar law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

“Intellectual Property” means all Copyrights, Domain Names, Patents, Trademarks and IP Licenses, in each case as defined in the Security Agreement.

“Interest Payment Date” means the first day of each calendar quarter after the date hereof and the Maturity Date.

“Interest Period” means the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Loans bear interest under the Term SOFR Rate Option.  Subject to the last sentence of this definition, at the Borrower’s election, such period shall be one, three and six months or, to the extent applicable, a period equal to the Initial Interest Period. Such Interest Period shall commence on the effective date of such Term SOFR Rate Loan, which shall be (a) the Borrowing Date if the Borrower is requesting new Loans, or (b) the date of renewal of or conversion to a Term SOFR Rate Loan if the Borrower is renewing or converting an existing Loan.  Notwithstanding the second sentence hereof: (i) any Interest Period that would otherwise end on a date that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the applicable Maturity Date and (iii) if any Interest Period begins on the last Business Day of a month or on a day of a month for which there is no numerically corresponding day in the month in which such Interest Period is to end, such Interest Period shall be deemed to end on the last Business Day of the final month of such Interest Period.

“Interest Rate Hedge” means a Hedge Agreement entered into by the Loan Parties or their Subsidiaries in order to provide protection to, or minimize the impact upon, the Borrower, the Guarantor and/or their Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Option” means any (a) Base Rate Option or (b) Term SOFR Rate Option.

“Investment” means, with respect to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means a corporation, partnership, limited liability company or other entity in which any Person other than the Loan Parties and their Subsidiaries holds, directly or indirectly, an equity interest.

“Law” means any law (including common law), constitution, statute, code, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, or award by or settlement agreement with any Governmental Authority applicable to any Person or the properties of any Person, including the Licenses, and, including the Communications Act, any applicable PUC Laws and all Environmental Laws.

“Lenders” means each of the financial institutions from time to time party hereto as a lender (including any Additional Incremental Term Lender) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender.  For the sole purpose of any Loan Document that provides for the granting of a security interest or other Lien to the Lenders or to the Administrative Agent for the benefit of the Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to the extent such Affiliate is a Secured Party.

“Leverage Ratio” means, as of the end of any date of determination, the ratio of (a) all Indebtedness of the Borrower and its Subsidiaries determined on a Consolidated basis as of such date to (b) Consolidated EBITDA for the consecutive four fiscal quarters ending as of such date or most recently ended.

“Licenses” means any cable television franchise or any wireline telephone, cellular telephone, microwave, personal communications, commercial mobile radio service, broadband, undersea cable or other telecommunications or similar license, authorization, registration, certificate, certificate of compliance, waiver, franchise (including cable television and telecommunications franchise), approval, ordinance, right of way, material filing, exemption, order, or permit, or any renewal or extension of any of the foregoing, whether for the acquisition, construction or operation of any Communications System, including the lease of any spectrum (and attendant rights and obligations), or to otherwise provide the services related to any Communications System, granted or issued by the FCC or any applicable PUC or other Governmental Authority.

 “Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, lien (statutory or otherwise), security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“Loan Documents” means this Agreement, the Fee Letter, the Collateral Documents, the Solvency Certificates, the Perfection and Diligence Certificate, the Notices of Incremental Term Loan Borrowing (if any), the Incremental Term Loan Funding Agreements (if any), the Notes, any Guarantor Joinder and any other instruments, certificates or documents delivered in connection herewith or therewith, all as amended, restated, reaffirmed, reconfirmed, replaced, substituted or otherwise modified from time to time.

“Loan Parties” means the Borrower and the other Guarantors.

“Loan Request” means a request for any of a Term Loan, a Delayed Draw Term Loan, an Incremental Term Loan or a Revolving Loan, in each case substantially in the form of Exhibit D hereto.

“Loans” means collectively all Revolving Loans, Term Loans, Delayed Draw Term Loans and Incremental Term Loans or any Revolving Loan, Term Loan, Delayed Draw Term Loan or Incremental Term Loan, and “Loan” means the reference to any of the foregoing.

“Material Account” means all deposit, securities or other investment accounts in the name of any Loan Party to the extent the average daily balance of any such account determined after giving effect to any daily sweeps thereof (or market value of such account), for the most recently completed six calendar months, individually, exceeds $250,000 or, in the aggregate, exceeds $500,000, and excluding any such accounts exclusively used for payroll, payroll taxes or employee benefits.

“Material Adverse Change” means any circumstance or event, or series of circumstances or events, that has or could reasonably be expected to have any material adverse effect whatsoever upon (a) the business, properties, assets, condition (financial or otherwise), or operations of the Loan Parties, taken as a whole, (b) the legality, binding effect, validity or enforceability of this Agreement or any other Loan Document, (c) the ability of the Loan Parties, taken as a whole, to duly and punctually pay or perform any of the Secured Obligations, or (d) the ability of the Administrative Agent or any other Secured Party to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

“Material Agreement” means any (a) agreement, contract, note, bond, debenture or other instrument evidencing Material Indebtedness, or (b) any agreement, contract or other instrument to which any Loan Party or any Subsidiary of any Loan Party is a party or that is binding upon any Loan Party or any Subsidiary of any Loan Party or its respective property the revocation, suspension or termination (prior to the stated termination date therefor) of which could reasonably be expected to result in a Material Adverse Change; provided, however, that any agreement, contract or other instrument which is terminable by a party without cause or liability upon notice of ninety (90) days or less shall not constitute a Material Agreement.

“Material Indebtedness” means Indebtedness (other than the Obligations) in an aggregate principal amount exceeding $500,000.

 “Material Owned Property” means any real property owned by any Loan Party in fee simple that has a book value in excess of $350,000.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, the earlier of (i) the date of acceleration of the Obligations in accordance with Section 9.2 and (ii) July 15, 2027, (b) with respect to the Term A-1 Loan Facility, the earlier of (i) the date of acceleration of the Obligations in accordance with Section 9.2 and (ii) July 15, 2029, (c) with respect to the DDTL Facility, the earlier of (i) the date of acceleration of the Obligations in accordance with Section 9.2 and (ii) July 15, 2029, and (d) with respect to any Incremental Term Loan Facility, the earlier of (i) the date of acceleration of the Obligations in accordance with Section 9.2 and (ii) the date set forth in the corresponding Incremental Term Loan Funding Agreement.

“Maximum Aggregate Increase Amount” means an aggregate principal amount for all Tranches of Incremental Term Loans made pursuant to Section 2.1(e) not to exceed $30,000,000;

“Maximum Guarantor Liability” has the meaning specified in Section 12.4.

“Maximum Rate” has the meaning specified in Section 11.14.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee thereof in the business of rating securities and debt.

“Mortgage” means each mortgage or deed of trust (as applicable) in a form acceptable to the Administrative Agent in its reasonable discretion executed and delivered by a Loan Party to the Administrative Agent for the benefit of the Lenders with respect to certain of the real estate owned by such Loan Party.

“Multiemployer Plan” means any employee benefit plan that is a “multiemployer plan” within the meaning of Section 3(37) of the Code or Section 4001(a)(3) of ERISA and to which any Loan Party or any ERISA Affiliate is then making or accruing an obligation to make contributions or, within the preceding five (5) plan years of such Multiemployer Plan, has made or had an obligation to make such contributions or with respect to which otherwise has any obligation or liability (including a contingent liability).

“Net Cash Proceeds” means:

(a)                in the case of any Debt Incurrence, an amount equal to: (i) the aggregate amount of all cash and Cash Equivalents received by any Loan Party or any of its Subsidiaries in respect of such Debt Incurrence, minus (ii) customary, bona fide, out-of-pocket direct costs incurred by such Loan Party and its Subsidiaries in connection with such issuance;

(b)        in the case of any Equity Issuance, an amount equal to: (i) the aggregate amount of all cash and Cash Equivalents received by any Loan Party or any of its Subsidiaries in respect of such Equity Issuance, minus (ii) customary, bona fide, out-of-pocket direct costs incurred by such Loan Party and its Subsidiaries in connection with such issuance;

(c)        in the case of any Casualty Event, an amount equal to: (i) the aggregate amount of all cash and Cash Equivalents received by any Loan Party or any of its Subsidiaries from such Casualty Event in excess of $500,000 in any fiscal year, minus (ii) the sum of all customary, bona fide, out-of-pocket direct costs incurred by such Loan Party and its Subsidiaries in connection with collecting such cash payments; and

(d)        in the case of any Disposition, an amount equal to: (i) the aggregate amount of all cash and Cash Equivalents received by any Loan Party or any of its Subsidiaries from such Disposition (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or return of funds held in escrow or otherwise, but only as and when received) in excess of $500,000 in any fiscal year, minus (ii) the sum of (x) all income taxes and other taxes assessed by a Governmental Authority as a result of such transaction, (y) all customary, bona fide, out-of-pocket direct transaction costs incurred by such Loan Party and its Subsidiaries in connection with such Disposition, and (z) amounts applied to repayment of permitted Indebtedness (other than the Obligations) secured by a Permitted Lien on the asset or property disposed of having priority over the Lien of the Administrative Agent on the Collateral;

provided that, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Net Cash Proceeds shall not include any amounts (1) with respect to clause (c) above to the extent that such amounts are used for repairs to or replacements of the property subject to such Casualty Event; or reinvested in productive assets (other than inventory unless such Net Cash Proceeds result from a Casualty Event with respect to inventory) of a kind then used or usable in the business of such Loan Party, within one year after the receipt thereof or (2) with respect to clause (d) above to the extent that such amounts are reinvested in productive assets (other than inventory) of a kind then used or usable in the business of such Loan Party, within one year after the receipt thereof.  To the extent reinvestment is permitted, such Net Cash Proceeds must be deposited and held in a deposit account of which the Administrative Agent has “control” (as defined in Article 9 of the UCC) until reinvested and must be reinvested in assets subject to the Lien of the Administrative Agent under the Collateral Documents, subject only to Permitted Liens.

 “Non-Consenting Lender” has the meaning specified in Section 11.1.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means, collectively, the Revolving Notes, the Term Loan Notes, the Incremental Term Loan Notes, and the DDTL Notes.

“Notice of Incremental Term Loan Borrowing” means a notice of a Tranche of Incremental Term Loans meeting the requirements of Section 2.1(e) and substantially in the form of Exhibit J hereto.

“Obligation” means any obligation or liability of any of the Loan Parties (other than Excluded Swap Obligations), howsoever created, arising or evidenced, whether direct or indirect, joint or several, absolute or contingent, for payment or performance, now or hereafter existing (and including obligations or liabilities arising or accruing after the commencement of any Insolvency Proceeding with respect to any Loan Party or which would have arisen or accrued but for the commencement of such Insolvency Proceeding, even if the claim for such obligation or liability is not enforceable or allowable in such proceeding), or due or to become due, under or in connection with this Agreement, the Notes, the Fee Letter or any other Loan Document (regardless of whether any Credit Extension is in excess of the amount committed under or contemplated by the Loan Documents or are made in circumstances in which any condition to any Credit Extension is not satisfied) whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents.

“Official Body” means (a) any Governmental Authority and (b) any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Organizational Documents” means the certificate or articles of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Information” has the meaning specified in Section 12.13.

“Other Liabilities” means any obligation of any Loan Party arising under any document or agreement relating to or on account of (a) any Secured Bank Product and/or (b) any Secured Hedge (other than any Excluded Swap Obligations).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.6).

“Overadvance” means any Revolving Overadvance or any DDTL Overadvance.

“Participant” has the meaning specified in Section 11.7(d).

“Participant Register” has the meaning specified in Section 11.7(d).

“Payment In Full” means (a) with respect to the Obligations, the payment in full in cash of the Loans and other Obligations (other than contingent indemnification obligations as to which no claim has been made) hereunder, the termination of the Commitments and the expiration, and (b) with respect to the Other Liabilities, the payment in full in cash of such Other Liabilities (or any such other treatment of such Other Liabilities as the holder thereof shall agree in its sole discretion).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Pension Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code, and that any Loan Party or any ERISA Affiliate sponsors, maintains, or contributes to or is required to contribute to or with respect to which any Loan Party or any ERISA Affiliate otherwise has any obligation or liability (including any contingent liability).

“Perfection and Diligence Certificate” means a certificate in form satisfactory to the Administrative Agent, executed and delivered by an Authorized Officer of each Loan Party to the Administrative Agent on the Closing Date.

“Permitted Acquisition” means any Acquisition by any Loan Party of all or substantially all the assets of, or any line of business or division or business unit of, any other Person, or all of the Equity Interests of any Person (or such lesser percentage as may be agreed to by the Administrative Agent in writing in its sole discretion); provided that:

(i)                 (A) at least fifteen (15) Business Days (or such shorter time period as the Administrative Agent may agree in its sole discretion) prior to the proposed closing date of such Acquisition, the Administrative Agent shall have received a completed Permitted Acquisition Questionnaire and (B) prior to or concurrently with the consummation of such Acquisition, the Administrative Agent shall have a received a duly executed Permitted Acquisition Certificate;

(ii)               all assets acquired (other than immaterial assets) are usable in, and any Acquired Business (including any of the Acquired Business’s Subsidiaries) is primarily engaged in, a line of business permitted under Section 7.11;

(iii)             the Administrative Agent shall have received in accordance with the requirements of Section 6.10 all documents reasonably required by Administrative Agent to have a first-priority perfected security interest (subject to Permitted Liens other than with respect to any Equity Interests required to be pledged under the Security Agreement) in the Acquired Business acquired or created in such Acquisition, together with all opinions of counsel, certificates, resolutions, proof of insurance and other documents required by Section 6.10, in form and substance reasonably acceptable to the Administrative Agent;

(iv)              [reserved];

(v)                the aggregate amount of the consideration (including, in the case of consideration consisting of assets, the fair market value of the assets) paid or incurred by the Loan Parties and their Subsidiaries in connection with all such Acquisitions shall not exceed $500,000, individually, and $1,500,000 in the aggregate for all such Acquisitions during the term of this Agreement;

(vi)              unless otherwise agreed to by the Administrative Agent in writing in its sole discretion, any Acquired Business (including any of its Subsidiaries) will be a direct or indirect, wholly-owned Domestic Subsidiary of the Borrower immediately after such Acquisition and the assets being acquired (other than a de minimis amount of assets) are located within the United States;

(vii)            such Acquisition shall not be hostile and shall have been approved by all necessary corporate or limited liability company action of the Acquired Business;

(viii)          to the extent the Acquisition exceeds the Diligence Threshold, the Borrower shall have provided to the Administrative Agent and the Lenders not later than ten (10) Business Days prior to the anticipated closing date of such Acquisition (or such shorter period as the Administrative Agent may agree in its sole discretion) with any requested due diligence materials regarding the Acquired Business and such other information as the Administrative Agent may reasonably request, which may include, without limitation, the total amount of such Acquisition and other terms and conditions of the Acquisition, the full name and jurisdiction of organization of any new Subsidiary created or acquired for the purpose of effecting such Acquisition, copies of historical and projected financial statements of the Acquired Business, a detailed description of assets to be acquired, copies of material agreements of the Acquired Business and copies of any agreements (including, for the avoidance of doubt, any Acquisition Agreement and related material documents), schedules or due diligence delivered in connection with the consummation of such Acquisition;

(ix)              before and after giving effect to such Acquisition, no Default or Event of Default shall have occurred and be continuing or would reasonably be expected to result therefrom;

(x)                before and after giving pro forma effect to such Acquisition, (A) the Loan Parties shall have a Leverage Ratio at least 0.50:1.00 less than the applicable Leverage Ratio required pursuant to Section 8.1 and (B) the Loan Parties shall otherwise be in compliance with the financial covenants set forth in Article VIII; provided that, the Borrower shall provide to Administrative Agent a certificate of a Compliance Officer of the Borrower (supported by reasonably detailed calculations) certifying (A) as to the foregoing and (B) based upon projections made in good faith by the management of the Borrower, the Loan Parties are projected to remain in compliance with the financial covenants set forth in Article VIII for at least the next following four fiscal quarters ending after consummation of such Acquisition;

(xi)              if such Acquisition constitutes the extension of Indebtedness by a Loan Party to any Person who is not a Loan Party, such Investment shall have been permitted under the terms of Sections 7.1 and 7.5 and shall be evidenced by a written promissory note in form and substance acceptable to the Administrative Agent; provided that, such promissory note shall be collaterally assigned and delivered to the Administrative Agent as security for the Secured Obligations if and to the extent the aggregate amount of all such unassigned and undelivered promissory notes together with the other instruments described in Section 4.5 of the Security Agreement exceeds the threshold described therein;

(xii)            at least five (5) Business Days prior to the closing date of such Acquisition, the Administrative Agent shall have received (A) all documentation and other information requested by (or on behalf of) any Lender in order to comply with requirements of Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions and (B) if the Borrower or any other Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification; and

(xiii)          within five (5) Business Days (or such longer period as the Administrative Agent may agree in its sole discretion) following the closing date of such Acquisition, the Borrower shall deliver to the Administrative Agent (i) copies of the fully executed Acquisition Agreement for such Acquisition, together with all schedules, exhibits, attachments, amendments and other modifications thereto, (ii) any historical or pro forma financial statements or projections related to such Acquisition and (iii) such other documents and information as the Administrative Agent may request in its reasonable discretion.

“Permitted Acquisition Certificate” means a certificate of the Borrower with respect to a Permitted Acquisition, substantially in the form of Exhibit L hereto.

“Permitted Acquisition Questionnaire” means the questionnaire for preliminary information regarding a proposed Permitted Acquisition and substantially in the form of Exhibit K hereto.

“Permitted Liens” means:

(a)                Liens for taxes, assessments, or similar charges and levies of any Governmental Authority not yet due or which are being diligently contested in good faith by appropriate and lawful proceedings that suspend enforcement of such Liens and for which adequate reserves or other appropriate provisions in accordance with GAAP have been set aside on such Loan Party’s books;

(b)                pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation, or to participate in any fund in connection with worker’s compensation, unemployment insurance, old-age pensions or other social security programs, other than any Lien imposed by ERISA;

(c)                Liens of mechanics, repairmen, materialmen, warehousemen, carriers, suppliers, landlords or other like Liens that are incurred in the ordinary course of business and either (i) secure obligations that are not overdue by more than thirty (30) days or (ii) are being diligently contested in good faith by appropriate and lawful proceedings that suspend enforcement of such Liens and for which adequate reserves or other appropriate provisions in accordance with GAAP have been set aside on such Loan Party’s books;

(d)                good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, trade contracts (other than Indebtedness) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, performance or other similar bonds required in the ordinary course of business;

(e)                encumbrances consisting of zoning restrictions, easements, right-of-way or other encumbrances, title defects and restrictions on the use of real property that in the aggregate are not substantial in amount and none of which materially impairs the use of such property or the value thereof, none of which is violated in any material respect by existing or proposed structures or land use and which do not interfere with the ordinary conduct of the business of the applicable Loan Party;

(f)                 Liens, security interests and mortgages in favor of the Administrative Agent for the benefit of the Secured Parties;

(g)                any Lien existing on the date of this Agreement and described on Schedule 1.1(P), provided that (a) the principal amount secured thereby is not hereafter increased, (b) no additional assets become subject to such Lien, (c) the direct or contingent obligor with respect thereto is not changed and (d) any renewal or extension of the Obligations secured or benefitted thereby is permitted by Section 7.1(b);

(h)                CoBank’s Lien (including the right of setoff) in the CoBank Equities and in any cash patronage;

(i)                 Liens resulting from judgments or orders not constituting an Event of Default under Section 9.1(f);

(j)                 Liens securing Indebtedness permitted under Section 7.1(c), provided, that (i) such Liens do not at any time encumber any property other than the property purchased, leased or otherwise acquired with the proceeds of such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being so purchased, leased or otherwise acquired on the date of its purchase, lease or other acquisition;

(k)                Liens in favor of Rural Telephone Finance Cooperative (“RTFC”), provided such Liens only encumber patronage capital of Hutchinson Telephone Company in RTFC;

(l)                 customary offset rights arising in the ordinary course of business of brokers and depository banks arising under applicable Law or the terms of a Loan Party’s deposit agreement with such entity; and

(m)               Liens solely on any cash earnest money deposits made by any Loan Party or any of its Subsidiaries in connection with any letter of intent or Acquisition Agreement with respect to any Permitted Acquisition to the extent otherwise permitted by this Agreement.

 “Person” means any natural person, corporation, company, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, Official Body, or any other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including any Pension Plan) that any Loan Party or any ERISA Affiliate sponsors, maintains, or contributes to or is required to contribute to or with respect to which any Loan Party or any ERISA Affiliate otherwise has any obligation or liability.

“Plan Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in, Sections 412, 430, 431, 432 and 436 of the Code and Sections 206, 302, 303, 304 and 305 of ERISA.

“Plan Qualification Event” means with respect to any Plan that is intended to be a qualified plan under Section 401(a) of the Code, or exempt from tax under Section 501(a) or 501(c)(9) of the Code, any occurrence or event that results or could reasonably be expected to result in the loss of the Plan’s qualified or tax-exempt status or for which the cost of correction under or related to the IRS employee plans compliance resolution system or any successor program (including the cost of computing the correction, making a submission to the IRS, making any payment to the IRS, the Plan or participants and any other related cost of correction) could reasonably be expected to exceed the Threshold Amount.

“Platform” has the meaning specified in Section 11.4.

“Pricing Grid” means the table and text set forth in Part 2 of Schedule 1.1(C).

“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).  Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective without the necessity of notice provided to the Borrower or any other Person.

“Principal Office” means the main banking office of the Administrative Agent in Greenwood Village, Colorado, or such other banking office as may be designated by the Administrative Agent from time to time.

“Prior Credit Agreement” means that certain Second Amended and Restated Master Loan Agreement, dated as of July 31, 2018, by and between the Borrower and CoBank as supplemented by that certain Fourth Supplement to the Second Amended and Restated Master Loan Agreement, dated as of July 31, 2018, by and between the Borrower and CoBank and that certain Fifth Supplement to the Second Amended and Restated Master Loan Agreement, dated as of July 31, 2018, by and between the Borrower and CoBank, as each has been modified, amended, or restated from time to time.

“Prior Security Interest” means a valid and enforceable perfected first-priority security interest in and to the Collateral (to the extent required to be perfected under the Collateral Documents) that is subject only to Permitted Liens which have first-priority by operation of applicable Law.

“Pro Rata Share” means (a) with respect to the Revolving Credit Facility as of any date of determination, the proportion that a Revolving Lender’s Revolving Commitment as of such date bears to the aggregate amount of Revolving Commitments of all of the Revolving Lenders as of such date, provided, that if the Revolving Commitments have been terminated or have expired, Pro Rata Share under the Revolving Credit Facility shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignment, (b) with respect to the Term Loan Facility as of any date of determination, (i) if any Term Loan Commitments remain in effect, the proportion that a Term Lender’s unused Term Loan Commitments bears to the aggregate amount of Term Loan Commitments of all of the Term Lenders as of such date, or (ii) if the Term Loan Commitments have been terminated or have expired, the proportion that the outstanding principal amount of a Term Lender’s Term Loans as of such date bears to the aggregate principal amount of all outstanding Term Loans as of such date, (c) with respect to each Tranche of the Incremental Term Loan Facility as of any date of determination, (i) if any Incremental Term Loan Commitments remain in effect with respect to such Tranche, the proportion that an Incremental Term Lender’s unused Incremental Term Loan Commitments with respect to such Tranche bears to the aggregate amount of the Incremental Term Loan Commitments of all of the Incremental Term Lenders for such Tranche as of such date, or (ii) if the Incremental Term Loan Commitments have been terminated or have expired with respect to such Tranche, the proportion that the outstanding principal amount of an Incremental Term Lender’s Incremental Term Loans with respect to such Tranche as of such date bears to the aggregate principal amount of all outstanding Incremental Term Loans for such Tranche as of such date, and (d) and (c) with respect to any Delayed Draw Term Loans as of any date of determination, (i) if any DDTL Commitments remain in effect, (x) the proportion that a DDTL Lender’s DDTL Commitments and outstanding Delayed Draw Term Loans (if any) bears to the aggregate amount of DDTL Commitments and outstanding Delayed Draw Term Loans (if any) of all of the DDTL Lenders as of such date, or (ii) if the DDTL Commitments have been terminated or used or have expired, the proportion that the outstanding principal amount of a DDTL Lender’s Delayed Draw Term Loans as of such date bears to the aggregate principal amount of all outstanding Delayed Draw Term Loans as of such date.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“PUC” means any state, provincial or other local public utility commission, franchising authority, public right of way licensor or similar regulatory agency or body that exercises jurisdiction over the rates, terms or services or the ownership, construction or operation of any Communications System (and its related facilities and access to any public right of way) or over Persons who own, construct or operate a Communications System, in each case by reason of the nature or type of the services, operations or business subject to regulation and not pursuant to laws and regulations of general applicability to Persons conducting business in any such jurisdiction.

“PUC Laws” means all relevant rules, regulations, and published policies of, and all Laws administered by, any PUC asserting jurisdiction over any Loan Party or its Subsidiaries.

“Purchase Money Security Interest” means Liens upon tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means (a) the Administrative Agent or (b) any Lender, as applicable.

“Register” has the meaning specified in Section 11.7(c).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Agreements” has the meaning specified in Section 12.3(a).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders and including Voting Participants) having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders.  The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Revolving Commitment” means, as to any Revolving Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B), as such Commitment is thereafter assigned or modified and “Revolving Commitments” means the aggregate Revolving Commitments of all of the Revolving Lenders. As of the Closing Date, the aggregate amount of the Revolving Commitments of all Revolving Lenders is $30,000,000.

“Revolving Credit Facility” means the Revolving Credit Facility established pursuant to Section 2.2.

“Revolving Lender” means each Lender having a Revolving Commitment or who has funded or purchased all or a portion of a Revolving Loan in accordance with the terms hereof.

“Revolving Loans” means collectively and “Revolving Loan” means separately all Revolving Loans or any Revolving Loan made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.2.

“Revolving Note” means the promissory notes of the Borrower substantially in the form of Exhibit F-1 hereto evidencing the Revolving Loans.

“Revolving Overadvance” has the meaning specified in Section 2.12(a)(i).

 “Sanctioned Country” means, at any time, a country, territory or sector that is, or whose government is, the subject or target of any Sanctions or that is, or whose government is, the subject of any list-based or territorial or sectorial Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person that is otherwise subject to any Sanctions, or (d) any Person, directly or indirectly, 50% or more in the aggregate owned by, otherwise controlled by, or acting for the benefit or on behalf of, any Person or Persons described in clause (a), (b) or (c) of this definition.

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Governmental Authority.

“Secured Bank Product” means agreements or other arrangements entered into by a Lender or its Affiliate, on the one hand, and any Loan Party, on the other hand at the time such Lender is a party to this Agreement, under which any Lender or Affiliate of a Lender provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) foreign currency exchange, and shall include the CoBank Cash Management Agreement; provided that the foregoing shall not constitute a Secured Bank Product if at any time the applicable provider of such bank products or services is not a Lender or an Affiliate of a Lender.

“Secured Hedge” means an Interest Rate Hedge permitted under this Agreement (a) that is entered into by a Hedge Bank at the time that such Hedge Bank or its Affiliate is a Lender hereunder and (b) with respect to which such Hedge Bank has provided evidence satisfactory to the Administrative Agent that (i) such Interest Rate Hedge is documented in a standard International Swaps and Derivatives Association, Inc. Master Agreement, and (ii) such Interest Rate Hedge provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; provided that the foregoing shall not constitute a Secured Hedge if at any time the applicable provider of such Interest Rate Hedge is not a Lender or an Affiliate of a Lender.

“Secured Obligations” means all Obligations, all Guaranteed Liabilities and all Other Liabilities, but excluding all Excluded Swap Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each Lender (or its Affiliate) that provides any Secured Hedge for so long as such Lender remains a Lender hereunder, each Lender (or its Affiliate) that provides any Secured Bank Product for so long as such Lender remains a Lender hereunder, each Related Party or co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.6, and, in each case, their respective successors and permitted assigns.

“Security Agreement” means the Pledge and Security Agreement, dated as of the date hereof, by each of the Loan Parties in favor of the Administrative Agent.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvency Certificate” means the certificate of the Loan Parties in the form of Exhibit G hereto.

“Solvent” means, with respect to any Person on any date of determination, taking into account any and all rights of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (a) the fair value of the assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, considering all financing alternatives and potential asset sales reasonably available to such Person, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Standard & Poor’s” means Standard & Poor’s Ratings Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor or assignee of the business of such division in the business of rating securities and debt.

“Subsidiary” of any Person at any time means any corporation, trust, partnership, any limited liability company or other business entity (a) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency that does or may suspend or dilute the voting rights) is at such time owned, or the management of which is controlled, directly or indirectly through one or more intermediaries, or both, by such Person or one or more of such Person’s Subsidiaries, or (b)  that is directly or indirectly controlled by such Person or one or more of such Person’s Subsidiaries.

“Subsidiary Equity Interests” has the meaning specified in Section 5.6.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, for tax purposes or otherwise upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Compliance Certificate” means tax certificates substantially in the form of Exhibit H hereto, prepared and delivered in accordance with Section 3.2(g).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A-1 Loan” means any term loan funded pursuant to the Term A-1 Loan Commitment.

“Term A-1 Loan Commitment” with respect to each Lender, its obligation to make term loans pursuant to Section 2.1 on the Closing Date in an aggregate principal amount at any time outstanding set forth opposite such Lender’s name on Schedule 1.1(B) or in the Assignment and Assumption pursuant to which such Lender becomes party hereto.  As of the Closing Date, the aggregate amount of the Term A-1 Loan Commitments of the Lenders is $50,000,000.

“Term A-1 Loan Facility” means the term loan facility established pursuant to Section 2.1.

 “Term Lender” means each Lender (including any Incremental Term Lender) having a Term Loan Commitment with respect to any Tranche of Term Loans or who has funded or purchased all or a portion of any Tranche of Term Loans in accordance with the terms hereof.

“Term Loan” means the Term A-1 Loans together with all Incremental Term Loans, if any.

“Term Loan Commitment” means the Term A-1 Loan Commitment together with all Incremental Term Loan Commitments, if any.

“Term Loan Facility” means the Term A-1 Loan Facility together with all Incremental Term Loan Facilities, if any.

“Term Loan Notes” means the promissory notes of the Borrower substantially in the form of Exhibit F-3 hereto evidencing the Term Loans.

 “Term SOFR Adjustment” means a percentage per annum equal to 0.10%.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Rate” means,

(a)                for any calculation with respect to a Term SOFR Rate Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, (i) that if as of 3:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Transition Event with respect to the Term SOFR Reference Rate has not occurred, then the Term SOFR Rate will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and (ii) the Term SOFR Rate for the Initial Interest Period (if applicable) shall be the Term SOFR Reference Rate for a tenor of one month on the Periodic Term SOFR Determination Day that is two U.S. Government Securities Business Days prior to the Closing Date;

(b)                for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 3:00 p.m. on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Transition Event with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR Rate will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, further, that if the Term SOFR Rate determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR Rate shall be deemed to be the Floor.

“Term SOFR Rate Loan” means a Loan bearing interest at the Term SOFR Rate Option, other than pursuant to clause (c) of the definition of “Alternate Base Rate”. A Term SOFR Rate Loan is a Loan subject to an Interest Period.

“Term SOFR Rate Option” means the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 2.4(a)(ii).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date”  means the date as of which all of the following shall have occurred:  (a) all Commitments under this Agreement have terminated, and (b) all Obligations have been paid in full (other than (i) contingent indemnification obligations as to which not claim has been made and (ii) obligations and liabilities with respect to any Secured Bank Product or Secured Hedge as to which arrangements reasonably satisfactory to the applicable Lender (or its Affiliate) or Hedge Bank have been made).

 “Threshold Amount” means $2,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, outstanding Revolving Loans, outstanding Term Loans, outstanding Delayed Draw Term Loans and the outstanding Incremental Term Loans of such Lender at such time.

“Tranche” means, with respect to each Class of Loans (other than Revolving Loans), (a) (i) all Term A-1 Loans and (ii) all Incremental Term Loans made on the same date pursuant to the terms of the same Notice of Incremental Term Loan Borrowing and Incremental Term Loan Funding Agreement and (b) all Delayed Draw Term Loans under the DDTL Facility.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“UCC” has the meaning set forth in the Security Agreement, subject to the rules of construction set forth in Section 1.2 of the Security Agreement.

“Unfunded Liability” means, (a) for a Pension Plan other than a Multiemployer Plan, any excess of the Pension Plan’s funding target under Section 430(d) of the Code or Section 303(d) of ERISA over the value of the Pension Plan’s assets, determined in accordance with Section 430(d)(2)(A) of the Code or Section 303(d)(2)(A) of ERISA for the applicable plan year, (b) for a Multiemployer Plan, any excess of the Multiemployer Plan’s current liability under Section 431(c)(6) of the Code or Section 304(c)(6) of ERISA over the value of the Multiemployer Plan’s assets determined in accordance with Section 431(c)(2) of the Code or Section 304(c)(2) of ERISA, and (c) for a Welfare Benefit Plan, the present value (determined using actuarial and other assumptions that are reasonable with respect to the benefits provided and the employees participating) of the liability of each Loan Party and each ERISA Affiliate for post-retirement benefits other than pensions, net of all assets under all such Welfare Benefit Plans allocable to such benefits, determined in accordance with Financial Accounting Standard 106 (as amended).

“Unused Commitment Fees” means (a) the Unused DDTL Commitment Fee, or (b) the Unused Revolving Commitment Fee.

“Unused DDTL Commitment Fee” has the meaning specified in Section 2.7(a)(ii).

“Unused Revolving Commitment Fee” has the meaning specified in Section 2.7(a)(i).

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

 “Voting Interests” means shares of capital stock issued by a corporation, or equivalent equity interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Voting Participant” has the meaning specified in Section 11.7(d).

“Voting Participant Notice” has the meaning specified in Section 11.7(d).

“Welfare Benefit Plan” means a Plan which is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA.

“Withholding Agent” means (a) the Borrower or any other Loan Party and (b) the Administrative Agent.

1.2               Construction.  Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (a) references to the plural include the singular, the plural, the part and the whole; (b) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (c) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (d) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (e) reference to any Person includes such Person’s successors and assigns; (f) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, extended, modified, supplemented, replaced, substituted for, superseded, renewed, refinanced, refunded, reaffirmed or restated at any time and from time to time; (g) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (i) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document; (j) any pronoun shall include the corresponding masculine, feminine and neuter terms; (k) reference to any Law shall refer to such Law as amended, modified, supplemented, renewed, or extended from time to time and to any successor or replacement Law promulgated thereunder or substantially related thereto and to any rules and regulations related thereto; (l) reference to any Governmental Authority includes any similar or successor Governmental Authority; (m) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (n) unless otherwise specified, all references herein to times of day shall be references to Denver, Colorado time; (o) the word “or” is not exclusive; and (p) the word “year” shall refer to, (i) in the case of a leap year, to a year of three hundred sixty-six (366) days and, (ii) otherwise, a year of three hundred sixty-five (365) days.

1.3               Accounting Principles.  Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters (including financial ratios and other financial covenants) and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), applied on a consistent basis and, except as expressly provided herein, in a manner consistent with that used in preparing audited financial statements in accordance with Section 6.1(b) and all accounting or financial terms have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in any financial ratio or financial covenant (and any definitions used in any financial ratio or financial covenant) have the meaning given to such terms (and defined terms) under GAAP as in effect on the Closing Date applied on a basis consistent with those used in preparing the financial statements referred to in Section 5.10.  In the event of any change after the Closing Date in GAAP, and if such change would affect the computation of any financial ratio or financial covenant set forth herein, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial ratio or financial covenants in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the financial statements of the Loan Parties at that time, provided that until so amended such financial ratio or financial covenant shall continue to be computed in accordance with GAAP prior to such change therein.  Notwithstanding the foregoing, for purposes of determining compliance with any ratio or covenant (including the computation of any financial ratio, financial covenant or component thereof) contained herein, Indebtedness of any Loan Party and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. Without limiting the foregoing, any operating lease properly classified as an operating lease as of the Closing Date shall be classified and accounted for as an operating lease during the term of this Agreement for all purposes of this Agreement, notwithstanding any changes in GAAP relating thereto.

1.4               Rounding.  Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5               Covenant Compliance Generally.  For purposes of determining compliance under Article VIII, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the most recent annual financial statements of any Loan Party and its Subsidiaries delivered pursuant to Section 6.1(b).  Notwithstanding the foregoing, for purposes of determining compliance with Article VII, with respect to any covenant with respect to the amount of Indebtedness or investment in a currency other than Dollars, no breach of any basket contained therein shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or investment is incurred; provided, that for the avoidance of doubt, the result of any changes in rates of exchange occurring after the time such Indebtedness or investment is incurred shall otherwise apply in all other cases, including determining whether any additional Indebtedness or investment may be incurred at any time in accordance with Article VII and for purposes of calculating financial ratios in accordance with Article VIII.

1.6               Holidays.  Whenever payment of a Loan to be made or taken hereunder shall be due on a day that is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 2.5) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Maturity Date if the Maturity Date is not a Business Day.  Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day that is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

1.7               Divisions.  For all purposes under the Loan Documents, in connection with any Division or plan of Division: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time. Any reference in Section 7.7 or in Section 7.8 to a combination, merger, consolidation, Disposition, dissolution, liquidation, transfer or similar term shall be deemed to apply to a Division, or an allocation of assets to a series of limited liability companies (or the unwinding of such a Division or allocation) as if it were a combination, merger, consolidation, Disposition, dissolution, transfer or similar term, as applicable, to of or with a separate Person.

II.                  CREDIT FACILITIES

2.1               Term Loans.

(a)                Term A-1 Loan Commitments.  Subject to the terms and conditions hereof, and relying upon the representations and warranties of the Loan Parties set forth herein and in the other Loan Documents, each Term A-1 Lender severally agrees to make the Term A-1 Loan to the Borrower on the Closing Date in such principal amount as the Borrower shall request up to, but not exceeding the lesser of (i) such Term A-1 Lender’s Term A-1 Loan Commitment or (ii) such Term A-1 Lender’s Pro Rata Share of the aggregate principal amount of Term A-1 Loans to be funded on the Closing Date. The request by the Borrower for the Term A-1 Loan shall be deemed to be a representation by the Borrower that it shall be in compliance with Article IV both before and after giving effect to the requested Term A-1 Loan.

(b)                Term A-1 Loan Request.  The Borrower shall request the Term A-1 Lenders to make the Term A-1 Loans by delivering to the Administrative Agent, not later than 11:00 a.m., (i) three (3) U.S. Government Securities Business Days prior to the Closing Date with respect to Term SOFR Rate Loans (or such shorter period of time as the Administrative Agent may agree in its sole discretion); and (ii) one (1) Business Day prior to the Closing Date with respect to Base Rate Loans (or such shorter period of time as the Administrative Agent may agree in its sole discretion), a duly completed Loan Request.  The Loan Request with respect to the Term A-1 Loan shall be subject to the occurrence of the Closing Date but otherwise shall be irrevocable and shall specify the aggregate amount of the proposed Term A-1 Loans comprising each Borrowing, and, if applicable, the Interest Period, which amounts shall be in (x) integral multiples of $500,000 and not less than $1,000,000 for each Borrowing under the Term SOFR Rate Option and (y) integral multiples of $500,000 and not less than $1,000,000 for each Borrowing under the Base Rate Option.

(c)                Nature of Lenders’ Obligations with Respect to Term Loans.  The failure of any Term A-1 Lender to make a Term Loan shall not relieve any other Term A-1 Lender of its obligations to make a Term A-1 Loan nor shall it impose any additional liability on any other Lender hereunder.  The Term A-1 Lenders shall have no obligation to make the Term A-1 Loans after the Closing Date.  The Term A-1 Loan Commitments are not revolving commitments, and the Borrower shall not have the right to repay and reborrow under Section 2.1.

(d)                Repayment of Term Loans.  In addition to any prepayments or repayments made pursuant to Sections 2.11 and 2.12, commencing with the fiscal quarter ending December 31, 2025, the Borrower shall repay the aggregate outstanding principal balance of the Term A-1 Loan in quarterly principal payments on the last Business Day of each fiscal quarter for the periods and in the amounts set forth in the following table:

Quarterly Payment Dates	Quarterly Repayments
December 31, 2025 – September 30, 2028	$625,000
December 31, 2028 through Maturity Date	$937,500
Maturity Date	Outstanding principal balance of the Term A-1 Loans

Notwithstanding anything herein to the contrary, the entire outstanding principal balance of the Term A-1 Loans shall be due and payable in full in cash on the Maturity Date with respect to the Term A-1 Loan Facility.

(e)                Incremental Term Loans.

(i)                 Following the Closing Date, the Borrower may from time to time prior to the Maturity Date with respect to the Term Loan Facility, request that additional Tranches of Term Loans be made to it in accordance with this Section 2.1(e) (each, an “Incremental Term Loan”) by delivering a Notice of Incremental Term Loan Borrowing to the Administrative Agent, specifying (subject to the restrictions set forth in Section 2.1(e)(ii)) therein (v) the amount of the Tranche of Incremental Term Loans requested (which Tranche shall be in a minimum principal amount of $5,000,000 and integral multiples of $5,000,000 in excess thereof), (w) the requested advance date of the proposed Incremental Term Loans comprising such Tranche (which shall be not less than thirty (30) days from the date of delivery of the Notice of Incremental Term Loan Borrowing (or such shorter period of time as to which the Administrative Agent may agree in its sole discretion)), (x) the Interest Rate Option(s) and the Applicable Margin(s) to be applicable to all Incremental Term Loans in such Tranche, (y) the amortization for all Incremental Term Loans in such Tranche, and (z) the amount of any upfront or closing fees to be paid by the Borrower to the Lenders funding the Tranche of Incremental Term Loans requested.  Subject to the last sentence in Section 2.1(e)(iv), each Notice of Incremental Term Loan Borrowing delivered by the Borrower shall be irrevocable and shall be binding upon all Loan Parties.  At the time of delivery of each Notice of Incremental Term Loan Borrowing, the Borrower shall also deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower certifying (1) that, both before and after giving effect to a Borrowing of such Tranche of Incremental Term Loans, the Borrower shall be in pro forma compliance with the covenants set forth in Article VIII as of the most recent period for which financial statements have been delivered (and showing the calculations thereof), and (2) that no Default or Event of Default then exists or would be caused thereby.  There shall be no more than seven (7) Tranches of Incremental Term Loans.

(ii)               The aggregate principal amount of all Incremental Term Loan Commitments of all Tranches of Incremental Term Loans made pursuant to this Section 2.1(e) shall not exceed the Maximum Aggregate Increase Amount.  Repayments of the principal of any Incremental Term Loans may not be reborrowed.  Each Tranche of Incremental Term Loans shall bear interest at the Alternate Base Rate or the Benchmarks plus such Applicable Margin as is set forth in the Notice of Incremental Term Loan Borrowing related to such Tranche, and shall be subject to the amortization set forth in the applicable Notice of Incremental Term Loan Borrowing relating to such Tranche, provided, however, to the extent that the Applicable Margin for the Alternate Base Rate or any Benchmark under any Tranche of Incremental Term Loans exceed by more than 0.50% the Applicable Margin for the Alternate Base Rate or for such Benchmark for the existing Term Loan Facility, determined as of the effective date of the Incremental Term Loan Commitment of such Tranche of Incremental Term Loans, the Applicable Margin for the Alternate Base Rate or such Benchmark for the existing Term Loan Facility, as applicable, shall be increased so that the Applicable Margin for the Alternate Base Rate or such Benchmark, as applicable, on such Tranche of Incremental Term Loans and the existing Term Loan Facility are equal, (ii) the final maturity date of any Tranche of Incremental Term Loans shall be no earlier than the Maturity Date with respect to the Term Loans.  The weighted average life of any Tranche of Incremental Term Loans shall be equal to or greater than the remaining life of the Term Loan Facility, determined as of the effective date of the Incremental Term Loan Commitment for such Tranche of Incremental Term Loans.  The original issue discount or the upfront fees applicable to any Tranche of Incremental Term Loans shall not be more than 0.50% of the aggregate principal amount of the Incremental Term Loans thereunder.  Any representation, covenant or Event of Default applicable to any Tranche of Incremental Term Loans that is more restrictive than the equivalent representation, covenant or Event of Default set forth in this Agreement shall be deemed to be applicable to all Loans hereunder.  All Incremental Term Loans shall for all purposes be Obligations hereunder and under the Loan Documents.

(iii)             Upon receipt of a request for a Tranche of Incremental Term Loans from the Borrower, the Administrative Agent may, in its sole discretion, offer one or more Term Lenders, other Lenders or new lenders that are Eligible Assignees, and, with the consent of the Borrower, other new lenders that are not Eligible Assignees the opportunity, in such amounts as the Administrative Agent shall determine, to participate in the requested Tranche of Incremental Term Loans.  The Administrative Agent shall have no obligation to offer any Lender or new lender the opportunity to participate in any such Tranche of Incremental Term Loans and nothing herein shall prohibit the Administrative Agent from retaining for its own account, as an Incremental Term Lender, all or substantially all of such Tranche of Incremental Term Loans.  Each Term Lender, other Lender or new lender that fails to respond to such a notice in writing in a form acceptable to the Administrative Agent within the period of time provided therein shall be deemed to have elected not to participate in such Tranche of Incremental Term Loans.  No Lender or new lender shall have any obligation to fund any Incremental Term Loan, and any decision by a Lender or new lender to fund any Incremental Term Loan shall be made in its sole discretion independently from any other Lender or new lender.

(iv)              If in response to the offer to participate in such Tranche made by the Administrative Agent pursuant to clause (iii) above, the Administrative Agent receives commitments from Lenders and/or from any other Person that (x) qualifies as an Eligible Assignee and is reasonably acceptable to the Borrower and the Administrative Agent and (y) has agreed to become a Lender in respect of all or a portion of the Incremental Term Loan (an “Additional Incremental Term Lender”), in excess of the requested Incremental Term Loan, the Administrative Agent shall have the right, in its sole discretion but with the consent of the Borrower, to reduce and reallocate (within the minimum and maximum amounts specified by each such Lender or Additional Incremental Term Lender in its notice to the Administrative Agent) the shares of the Incremental Term Loan of the Lenders or Additional Incremental Term Lenders willing to fund (or commit to fund) such Incremental Term Loan so that the total committed Incremental Term Loan equals the requested Incremental Term Loan.  If the Administrative Agent does not receive commitments from Lenders or Additional Incremental Term Lenders in an amount sufficient to fund the requested Incremental Term Loan, the Administrative Agent shall so notify Borrower and the request for such Incremental Term Loan shall be deemed automatically rescinded; provided, the Borrower may submit a replacement Notice of Incremental Term Loan Borrowing setting forth different terms for the requested Incremental Term Loan.

(v)                An agreement to fund Incremental Term Loans (an “Incremental Term Loan Funding Agreement”), pursuant to this Section 2.1(e) shall become effective upon the receipt by the Administrative Agent of an agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower signed by each Loan Party, by each Additional Incremental Term Lender and by each existing Lender who has agreed to fund such Incremental Term Loans, setting forth the new Incremental Term Loans of such Lenders and setting forth the agreement of each Additional Incremental Term Lender to become a party to this Agreement as a Lender and to be bound by all the terms and provisions hereof, together with officer’s certificates and ratification agreements executed by each Loan Party and such evidence of satisfaction of all conditions set forth in Section 4.2, appropriate corporate authorization on the part of each Loan Party with respect to the requested Incremental Term Loan, amendments to any other Loan Documents reasonably requested by the Administrative Agent in relation to the requested Incremental Term Loan (which amendments to the Loan Documents (other than this Agreement) the Administrative Agent is hereby authorized to execute on behalf of the Lenders), updates or endorsements to policies of title insurance, flood hazard determination certificates (and, if applicable, evidence of flood insurance) with respect to each parcel of property subject to a Mortgage, the results of lien searches from applicable jurisdictions, and such opinions of counsel for the Loan Parties with respect to the requested Incremental Term Loan and other assurances as the Administrative Agent may reasonably request.

(vi)              In addition to any prepayments or repayments made pursuant to Sections 2.11 and 2.12, the principal of the Incremental Term Loans of each Tranche shall be repaid on such dates and in such amounts as may be set forth in the Notice of Incremental Term Loan Borrowing for such Tranche, to be applied to the unpaid principal amount of the Incremental Term Loans for such Tranche for which such payment relates.  Notwithstanding anything herein to the contrary, the entire outstanding principal balance of the Incremental Term Loans shall be due and payable in full in cash on the applicable Maturity Date.

(vii)            The Administrative Agent shall record relevant information regarding each Tranche of Incremental Term Loans (including information with respect to Additional Incremental Term Lenders) in the Register in accordance with Section 11.7(c); provided, however, that failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of any Incremental Term Loan Commitment or Incremental Term Loan.

2.2               Revolving Loans.

(a)                Revolving Loan Commitments.  Subject to the terms and conditions hereof and relying upon the representations and warranties of the Loan Parties set forth herein and in the other Loan Documents, each Revolving Lender severally agrees to make Revolving Loans to the Borrower at any time or from time to time on or after the Closing Date to, but not including, the Maturity Date with respect to the Revolving Credit Facility, provided, that after giving effect to each such Revolving Loan (i) the aggregate principal amount of such Revolving Lender’s Revolving Loans shall not exceed its Available Revolving Commitment and (ii) the aggregate outstanding principal amount of all Revolving Loans shall not exceed the Revolving Commitments.  Each request by the Borrower for a Revolving Loan shall be deemed to be a representation by the Borrower that it shall be in compliance with the proviso at the end of the preceding sentence and with Article IV after giving effect to the requested Revolving Loan.  Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.2.

(b)                Revolving Loan Requests.  Except as otherwise provided herein, the Borrower may from time to time prior to the Maturity Date request the Revolving Lenders to make Revolving Loans by delivering to the Administrative Agent, not later than 11:00 a.m., (i) three (3) U.S. Government Securities Business Days prior to the proposed Borrowing Date with respect to Term SOFR Rate Loans; and (ii) one (1) Business Day prior to the proposed Borrowing Date with respect to Base Rate Loans, a duly completed Loan Request.  Each such Loan Request shall be irrevocable and shall specify the aggregate amount of the proposed Revolving Loans comprising each Borrowing, and, if applicable, the Interest Period, which amounts shall be in (x) integral multiples of $250,000 and not less than $500,000 for each Borrowing under the Term SOFR Rate Option and (y) integral multiples of $250,000 and not less than $500,000 for each Borrowing under the Base Rate Option.

(c)                Nature of Lenders’ Obligations with Respect to Revolving Loans.  Each Revolving Lender shall be obligated to participate in each request for Revolving Loans pursuant to this Section 2.2 in accordance with its Pro Rata Share.  The obligations of each Revolving Lender hereunder are several.  The failure of any Revolving Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Revolving Lender to perform its obligations hereunder.  The Revolving Lenders shall have no obligation to make Revolving Loans hereunder on or after the Maturity Date with respect to the Revolving Credit Facility.

(d)                Repayment of Revolving Loans.  Notwithstanding anything herein or in any other Loan Document to the contrary, the Borrower shall repay the entire outstanding principal amount of Revolving Loans, together with all outstanding interest thereon and unpaid fees with respect thereto, on the Maturity Date with respect to the Revolving Credit Facility.

2.3                Delayed Draw Term Loans.

(a)                DDTL Commitments.  Subject to the terms and conditions hereof and relying upon the representations and warranties of the Loan Parties set forth herein and in the other Loan Documents, each DDTL Lender severally agrees to make Delayed Draw Term Loans to the Borrower during the period from the Closing Date through the DDTL Expiration Date with respect to the DDTL Facility in such principal amount as the Borrower shall request up to, but not exceeding, the lesser of (i) such DDTL Lender’s DDTL Commitment or (ii) such DDTL Lender’s Pro Rata Share of the aggregate principal amount of the Delayed Draw Term Loans to be funded on the applicable Borrowing Date. Each request by the Borrower for a Delayed Draw Term Loan shall be deemed to be a representation by the Borrower that it shall be in compliance with Article IV after giving effect to the requested Delayed Draw Term Loan.

(b)                Delayed Draw Term Loan Requests.  Except as otherwise provided herein, the Borrower may from time to time prior to the DDTL Expiration Date request the DDTL Lenders to make Delayed Draw Term Loans by delivering to the Administrative Agent, not later than 11:00 a.m. five (5) Business Days prior to the proposed Borrowing Date (or such shorter period of time as agreed to by the Administrative Agent in its sole discretion), a duly completed Loan Request.  Each such Loan Request shall be irrevocable and shall specify the aggregate amount of the proposed Delayed Draw Loans comprising each Borrowing, and, if applicable, the Interest Period, which amounts shall be in (x) integral multiples of $500,000 and not less than $1,000,000 for each Borrowing under the Term SOFR Rate Option and (y) integral multiples of $500,000 and not less than $1,000,000 for each Borrowing under the Base Rate Option or, if less than such minimum principal amount or integral multiple, the remaining balance of the DDTL Commitment. In no event shall the Borrower make more than five (5) Loan Requests under the DDTL Facility.

(c)                Nature of Lenders’ Obligations with Respect to Delayed Draw Term Loans.  Each DDTL Lender shall be obligated to participate in each request for Delayed Draw Term Loans pursuant to this Section 2.3 in accordance with its Pro Rata Share.  The obligations of each DDTL Lender hereunder are several.  The failure of any DDTL Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such DDTL Lender to perform its obligations hereunder.  The DDTL Lenders shall have no obligation to make any Delayed Draw Term Loan hereunder after the DDTL Expiration Date. The DDTL Commitments are not revolving commitments, and the Borrower shall not have the right to repay and reborrow under Section 2.3.

(d)                Repayment of Delayed Draw Term Loans.  In addition to any prepayments or repayments made pursuant to Sections 2.11 and 2.12, commencing on the last Business Day of the fiscal quarter ending December 31, 2025 and on the last Business Day of each fiscal quarter thereafter, the Borrower shall repay the aggregate outstanding principal balance of the Delayed Draw Term Loans as of the DDTL Expiration Date in quarterly principal payments on the dates and in the percentages set forth in the table below:

Quarterly Payment Dates	Quarterly Repayments
December 31, 2025 – September 30, 2028	1.25%
December 31, 2028 through Maturity Date	1.875%
Maturity Date	Outstanding principal balance of the Delayed Draw Term Loans

Notwithstanding anything herein or in any other Loan Document to the contrary, the Borrower shall repay the entire outstanding principal amount of Delayed Draw Term Loans, together with all outstanding interest thereon and unpaid fees with respect thereto, on the Maturity Date with respect to the DDTL Facility.

2.4               Interest Rate Provisions.  The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply to different Borrowings at any time outstanding and may convert to or renew one or more Interest Rate Options with respect to all or any portion of any Borrowing (subject to minimum amounts set forth in Sections 2.1(b), 2.2(b), and 2.3(b)); provided that there shall not be at any one time outstanding more than five (5) Borrowings of Term SOFR Rate Loans; provided, further, that if a Default or an Event of Default or Default has occurred and is continuing, (x) the Borrower may not request, convert to, or renew any Term SOFR Rate Loans, and (y), immediately upon the occurrence and during the continuation of an Event of Default under clause (a) or (l) of Section 9.1 or immediately after written demand by the Administrative Agent (or by the Required Lenders to the Administrative Agent) after the occurrence and during the continuation of any other Event of Default, any Term SOFR Rate Loans will convert to Base Rate Loans.  If at any time the designated rate applicable to any Loan made by any Lender exceeds the Maximum Rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s Maximum Rate.

(a)                Interest Rate Options.  All Obligations not constituting Loans shall bear interest calculated based upon the Base Rate Option. Subject to the limitations set forth in Section 3.4, the Borrower shall have the right to select from the following Interest Rate Options applicable to the Loans:

(i)                 Base Rate Option:  An option to pay interest at a fluctuating rate per annum equal to the Alternate Base Rate in effect as of any date of determination plus the Applicable Margin as of such date; or

(ii)               Term SOFR Rate Option:  An option to pay interest at a fluctuating rate per annum equal to the Adjusted Term SOFR Rate with respect to the applicable Interest Period and as in effect as of any date of determination plus the Applicable Margin as of such date.

(b)                Day Count Basis.  Interest and fees shall be calculated on the basis of a 360-day year for the actual number of days elapsed (which results in more interest or fees, as the case may be, being paid than if calculated on the basis of a 365-day year); provided that interest with respect to Base Rate Loans incurring interest based on the Prime Rate shall be calculated on the basis of a 365/366-day year.  The date of funding or conversion of a Term SOFR Rate Loan to a Base Rate Loan and the first day of an Interest Period shall be included in the calculation of interest.  The date of payment of any Loan and the last day of an Interest Period shall be excluded from the calculation of interest; provided, if a Loan is repaid on the same day that it is made, one (1) day’s interest shall be charged.

(c)                SOFR.  In connection with the use or administration of the Term SOFR Rate and the Adjusted Term SOFR Rate and clause (c) of the definition of Alternate Base Rate, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.  The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use or administration of the Term SOFR Rate, and the Adjusted Term SOFR Rate or clause (c) of the definition of the Alternate Base Rate.

2.5               Interest Periods.  In order to convert a Base Rate Loan or Term SOFR Rate Loan or continue a Term SOFR Rate Loan, the Borrower shall deliver to the Administrative Agent a duly completed, written request therefor substantially in the form of Exhibit I (each, a “Conversion or Continuation Notice”) not later than 11:00 a.m. (i) with respect to a conversion to or continuation of a Term SOFR Rate Loan, at least three (3) U.S. Government Securities Business Days prior to the proposed effective date of such conversion or continuation and (ii) with respect to a conversion to a Base Rate Loan, at least one (1) Business Day prior to the proposed effective date of such conversion.  The Conversion or Continuation Notice shall specify (i) which Borrowings (including the principal amount thereof) are subject to such request, and, in the case of any Term SOFR Rate Loan to be converted or continued, the last day of the current Interest Period therefor, (ii) the proposed effective date of such conversion or continuation (which shall be a Business Day), (iii) whether the Borrower is requesting a continuation of Term SOFR Rate Loans or a conversion of Borrowings from one interest rate option to another interest rate option, and (iv) if a continuation of or conversion to Term SOFR Rate Loans is requested, the requested Interest Period with respect thereto.  In addition, the following provisions shall apply to any continuation of or conversion of any Borrowings:

(a)                Amount of Loans.  After giving effect to such conversion or continuation, each Borrowing of Term A-1 Loans, Revolving Loans, Delayed Draw Term Loans and Incremental Term Loans shall be in an amount no less than the applicable minimum amount for Term A-1 Loans as set forth in Section 2.1(a), Revolving Loans as set forth in Section 2.2(b), for Delayed Draw Term Loans as set forth in Section 2.3(b), or in the applicable Incremental Term Loan Funding Agreement.

(b)                Commencement of Interest Period.  In the case of any borrowing of, conversion to or continuation of any Term SOFR Rate Loan, the Interest Period shall commence on the date of advance or continuation of, or conversion to, any Term SOFR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires.  Upon a conversion from a Term SOFR Rate Loan to a Base Rate Loan, interest at the Base Rate Option shall commence on the last day of the existing Interest Period.

(c)                Selection of Interest Rate Options.  If the Borrower elects to continue a Term SOFR Rate Loan but fails to select a new Interest Period to apply thereto, then a one month Interest Period automatically shall apply.  If the Borrower fails to duly request the continuation of any Borrowing consisting of Term SOFR Rate Loans on or before the date specified and otherwise in accordance with the provisions of this Section 2.5, then such Term SOFR Rate Loan automatically shall be converted to a Base Rate Loan, interest at the Base Rate Option shall commence on the last day of the existing Interest Period.

2.6               Making of Loans.

(a)                Notifications and Payments.  The Administrative Agent shall, promptly after receipt by it of a Loan Request, notify the applicable Lenders of such Class of Loan of its receipt of such Loan Request specifying the information provided by the Borrower and the apportionment among the Lenders of the requested Loan as determined by the Administrative Agent in accordance with Section 2.1, Section 2.2, or Section 2.3, as applicable.  Each applicable Lender shall remit the principal amount of their Pro Rata Share of the Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to the terms and conditions of Section 2.1, Section 2.2, or Section 2.3, as applicable, fund such Loan to the Borrower in Dollars and immediately available funds to the Borrower’s account specified in the Loan Request prior to 2:00 p.m. on the proposed Borrowing Date.

(b)                Pro Rata Treatment of Lenders.  The borrowing of any Tranche or any Class of Loan, as applicable, shall be allocated to each Lender of such Tranche or such Class of Loan, as applicable, according to its Pro Rata Share thereof, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal and interest due from the Borrower hereunder to the Lenders with respect to the applicable Tranche or Class of Commitments and Loan, as applicable, shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 3.1 or Section 3.6) be payable ratably among the Lenders of such Tranche or Class of Loan, as applicable, entitled to such payment in accordance with the amount of principal and interest then due or payable to such Lenders as set forth in this Agreement.

(c)                Presumptions by the Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed Borrowing Date that such Lender will not make available to the Administrative Agent such Lender’s share of any Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.1, Section 2.2, or Section 2.3, as the case may be, and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of such Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate then applicable to Base Rate Loans.  If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.  If the Borrower and such Lender pay such interest for the same period, the Administrative Agent promptly shall remit to the Borrower the amount of interest paid by Borrower for such overlapping period.  Nothing in this Section 2.6(c) or elsewhere in this Agreement or the other Loan Documents, including the provisions of Section 2.13, shall be deemed to require the Administrative Agent (or any other Lender) to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.7               Fees.

(a)                Unused Commitment Fees.

(i)                 Accruing from the Closing Date through the Maturity Date with respect to the Revolving Credit Facility, the Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender according to its Pro Rata Share of the Revolving Credit Facility, a nonrefundable unused commitment fee (each an “Unused Revolving Commitment Fee”) equal to (x) the Applicable Unused Revolving Commitment Fee Rate (computed on the basis of a year of 360 days, as the case may be, and actual days elapsed) multiplied by (y) the average daily result of (A) the Revolving Commitments minus (B) the sum of the Revolving Loans; provided further that any Unused Revolving Commitment Fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Unused Revolving Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; provided further that no Unused Revolving Commitment Fee shall accrue with respect to the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.  Subject to the provisos in the directly preceding sentence, all Unused Revolving Commitment Fees shall be payable in arrears on each Interest Payment Date.

(ii)               Accruing from the Closing Date through the DDTL Expiration Date, the Borrower agrees to pay to the Administrative Agent for the account of each DDTL Lender according to its Pro Rata Share of the DDTL Facility, a nonrefundable unused commitment fee (each an “Unused DDTL Commitment Fee”) equal to (x) the Applicable DDTL Unused Commitment Fee Rate (computed on the basis of a year of 360 days, as the case may be, and actual days elapsed) multiplied by (y) the average daily amount of the outstanding unfunded DDTL Commitments with respect to the DDTL Facility; provided, however, that any Unused DDTL Commitment Fee accrued with respect to the DDTL Commitment with respect to the DDTL Facility of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Unused DDTL Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; provided further that no Unused DDTL Commitment Fee shall accrue with respect to the DDTL Commitment with respect to the DDTL Facility of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.  Subject to the provisos in the directly preceding sentence, all Unused DDTL Commitment Fees shall be payable in arrears on each Interest Payment Date.

(b)                Other Fees.  The Borrower agrees to pay to the Administrative Agent such other fees as agreed in the Fee Letter.

2.8               Notes.  The obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Loans, Term Loans, Delayed Draw Term Loans and Incremental Term Loans made to it by each Lender, together with interest thereon, shall, at the request of the applicable Lender, be evidenced by a Revolving Note, Term Loan Note and/or an Incremental Term Loan Note or DDTL Note, as the case may be, dated the Closing Date, the effective date, or the date of such request, as applicable, payable to such Lender in a face amount equal to the Revolving Commitment, Term Loan Commitment, Incremental Term Loan Commitment, or DDTL Commitment, as applicable, of such Lender. The Borrower hereby unconditionally promises to pay, to each of the Lenders and the Administrative Agent, as applicable, the Loans and other Obligations as provided in this Agreement and the other Loan Documents.

2.9               Payments.

(a)                Payments Generally.  All payments and prepayments to be made in respect of principal, interest, Unused Commitment Fees, other fees referred to in Section 2.7 or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue.  Such payments shall be made to the Administrative Agent at the Principal Office for the account of the Lenders to which they are owed, in each case in Dollars and in immediately available funds. The Administrative Agent shall promptly distribute such amounts to the applicable Lenders in immediately available funds.  The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an “account stated.”

(b)                Payments by the Borrower; Presumptions by the Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

2.10           Interest Payment Dates.  Interest on Base Rate Loans shall be due and payable in arrears on each applicable Interest Payment Date.  Interest on Term SOFR Rate Loans shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) months, also on the date that is the three-month anniversary of the first day of such Interest Period.  Interest on mandatory prepayments of principal under Section 2.12 shall be due on the date such mandatory prepayment is due.  Interest on the principal amount of each Loan not constituting a Base Rate Loan or Term SOFR Rate Loan or on other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Maturity Date, upon an accelerated Maturity Date or otherwise).

2.11           Voluntary Prepayments and Reduction of Commitments.

(a)                Right to Prepay.  The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Sections 11.3, 3.1 and 3.5).  Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Administrative Agent by 11:00 a.m. at least (A) three (3) U.S. Government Securities Business Days prior to the date of prepayment of Term SOFR Rate Loans or (B) one (1) Business Day prior to the date of prepayment of Base Rate Loans:

(i)                 the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(ii)               a statement indicating the application of the prepayment among Classes and Tranches of Loans and Borrowings, as applicable; and

(iii)             the total principal amount of such prepayment, which shall not be less than the lesser of the following with respect to any Class of Loan: (A) the then outstanding principal amount of such Class of Loan, or (B) $1,000,000 (provided, that the amount of any prepayment to which this Section 2.11(a)(iii)(B) applies shall be in integral multiples of $1,000,000).

Except as otherwise expressly provided herein with respect to refinancings, all prepayment notices shall be irrevocable.  The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made.  So long as no Event of Default has occurred and is continuing, voluntary prepayments shall be applied to any outstanding Term Loans, Revolving Loans and Delayed Draw Term Loans as the Borrower may direct; provided that all prepayments with respect to Term Loans permitted pursuant to this Section 2.11 shall be applied pro rata among all Tranches of Term Loans and, in each case, to the remaining scheduled installments of principal in direct order of maturity (meaning that the earliest maturity will be repaid first).  If the Borrower prepays a Loan but the Borrower fails to specify the applicable Class and/or Borrowing that the Borrower intends to prepay or if an Event of Default has occurred and is continuing, then such prepayment shall be applied first, ratably to all outstanding Revolving Loans that are Base Rate Loans, second, ratably to all outstanding Revolving Loans that are Term SOFR Rate Loans, third, ratably to all outstanding Term Loans and Delayed Draw Term Loans that are Base Rate Loans, fourth, ratably to all outstanding Term Loans and Delayed Draw Term Loans that are Term SOFR Rate Loans.  Any prepayment hereunder shall include all interest and fees due and payable with respect to the Loan being prepaid and shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 3.5.  Notwithstanding the foregoing, any prepayment notice delivered in connection with any proposed refinancing of all of the Facilities may be, if expressly so stated in the applicable prepayment notice, contingent upon the consummation of such refinancing and (a) the prepayment date therefore may be amended from time to time by notice from the Borrower to the Administrative Agent and/or (y) such prepayment notice may be revoked by the Borrower in the event such refinancing is not consummated (provided, that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 3.5).

(b)                Reduction of Revolving Commitment and DDTL Commitment.

(i)                 In addition to the commitment reductions pursuant to Section 2.11(b)(iii) and 2.12(f), the Revolving Commitment shall be permanently reduced and terminated in full on the Maturity Date with respect to the Revolving Credit Facility.  Any outstanding principal balance of the Revolving Loans not sooner due and payable will become due and payable on such Maturity Date and shall be accompanied by accrued interest on the amount repaid, any applicable fees pursuant to Section 3.5 and any other fees required hereunder.

(ii)               In addition to the commitment reductions pursuant to Section 2.11(b)(iii) and 2.12(f), any unused portion of the DDTL Commitments with respect to any Tranche of Delayed Draw Term Loans shall be permanently reduced and terminated in full on the applicable DDTL Expiration Date for such Tranche.  Any outstanding principal balance of the applicable Tranche of Delayed Draw Term Loans not sooner due and payable will become due and payable on the Maturity Date for such Tranche and shall be accompanied by accrued interest on the amount repaid, any applicable fees pursuant to Section 3.5 and any other fees required hereunder.

(iii)             The Borrower shall have the right at any time after the Closing Date upon five (5) days’ prior written notice to the Administrative Agent to permanently reduce (ratably among the Revolving Lenders or the DDTL Lenders, as applicable, in proportion to their Pro Rata Shares) the Revolving Commitments and/or the DDTL Commitments with respect to any Tranche of Delayed Draw Term Loans, in a minimum amount of $1,000,000 and whole multiples of $1,000,000, or to terminate completely the Revolving Commitments and/or the applicable DDTL Commitments, without penalty or premium except as hereinafter set forth; provided that, with respect to any Revolving Commitments, any such reduction or termination shall be accompanied by prepayment of the Revolving Loans, together with outstanding Unused Revolving Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 3.5 hereof) to the extent necessary to cause the aggregate outstanding principal amount of all Revolving Loans after giving effect to such prepayments to be equal to or less than the Revolving Commitments as so reduced or terminated; provided further that, with respect to any DDTL Commitments, any such reduction or termination shall be accompanied by the payment of any outstanding Unused Commitment Fee applicable to such DDTL Commitment.  Any notice to reduce the Revolving Commitments or the DDTL Commitments under this Section 2.11(b)(iii) shall be irrevocable.

2.12           Mandatory Prepayments.

(a)                Overadvance.

(i)                 If the outstanding principal amount of the Revolving Loans at any time exceeds the Revolving Commitments (each, a “Revolving Overadvance”), the Borrower shall prepay the Revolving Loans in such amounts as shall be necessary so that the outstanding principal amount of the Revolving Loans does not exceed the Revolving Commitments.

(ii)               If the aggregate amount of the Delayed Draw Term Loans at any time exceeds the DDTL Commitments (each, a “DDTL Overadvance”), the Borrower shall prepay the Delayed Draw Term Loans in such amounts as shall be necessary so that the Delayed Draw Term Loans do not exceed the DDTL Commitment.

(b)                Disposition of Assets.  Promptly upon the receipt by any Loan Party or Subsidiary thereof of the Net Cash Proceeds from any Disposition not expressly permitted by Section 7.8, the Borrower shall prepay, or cause such other Loan Party or Subsidiary to prepay, Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds of such Disposition.  All such proceeds shall be paid and applied in accordance with Sections 2.12(f) and (g). Notwithstanding anything herein to the contrary, no such mandatory prepayment shall constitute or be deemed to constitute a cure of any Default or Event of Default arising as a result of the Disposition giving rise to such prepayment obligation.

(c)                Casualty Events.  Promptly upon the receipt by any Loan Party or Subsidiary thereof of the Net Cash Proceeds of any Casualty Event or series of related Casualty Events affecting any property of any Loan Party, the Borrower shall prepay, or cause such other Loan Party or Subsidiary thereof to prepay, Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds of such Casualty Event(s).  All such proceeds shall be paid and applied in accordance with Sections 2.12(f) and (g). Notwithstanding anything herein to the contrary, no such mandatory prepayment shall constitute or be deemed to constitute a cure of any Default or Event of Default arising as a result of such Casualty Event(s) giving rise to such prepayment obligation.

(d)                Equity Issuances.  Promptly upon receipt by any Loan Party or Subsidiary thereof of the Net Cash Proceeds from any Equity Issuance, other than Equity Issuances expressly permitted under Section 7.13(a), the Borrower shall prepay, or cause such other Loan Party or Subsidiary to prepay, Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds of such Equity Issuance.  All such proceeds shall be paid and applied in accordance with Sections 2.12(f) and (g). Notwithstanding anything herein to the contrary, no such mandatory prepayment shall constitute or be deemed to constitute a cure of any Default or Event of Default arising as a result of such Equity Issuance giving rise to such prepayment obligation.

(e)                Debt Incurrence.  Promptly upon the receipt by any Loan Party or Subsidiary thereof of the Net Cash Proceeds of any Debt Incurrence, other than a Debt Incurrence permitted under Section 7.1, the Borrower shall prepay, or cause such other Loan Party or Subsidiary thereof to prepay, Obligations in an amount equal to 100% of the amount of such Net Cash Proceeds. All such proceeds shall be paid and applied in accordance with Sections 2.12(f) and (g). Notwithstanding anything herein to the contrary, any such prepayment shall not constitute or be deemed to be a cure of any Default or Event of Default arising as a result of such Debt Incurrence.

(f)                 Application Among Obligations.  All prepayments pursuant to this Section 2.12 shall be applied, first to prepay any Overadvances that may be outstanding, pro rata, second to prepay the Term Loans, the Delayed Draw Term Loans and Incremental Term Loans, pro rata (to be applied to installments of the Term Loans, the Delayed Draw Term Loans and Incremental Term Loans in inverse order of scheduled maturities) and third to prepay the Revolving Loans with a corresponding reduction in the Revolving Commitments.

(g)                Interest Payments; Application Among Interest Rate Options.  All prepayments pursuant to this Section 2.12 shall be accompanied by accrued and unpaid interest upon the principal amount of each such prepayment.  Subject to Section 2.12(f), all prepayments required pursuant to this Section 2.12 shall first be applied to Base Rate Loans and then to Term SOFR Rate Loans.  In accordance with Section 3.5, the Borrower shall indemnify the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Term SOFR Rate Loans on any day other than the last day of the applicable Interest Period.

2.13           Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro-rata share of the amount such Lender is entitled hereunder, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other Obligations owing them, provided that:

(a)                if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest other than interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(b)                the provisions of this Section 2.13 shall not be construed to apply to (x) any payment (including the application of funds arising from the existence of a Defaulting Lender) made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.13 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation. This Section 2.13 shall not apply to any action taken by CoBank with respect to any CoBank Equities held by the Borrower or any cash patronage, whether on account of foreclosure of any Lien thereon, retirement and cancellation of the same, exercise of setoff rights or otherwise.

2.14           Defaulting Lenders.

(a)                Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                 Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)               Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.2(c) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.14(a)(iv) below.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)             Certain Fees.

(A)              No Defaulting Lender shall be entitled to receive any Unused Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)              With respect to any Unused Commitment Fee not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall not be required to pay the remaining amount of any such fee.

(iv)              Reallocation of Participations to Reduce Fronting Exposure.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b)                Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.14(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

III.               INCREASED COSTS; TAXES; ILLEGALITY; INDEMNITY

3.1               Increased Costs.

(a)                Increased Costs Generally.  If any Change in Law shall:

(i)                 impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)               subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)             impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or such other Recipient to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)                Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in this Section 3.1 and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)                Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.1 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 3.1 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.2               Taxes.

(a)                Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Law.  If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.2) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                Payment of Other Taxes by the Borrower.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                Indemnification by the Borrower.  The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.2) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  Each of the Loan Parties shall, and does hereby agree to, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.2(e) below.

(d)                Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the applicable Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.7 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(e)                Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.2, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)                 Status of Lenders.

(i)                 Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.2(f)(ii)(A), (f)(ii)(B) and (f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)               Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower:

(A)              any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(B)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)                in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)                executed originals of IRS Form W-8ECI;
(3)                in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a Tax Compliance Certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (C) a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)                to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Tax Compliance Certificate on behalf of each such direct and indirect partner;
(C)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)              if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)                Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.2 (including by the payment of additional amounts pursuant to this Section 3.2), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.2 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this clause (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This clause (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

3.3               Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund any Loans (other than Base Rate Loans) or to determine or charge interest based upon any Benchmark, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of the Lenders to make such Loans, and any right of the Borrower to continue such Loans or to convert Base Rate Loans to such Loans, shall be suspended, and (b), if necessary to avoid such illegality, the interest rate on the Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate”, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice,

(i)                 the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all such Loans to Base Rate Loans (if necessary to avoid such illegality, the interest rate on the Base Rate Loans of such Lender shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate”),

(A)              if such Loans are not subject to an Interest Period, immediately, or
(B)              if such Loans are subject to an Interest Period, on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Loans to such day, and

(ii)               if necessary to avoid such illegality, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate without reference to clause (c) of the definition of “Alternate Base Rate,”

in each case until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon such Benchmark.  Upon any such prepayment or conversion, the Borrower shall also pay accrued and unpaid interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.5.

3.4               Inability to Determine Rate; Cost; Interest After Default.

(a)                Inability to Determine Rate; Cost.  Subject to Section 3.7, if, on or prior to the commencement of any Interest Period (or, in the case of any Benchmark that is not subject to an Interest Period, on any Business Day):

(i)                 the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that for any reason (other than a Benchmark Transition Event) any Benchmark cannot be determined pursuant to the definition thereof;

(ii)               the Required Lenders determine that for any reason in connection with any request for a Loan that is subject to an Interest Period or a conversion thereto or a continuation thereof that the Benchmark for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent; or

(iii)             the Required Lenders determine that for any reason in connection with any request for a Loan that is not subject to an Interest Period (other than a Base Rate Loan) or a conversion thereto or a continuation thereof or the maintaining thereof that the Benchmark with respect to a proposed Loan or outstanding Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders.

Upon notice thereof by the Administrative Agent to the Borrower:

(1) any obligation of the Lenders to make such Loans that are subject to an Interest Period, and any right of the Borrower to continue such Loans or to convert to such Loans, shall be suspended (to the extent of the affected Loans or affected Interest Periods)until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice;

(2) any obligation of the Lenders to make or maintain such Loans that are not subject to an Interest Period (other than Base Rate Loans), and any right of the Borrower to continue such Loans or to convert to such Loans (other than Base Rate Loans), shall be suspended (to the extent of the affected Loans)until the Administrative Agent (with respect to clause (iii), at the instruction of the Required Lenders) revokes such notice;

(3) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of such Loans (to the extent of the affected Loans or affected Interest Periods)or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein;

(4) any outstanding affected Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period (or if such Loans are not subject to an Interest Period, immediately) and, upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 3.5; and

(5) in the case of any such notice under Section 3.4(a)(i) regarding any Benchmark used as a component of the Alternate Base Rate, such component will not be used in any determination of Base Rate Loans until such notice is revoked.

(b)                Default Rate.  To the extent permitted by Law, immediately upon the occurrence and during the continuation of an Event of Default under clauses (a) or (l) of Section 9.1, or immediately after demand by the Required Lenders to the Administrative Agent upon the occurrence and during the continuation of any other Event of Default, then the principal amount of all Obligations shall bear interest at the Default Rate.  The Borrower acknowledges and agrees that the increase in rates referred to in this Section 3.4(b) reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by the Borrower upon demand by the Administrative Agent.

3.5               Indemnity.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense attributable to or incurred by it as a result of:

(a)                any continuation, conversion, payment or prepayment of any Loan that is subject to an Interest Period on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan subject to an Interest Period on the date or in the amount notified by the Borrower; or

(c)                any assignment of a Loan subject to an Interest Period on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 3.6;

including any loss of anticipated profits and any loss, cost or expenses arising from the liquidation or reemployment of funds or from any fees payable.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.6               Mitigation Obligations; Replacement of Lenders.

(a)                Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.1, or requires any Loan Party to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.2, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or Section 3.2, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                Replacement of Lenders.  If any Lender requests compensation under Section 3.1, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.2 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.6(a) above or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.7), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.1 or 3.2) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)                 the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.7;

(ii)               such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)             in the case of any such assignment resulting from a claim for compensation under Section 3.1 or payments required to be made pursuant to Section 3.2, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)              such assignment does not conflict with applicable Law;

(v)                in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and

(vi)              a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

3.7               Benchmark Replacement Setting.

Notwithstanding anything to the contrary herein or in any other Loan Document (and, for the avoidance of doubt, any Secured Bank Product or Hedge Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 3.7).

(a)                Replacing Benchmarks.  Upon a date and time determined by the Administrative Agent as to any Benchmark which date shall be no later than the occurrence of a Benchmark Transition Event with respect to such Benchmark, the applicable Benchmark Replacement will replace the applicable then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark at or after 3:00 p.m. on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the affected Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Required Lenders.  At any time that the administrator of the applicable then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be not representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of the Alternate Base Rate based upon such Benchmark (if any) will not be used in any determination of the Alternate Base Rate.

(b)                Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)                Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement, and (ii) the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement.  The Administrative Agent will notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.7(d).  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.7, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.7.

(d)                Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the applicable then-current Benchmark is a term rate (including the Term SOFR Rate), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for such Benchmark (including any applicable Benchmark Replacement) settings.

3.8               Survival.  Each party’s obligations under this Article III shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

IV.               CONDITIONS OF LENDING

The obligation of each Lender to make Loans hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans and to the satisfaction of the following further conditions:

4.1               First Loans.  The obligation of each Lender to make the Term A-1 Loan and any other Loans requested by the Borrower on the Closing Date are subject to the satisfaction of the following conditions on or before the Closing Date:

(a)                Deliveries.  The Administrative Agent shall have received each of the following in form and substance satisfactory to the Administrative Agent and, if applicable, its counsel:

(i)                 a certificate of the Borrower signed by a Compliance Officer of the Borrower, dated as of the Closing Date stating that (a) all representations and warranties of the Loan Parties set forth in this Agreement or the other Loan Documents are true and correct in all material respects, except that such representations and warranties that are qualified in this Agreement or such other Loan Document by reference to materiality or a Material Adverse Change shall be true and correct in all respects, as of the Closing Date (or, if such representation or warranty makes reference to an earlier date, as of such earlier date), (b) the Loan Parties are in compliance with each of the covenants and conditions hereunder and the other Loan Documents, (c) no Event of Default or Default exists, (d) there has occurred no Material Adverse Change either (y) in the business, properties, assets, or condition (financial or otherwise) of the Loan Parties, taken as a whole or (z) in the facts and information regarding the Loan Parties as represented to the Administrative Agent and the Lenders up to the Closing Date, taken as a whole, (e) each of the Loan Parties has satisfied each of the closing conditions required to be satisfied by it hereunder and (f) a calculation, calculated on a pro forma basis, of the Leverage Ratio as of the last day of the fiscal quarter of the Borrower most recently ended prior to the Closing Date;

(ii)               a certificate dated as of the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to: (a) all action taken by each Loan Party in connection with this Agreement and the other Loan Documents; (b) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (c) copies of its Organizational Documents as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office (if so filed or required to be so filed) together with certificates from the appropriate state officials as to the continued existence and good standing or existence (as applicable) of each Loan Party in each state where organized or qualified to do business;

(iii)             evidence that there is no action, suit, proceeding or investigation pending against, or threatened in writing against, any Loan Party or any of their respective properties, including the Licenses, in any court or before any arbitrator of any kind or before or by any other Governmental Authority (including the FCC and any applicable PUC) that would reasonably be expected to result in a Material Adverse Change;

(iv)              this Agreement and each of the other Loan Documents signed by an Authorized Officer and all appropriate financing statements and appropriate stock powers and certificates evidencing the pledged Collateral and all other original items required to be delivered pursuant to any of the Collateral Documents;

(v)                customary written opinions of counsel for the Loan Parties, duly executed (including any local, FCC or PUC counsel, if required by the Administrative Agent), dated as of the Closing Date;

(vi)              evidence that adequate insurance required to be maintained under this Agreement is in full force and effect, with additional insured, mortgagee and lender loss payable special endorsements attached thereto naming the Administrative Agent as additional insured, mortgagee and lender loss payee, as applicable;

(vii)            a duly completed, executed Loan Request for Credit Extension for each Loan requested to be made on the Closing Date, including notice of election as to Interest Periods (if applicable);

(viii)          a duly completed, executed Perfection and Diligence Certificate signed by an Authorized Officer of each of the Loan Parties;

(ix)              a duly completed, executed Solvency Certificate signed by an Authorized Officer of the Borrower on behalf of itself and the Loan Parties;

(x)                evidence that all material governmental and third-party consents, subordinations or waivers, as applicable, required to effectuate the transactions contemplated hereby have been obtained and are in full force and effect, including any required material permits and authorizations of all applicable Governmental Authorities, including the FCC and all applicable PUCs;

(xi)              evidence that the Prior Credit Agreement, has been terminated, and all outstanding obligations thereunder have been paid in full and all Liens securing such obligations have been released or assigned to the Administrative Agent, as applicable;

(xii)            a Lien search with respect to the Borrower and each other Loan Party, in scope satisfactory to the Administrative Agent and with results showing no Liens other than Permitted Liens and otherwise satisfactory to the Administrative Agent;

(xiii)          to the extent requested by the Administrative Agent, true, correct and complete copies of all Material Agreements not already delivered pursuant to another clause of this Section 4.1;

(xiv)          Collateral.

(A)              evidence that the Loan Parties have effectively and validly pledged and perfected the Collateral contemplated by the Collateral Documents;
(B)              evidence that all filings and recordings (including all fixture filings and transmitting utility filings) that are necessary to perfect the Prior Security Interest of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral described in the Collateral Documents have been filed or recorded or will be filed for recording concurrently with the Loans to be made on the Closing Date, in each case, in all appropriate locations;

(xv)            an executed letter from the Borrower with respect to any proceeds of the Loans being disbursed to third parties authorizing the Administrative Agent to distribute such proceeds on behalf of the Loan Parties in accordance with the instructions set forth in such letter;

(xvi)          the audited, consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ending December 31, 2021 and such other financial statements, budgets, forecasts and other financial information as to the Loan Parties as the Administrative Agent or any other Lender may have required prior to the Closing Date;

(xvii)        at least five (5) Business Days prior to the Closing Date, (A) all documentation and other information reasonably requested by (or on behalf of) any Lender in order to comply with requirements of Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions and (B) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification;

(xviii)      and

(xix)          such other documents in connection with such transactions as the Administrative Agent or its counsel may reasonably request.

(b)                Payment of Fees.  The Borrower shall have paid all fees and expenses related to the Facilities and this Agreement and the other Loan Documents payable on or before the Closing Date as required by this Agreement, the Fee Letter or any other Loan Document.

4.2               Each Loan.  At the time of any Credit Extension and after giving effect to the proposed Credit Extension: (a) (i) the representations and warranties of the Loan Parties set forth in Article V of this Agreement and in the other Loan Documents shall then be true and correct, except such representations and warranties that are not qualified by reference to materiality or a Material Adverse Change shall then be true and correct in all material respects as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date), (ii) no Event of Default or Default shall have occurred and be continuing, and (iii) the Borrower shall have delivered a duly executed and completed Loan Request to the Administrative Agent for each Loan requested to be made pursuant to Sections 2.1(b), 2.1(e), 2.2(b) and 2.3(b), as the case may be and (b) with respect to any Credit Extension consisting of Incremental Term Loans, the Borrower shall have complied with all conditions set forth in the applicable Incremental Term Loan Funding Agreement.

V.                 REPRESENTATIONS AND WARRANTIES

The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows:

5.1               Organization and Qualification.  Each Loan Party and each Subsidiary of each Loan Party (a) is a corporation, partnership or limited liability company or other entity as identified on Schedule 5.1, in each case duly organized, validly existing and in good standing under the laws of its jurisdiction of organization specified on Schedule 5.1, (b) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, and (c) is duly licensed or qualified and in good standing in each jurisdiction listed on Schedule 5.1 and in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary except where the failure to be so duly licensed or qualified could not reasonably be expected to result in a Material Adverse Change.

5.2               Compliance With Laws.

(a)                Each Loan Party and each Subsidiary of each Loan Party is in compliance with all applicable Laws in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or currently foresees that it will be doing business except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

(b)                No Credit Extension, or use of any proceeds thereof, or entry into or performance by any Loan Party of the Loan Documents to which it is a party contravenes any Law applicable to such Loan Party or any Subsidiary of any Loan Party or any of the Lenders.

5.3               Title to Properties.  Each Loan Party and each Subsidiary of each Loan Party (a) has good and marketable title to or valid leasehold interest in all material properties, assets and other rights that it purports to own or lease or that are reflected as owned or leased on its books and records, and (b) owns or leases all of its properties free and clear of all Liens except Permitted Liens.

5.4               Investment Company Act.  None of the Loan Parties or Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.”

5.5               Event of Default.  No Event of Default or Default exists or is continuing.

5.6               Subsidiaries and Owners.  Schedule 5.6 states, (a) the name of each of the Borrower’s Subsidiaries, its jurisdiction of organization and the amount, percentage and type of Equity Interests in such Subsidiary (the “Subsidiary Equity Interests”), (b) the name of each holder of an Equity Interest in the Borrower, the amount, percentage and type of such Equity Interest (the “Borrower Equity Interests”), and (c) any options, warrants or other rights outstanding to purchase any such Equity Interests referred to in clause (a) or (b).  The Borrower and each Subsidiary of the Borrower has good and marketable title to all of the Subsidiary Equity Interests it purports to own, free and clear in each case of any Lien and all such Subsidiary Equity Interests have been validly issued, fully paid and nonassessable (or, in the case of a partnership, limited liability company or similar Equity Interest, not subject to any capital call or other additional capital requirement).  All of the Borrower’s Subsidiaries are Guarantors as of the Closing Date.

5.7               Power and Authority; Validity and Binding Effect.

(a)                Each Loan Party has the full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

(b)                This Agreement and each of the other Loan Documents (i) has been duly and validly executed and delivered by each Loan Party, and (ii) constitutes, or will constitute, legal, valid and binding obligations of each Loan Party that is or will be a party thereto, enforceable against such Loan Party in accordance with its terms, subject only to limitations on enforceability imposed by (y) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and (z) general equitable principles.

5.8               No Conflict; Material Agreements; Consents.

(a)                Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the Organizational Documents of any Loan Party, (ii) any Material Agreement to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or (iii) any applicable Law or any order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of its respective property is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents).  There is no default by any Loan Party under any Material Agreement or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject.  None of the Loan Parties or their Subsidiaries or their respective property is bound by any contractual obligation (including pursuant to any Material Agreement), or subject to any restriction in any of its Organizational Documents, or any requirement of Law that could reasonably be expected to result in a Material Adverse Change.

(b)                No consent, approval, exemption, order or authorization of, registration or filing with, or notice to, any Governmental Authority or any other Person is required by any Law or any agreement (including any Material Agreement) in connection with (i) the execution, delivery and carrying out of this Agreement, the other Loan Documents, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection of the Prior Security Interest of the Administrative Agent and the Secured Parties created under the Collateral Documents (other than the filing of UCC financing statements (including any transmitting utility financing statements), recording of the Mortgages, and filings with the United States Patent and Trademark Office or the United States Copyright Office), or (iv) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies of any Secured Party in respect of the Collateral pursuant to the Collateral Documents (except approvals of the FCC or any applicable PUC with respect to any assignment or transfer of control of a License or Communications System), in each case except those which have been duly obtained on or before the Closing Date, taken, given or made and are in full force and effect.  Each of the Loan Parties’ Material Agreements is in full force and effect, and no Loan Party has received any written notice of termination, revocation or other cancellation (before any scheduled date of termination) in respect thereof.

5.9               Litigation.  There are no actions, suits, proceedings or investigations pending or threatened in writing against any Loan Party or any Subsidiary of any Loan Party or any of their respective properties, including the Licenses, at law or in equity before any Governmental Authority that individually or in the aggregate (i) could reasonably be expected to result in a Material Adverse Change or (ii) purports to affect the legality, validity or enforceability of any Loan Document.  None of the Loan Parties or any Subsidiaries of any Loan Party is subject to or in violation of any order, judgement, writ, injunction or any decree of any Governmental Authority that could reasonably be expected to result in a Material Adverse Change.

5.10           Financial Statements.

(a)                Audited Financial Statements.  The audited financial statements delivered on or before the Closing Date in accordance with Section 4.1(a) and thereafter most recently delivered in accordance with Section 6.1(b) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all Material Indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)                Unaudited Financial Statements.  The unaudited financial statements delivered on or before the Closing Date in accordance with Section 4.1(a) and thereafter most recently delivered by the Borrower in accordance with Section 6.1(a) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)                Accuracy of Financial Statements.  Neither the Borrower nor any of its Subsidiaries has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the financial statements referred to in clauses (a) and (b) of this Section 5.10 or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Borrower or any Subsidiary of the Borrower that could reasonably be expected to result in a Material Adverse Change.

(d)                Material Adverse Change.  Since December 31, 2021 no Material Adverse Change has occurred.

5.11           Margin Stock.  None of the Loan Parties nor any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board).  No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or that is inconsistent with the provisions of the regulations of the Board.  None of the Loan Parties nor any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.

5.12           Full Disclosure.

(a)                Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Administrative Agent or any Lender in connection herewith or therewith (other than projections and budgets), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.  Any projections or budgets provided by or on behalf of the Loan Parties have been prepared by management in good faith and based on assumptions believed by management to be reasonable at the time the projections or budgets were prepared, it being understood that the projections or budgets as to future events are not to be viewed as fact and that actual results during the period or periods covered by the projections or budgets may differ materially from such projected results.  There is no fact known to any Loan Party that materially and adversely affects the business, property, assets, financial condition or results of operations of the Loan Parties, taken as a whole, that has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby.

(b)                As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

5.13           Taxes.  All federal, state, and material local or other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges that have or may become due pursuant to said returns or to assessments received, except for (i) any such taxes, assessments, charges and levies in an amount of less than $500,000 in the aggregate; and (ii)  to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

5.14           Intellectual Property; Other Rights.  Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the material Intellectual Property and all service marks, trade names, domain names, licenses, registrations, franchises, permits and other rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known possible, alleged or actual conflict with the rights of others.

5.15           Liens in the Collateral.  The Liens in the Collateral granted to the Administrative Agent for the benefit of the Secured Parties pursuant to the Collateral Documents constitute and will continue to constitute Prior Security Interests in and to the Collateral.  All filing fees and other expenses in connection with the perfection of such Liens have been or will be paid by the Borrower.

5.16           Insurance.

(a)                The properties of each Loan Party and each of its Subsidiaries are insured pursuant to policies and other bonds that are valid and in full force and effect and that provide coverage satisfying or surpassing the requirements set forth in Section 6.5(a).

(b)                Each Loan Party, to the extent required under the Flood Laws, has obtained flood insurance for such structures and contents constituting Collateral located in a flood hazard zone pursuant to policies that are valid and in full force and effect and which provide coverage meeting the requirements of Section 6.5(b).

5.17           Employee Benefits Compliance.

(a)                Each Plan is in compliance with its terms and with the applicable provisions of ERISA, the Code and other federal or state Laws in all material respects.  Each Plan that is intended to qualify under Section 401(a) of the Code has (i) received the most recently available favorable determination letter from the IRS, or (ii) an application for such a letter currently being processed by the IRS with respect thereto, or (iii) been adopted by means of a pre-approved plan document that has received the most recently available opinion letter from the IRS on which the plan sponsor is entitled to rely and, nothing has occurred that would prevent, or cause the loss of, such qualification.  The Loan Parties and each ERISA Affiliate have satisfied all of their obligations and liabilities with respect to each Plan, and have made all required contributions to each Plan on or before the applicable due date, including contributions to any Pension Plan and any Multiemployer Plan that are required by the Plan Funding Rules or the collective bargaining agreement, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan or Multiemployer Plan.

(b)                There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, including any audit, investigation or enforcement action, with respect to any Plan.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan except as could not reasonably be expected to result in liability to any Loan Party or an ERISA Affiliate in excess of the Threshold Amount.

(c)                 (i) Except as could not reasonably be expected to result in liability to any Loan Party or an ERISA Affiliate in excess of the Threshold Amount, no ERISA Event has occurred or is reasonably expected to occur; and (ii) no Unfunded Liability exists in excess of the Threshold Amount, taking into account only Pension Plans with positive Unfunded Liability.

(d)                The Unfunded Liability of each Plan is reflected on the financial statements referenced in Section 5.10.

5.18           Environmental Matters.

(a)                The facilities and properties currently owned or operated, or, to the knowledge of any Loan Party formerly owned leased or operated by any Loan Party or any Subsidiary of any Loan Party (the “Properties”) do not contain any Hazardous Materials attributable to the such Loan Party’s or Subsidiary’s ownership, lease or operation of the Properties in amounts or concentrations or stored or utilized which (i) constitute or constituted a violation of Environmental Laws, and (ii) could reasonably be expected to give rise to any Environmental Liability in excess of the Threshold Amount;

(b)                No Loan Party or Subsidiary of a Loan Party has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws (and no related claim, complaint, proceeding, investigation or inquiry is pending or, to the knowledge of any Loan Party or any Subsidiary of any Loan Party, is threatened or contemplated) with regard to their activities at any of the Properties or the business operated by the Loan Parties (the “Business”), or any prior Business for which any Loan Party or any Subsidiary of any Loan Party has retained liability under any Environmental Law in excess of the Threshold Amount;

(c)                Hazardous Materials have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to any Environmental Liability in excess of the Threshold Amount for any Loan Parties or any Subsidiary of any Loan Party, nor have any Hazardous Materials been generated, treated, stored or disposed of by or on behalf of any Loan Party or any Subsidiary of any Loan Party at, on or under any of the Properties in violation of Environmental Laws that could reasonably be expected to result in a Material Adverse Change, or in a manner that could reasonably be expected to give rise to, Environmental Liability in excess of the Threshold Amount;

(d)                No Loan Party or Subsidiary of any Loan Party knows of any basis for any permit, license or other approval required under any Environmental Law with regard to their activities at any of the Properties or the Business to be revoked, canceled, limited, terminated, modified, appealed or otherwise challenged and that could reasonably be expected to result in a Material Adverse Change; and

(e)                No Loan Party or Subsidiary of a Loan Party knows or any facts, events or circumstances that could give rise to any basis for any Environmental Liability in excess of the Threshold Amount of any Loan Party or any Subsidiary of any Loan Party.

5.19           Communications Regulatory Matters.

(a)                As of the Closing Date, Schedule 5.19 sets forth a true and complete list of the following information for each License issued to or utilized by the Loan Parties or their respective Subsidiaries: the granting authority, the name of the licensee, the type of service, the expiration date and the geographic area covered by such License.  Other than as set forth in Schedule 5.19, each License is held by a Loan Party or a wholly-owned, Domestic Subsidiary of a Loan Party whose Equity Interests are subject to a Prior Security Interest in favor of the Administrative Agent, on behalf of itself and the other Secured Parties, pursuant to the Security Agreement.

(b)                The Licenses are valid and in full force and effect without adverse conditions, except for such conditions as are generally applicable to holders of such Licenses.  Each Loan Party or Subsidiary of a Loan Party has all requisite power and authority required under the Communications Act and PUC Laws to hold the Licenses and to own and operate the Communications Systems.  The Licenses constitute in all material respects all of the Licenses necessary for the operation of the Communications Systems in the same manner as it is presently conducted.  No event has occurred and is continuing which could reasonably be expected to (i) result in the suspension, revocation, or termination of any such License or (ii) materially and adversely affect any rights of the Loan Parties or their respective Subsidiaries thereunder.  Neither the Loan Parties nor any of their Subsidiaries have actual knowledge that any License will not be renewed in the ordinary course.  Neither the Loan Parties nor any of their respective Subsidiaries are a party to any investigation, notice of apparent liability, notice of violation, order or complaint issued by or before the FCC, PUC or any applicable Governmental Authority with respect to a License, and there are no proceedings pending by or before the FCC, PUC or any applicable Governmental Authority which would reasonably be expected to adversely affect the validity of any License.

(c)                All of the material properties, equipment and systems owned, leased, subleased or managed by the Loan Parties or their respective Subsidiaries are, and (to the best knowledge of the Loan Parties and their Subsidiaries) all such property, equipment and systems to be acquired or added in connection with any contemplated system expansion or construction will be, in good repair, working order and condition (reasonable wear and tear excepted) and are and will be in compliance in all material respects with all terms and conditions of the Licenses, all Laws and all standards or rules imposed by any Governmental Authority or as imposed under any agreements with telecommunications companies and customers.

(d)                Each of the Loan Parties and their respective Subsidiaries has made all material filings which are required to be filed by it, paid all material franchise, license, regulatory assessments or other fees and charges related to the Licenses or which are required to be paid or have become due pursuant to any authorization, consent, approval or license of, or registration or filing with, any Governmental Authority in respect of its business or which is otherwise required for the construction and operation of any Communication System and has made appropriate provision as is required by GAAP for any such fees and charges which have accrued.  All such filings are complete and accurate in all material respects.

(e)                Each of the Loan Parties and their respective Subsidiaries has complied in all material respects with all requirements, rules, restrictions, and other terms and conditions required to be complied with respect to any Funding Program or associated with the receipt and use of funding from any Funding Agency.  To each Loan Party’s knowledge, there are no pending audits or investigations by any Governmental Authority or Funding Agency threatened in writing regarding the Loan Parties’ use of, or entitlement to, any funding received from any Funding Program.

5.20           Solvency.  Before and after giving effect to any Credit Extension hereunder, each of the Loan Parties, taken as a whole, are Solvent.

5.21           Qualified ECP Guarantor.

Each Loan Party is a Qualified ECP Guarantor.

5.22           Transactions with Affiliates.

No Affiliate and no officer or director of any Loan Party or any of its Subsidiaries owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with Loan Parties or has any material interest in any material property used by Loan Parties, except as permitted by Section 7.3.

5.23           Labor Matters.

There are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary of any Loan Party pending or, to the knowledge of any Loan Party, threatened except as could not reasonably be expected to result in a Material Adverse Change. The hours worked by and payments made to employees of the Loan Parties and their respective Subsidiaries within the past five (5) years have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except as could not reasonably be expected to result in a Material Adverse Change. The execution, delivery and performance of the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any Subsidiary of any Loan Party is bound.

5.24           Anti-Corruption; Anti-Terrorism and Sanctions.

(a)                Each of the Loan Parties and their respective Subsidiaries, Affiliates, and to the knowledge of Borrower, their officers, directors, employees and agents are in compliance, in all respects, with all applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws and (iii) Sanctions.

(b)                The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Loan Parties and their respective Subsidiaries, Affiliates, officers, directors, employees and agents with all applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws and (iii) Sanctions.

(c)                None of the Loan Parties or their respective Subsidiaries, Affiliates, and to the knowledge of Borrower, their officers, directors, employees or agents are Sanctioned Persons or have engaged in, or are now engaged in, or will engage in, any dealings or transactions with any Sanctioned Person.

(d)                No Credit Extension, use of proceeds or other transaction contemplated by this Agreement will violate any applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws or (iii) Sanctions.

(e)                The Loan Parties have provided to the Administrative Agent and the Lenders all information requested by the Administrative Agent and the Lenders regarding the Loan Parties and their respective Subsidiaries, Affiliates, officers, directors, employees and agents that is necessary for the Administrative Agent and the Lenders to collect to comply with applicable Anti-Corruption Laws, Anti-Terrorism Laws, Sanctions and other Laws.

5.25           Borrower’s Status as a Holding Company.

Borrower does not own any assets other than the Equity Interests in the Loan Parties and does not conduct, transact or engage in any business or operations other than those incidental to its direct ownership of the Loan Parties.

VI.               AFFIRMATIVE COVENANTS

The Loan Parties, jointly and severally, covenant and agree that until Payment In Full of the Secured Obligations, the Loan Parties shall comply at all times with the following covenants:

6.1               Reporting Requirements.  The Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:

(a)                Quarterly Financial Statements.  As soon as available and in any event within sixty (60) calendar days after the end of each of the first three fiscal quarters in each fiscal year, financial statements of the Borrower, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, stockholders or members equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified by a Compliance Officer of the Borrower as having been prepared in accordance with GAAP (subject to normal year-end audit adjustments), consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

(b)                Annual Financial Statements.  As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, audited financial statements of the Borrower consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, including a comparison of actual performance to the Budget for such fiscal year and year-to-date delivered to the Administrative Agent pursuant to Section 6.1(d)(i), and certified by independent certified public accountants of nationally recognized standing satisfactory to the Administrative Agent.  The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur).

(c)                Compliance Certificate.  Concurrently with the financial statements of the Borrower furnished to the Administrative Agent and to the Lenders pursuant to Sections 6.1(a) and (b), a Compliance Certificate duly executed by a Compliance Officer of the Borrower.

(d)                Other Reports.

(i)                 Annual Budget.  The annual consolidated Budget, to be supplied not later than sixty (60) days after the first day of each fiscal year of the Borrower;

(ii)               Accountants’ Reports.  Promptly upon their becoming available to the Borrower, any reports, including management letters submitted, to the Borrower by independent accountants in connection with any annual, interim or special audit;

(iii)             [Reserved].

(iv)              Benefit Plan Documentation.  Promptly upon request by any Lender, each Loan Party will deliver to the Lender (A) all reports, forms and other documents required to be or otherwise prepared or filed in respect of any Plan pursuant to the Code, ERISA and other applicable Law; (B) all actuarial reports prepared in respect of any Pension Plan or Multiemployer Plan that are available to the Loan Party or that may be made available to the Loan Party upon request; and (C) any documentation regarding withdrawal liability under or the funding status with respect to any Multiemployer Plan.

(e)                Notices.

(i)                 Default.  Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Default, a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Default and the action that such Loan Party proposes to take with respect thereto.

(ii)               Regulatory and Other Notices.  Promptly after filing, receiving or becoming aware thereof, the Loan Parties will deliver or cause to be delivered copies of any filings or communications sent to, or notices and other communications received by, any Loan Party or any of its respective Subsidiaries from any Governmental Authority, including the FCC and any PUC, relating to any noncompliance by any Loan Party or any of its Subsidiaries with any applicable Law, including the Communications Act and any applicable PUC Law, or with respect to any matter or proceeding, in each case, the effect of which could reasonably be expected to result in a Material Adverse Change.

(iii)             Litigation.  Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Governmental Authority or any other Person against any Loan Party or Subsidiary of any Loan Party that relate to the Collateral or that could reasonably be expected to result in a Material Adverse Change.

(iv)              Organizational Documents.  Within the time limits set forth in Section 7.14, any amendment to the Organizational Documents of any Loan Party or any Subsidiary of any Loan Party which is material or otherwise adverse to the interests of the Lenders.

(v)                Material Agreements.  Promptly after becoming aware thereof, notice of any material amendment, supplement, waiver or other modification to any of the Material Agreements, or any notice of default or of termination, cancellation or revocation (in each case, prior to any scheduled date of termination) delivered thereunder.

(vi)              Erroneous Financial Information.  Notice, promptly in the event that the Borrower or its accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance.

(vii)            ERISA Event.  Promptly upon the occurrence of any ERISA Event or Plan Qualification Event or any event reasonably expected to result in an ERISA Event or Plan Qualification Event, notice of such occurrence or event.

(viii)          Material Adverse Change.  Promptly after becoming aware thereof, the Borrower will give notice of any change in events or changes in facts or circumstances affecting any Loan Party or any of their respective Subsidiaries which individually or in the aggregate have resulted in or could reasonably be expected to result in a Material Adverse Change.

(ix)              Environmental Notices.  Promptly after becoming aware of any material violation by any Loan Party or any of its respective Subsidiaries of Environmental Laws or promptly upon receipt of any notice that a Governmental Authority or other Person has asserted that any Loan Party or any of its respective Subsidiaries is not in compliance with Environmental Laws or that its compliance is being investigated, and, in either case, the same would reasonably be expected to result in a Material Adverse Change, the Borrower will give notice thereof and provide such other information as may be reasonably available to any Loan Party or any of its respective Subsidiaries to enable the Administrative Agent and the Lenders to reasonably evaluate such matter.

(x)                SEC Reports; Shareholder Communications.  Reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses and other shareholder communications, filed by the Borrower with the Securities and Exchange Commission.

(f)                 Beneficial Ownership Certificate.  Promptly after the occurrence thereof, a notice of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification.

(g)                Other Information.  Such other reports and information as the Administrative Agent may from time to time reasonably request.

6.2               Preservation of Existence, Etc.  Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain (a) its legal existence as a corporation, limited partnership or limited liability company or other entity, as the case may be as of the Closing Date or the date of formation or acquisition thereof and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 7.7, and (b) all licenses, franchises, permits and other authorizations (including all Licenses) and Intellectual Property, the loss, revocation, termination, suspension or adverse modification of which could reasonably be expected to result in a Material Adverse Change.

6.3               Preservation of Licenses.  Each Loan Party shall, and shall cause each of its Subsidiaries to, at all times preserve, renew and keep in full force and effect all Licenses, except for immaterial Licenses and Licenses which are no longer required in the conduct of such Loan Party’s or Subsidiary’s business and which cannot be sold or which have de minimis fair market value.

6.4               Payment of Liabilities, Including Taxes, Etc.  Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all material indebtedness and other liabilities (including all lawful claims that, if unpaid, would by Law become a Lien on the assets of any Loan Party) to which it is subject or that are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or governmental charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

6.5               Maintenance of Insurance.

(a)                Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by the Administrative Agent. Such insurance policies (other than workers’ compensation and business interruption insurance) shall contain additional insured, mortgagee and lender loss payable special endorsements in form and substance satisfactory to the Administrative Agent naming the Administrative Agent as additional insured, mortgagee and lender loss payee, as applicable, and providing the Administrative Agent with notice of cancellation acceptable to the Administrative Agent.

(b)                Each Loan Party shall, to the extent required under the Flood Laws, obtain and maintain flood insurance for such structures and contents constituting Collateral located in a flood hazard zone, in such amounts as similar structures and contents are insured by prudent companies in similar circumstances carrying on similar businesses and otherwise satisfactory to the Administrative Agent (but, in any event, providing all flood insurance required by applicable Law).

(c)                Each Loan Party shall deliver evidence of the insurance policies and endorsements described above to the Administrative Agent on or prior to the Closing Date.  Not less than fifteen (15) days (or such later date as the Administrative Agent shall agree to in its reasonable discretion) prior to the expiration date of the insurance policies required to be maintained by any Loan Party or its Subsidiaries pursuant to the terms hereof, the Borrower will deliver to the Administrative Agent one or more certificates of insurance and endorsements evidencing renewal of the insurance coverage required hereunder plus such other evidence of payment of premiums therefor as Administrative Agent may reasonably request.

(d)                If any Loan Party fails to, or fails to cause any of its Subsidiaries to, obtain and maintain any of the policies of insurance required to be maintained pursuant to the provisions of this Section 6.5 or to pay any premium in whole or in part, the Administrative Agent may, without waiving or releasing any obligation or Default or Event of Default, at the Loan Parties’ expense, but without any obligation to do so, procure such policies or pay such premiums.  All sums so disbursed by the Administrative Agent, including any reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and reasonable fees, charges and disbursements of counsel for the Administrative Agent, shall be payable by the Loan Parties to the Administrative Agent on demand and shall be additional Obligations hereunder and under the other Loan Documents, secured by the Collateral.

6.6               Maintenance of Properties and Leases.  Each Loan Party shall, and shall cause each of its Subsidiaries to (a) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition except to the extent the failure to do so could not reasonably be expected to have a material adverse impact on the operations or business of any Loan Party, ordinary wear and tear and casualty and condemnation excepted; (b) make all necessary repairs thereto and renewals and replacements thereof; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.7               Visitation Rights.  Each Loan Party shall, and shall cause each of its Subsidiaries to, at permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders to visit and inspect during normal business hours any of its properties and to examine and make excerpts from its books and records (other than books and records that are protected by attorney-client privilege or the disclosure of which would violate applicable laws) and discuss its business affairs, finances and accounts with its officers and to conduct reviews of each Loan Party’s Collateral (such reviews to occur not more frequently than annually, absent an Event of Default), all in such detail and at such times and as often as the Required Lenders or the Administrative Agent may reasonably request, all at the Borrower’s expense, provided that prior to the occurrence of an Event of Default the Administrative Agent shall provide the Borrower with reasonable notice prior to any visit or inspection.  Prior to occurrence of an Event of Default, the Administrative Agent shall not, without cause, as determined by the Administrative Agent in its reasonable judgment, request reimbursement from the Borrower for more than one (1) such visitation/inspection and Collateral audit in any calendar year.

6.8               Keeping of Records and Books of Account.  The Loan Parties shall, and shall cause each Subsidiary of the Borrower to, maintain and keep proper books of record and account that enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Governmental Authority having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

6.9               Compliance with Laws.

(a)                Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all other applicable Laws, except where failure to comply with any applicable Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief that, in the aggregate, could reasonably be expected to result in a Material Adverse Change.

(b)                Each of the Loan Parties shall, and shall cause each of its Subsidiaries, officers, directors, and employees to, comply with all applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws and (iii) Sanctions.  The Borrower shall implement and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their respective Subsidiaries, Affiliates, officers, directors, employees and agents with all applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws and (iii) Sanctions.

(c)                Each of the Loan Parties shall, and shall cause each of its Subsidiaries(i) conduct its operations and keep and maintain its real property in compliance in all material respects with all Environmental Laws and environmental permits; (ii) obtain and renew all material environmental permits necessary for its operations and properties; and (iii) implement any and all investigation, remediation, removal and response actions that are necessary to maintain the value and marketability of the real property or to otherwise comply in all material respects with Environmental Laws pertaining to any of its real property (provided, however, that neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such investigation, remediation, removal, response or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP).

6.10           Further Assurances.

(a)                Generally.  Each Loan Party shall, from time to time, at its expense, preserve and protect the Administrative Agent’s Lien on and Prior Security Interest in the Collateral and all other real and personal property of the Loan Parties whether now owned or hereafter acquired as a continuing Prior Security Interest therein, and shall do or make, or cause each of its Subsidiaries to do or make, such other acts, deliveries and things as the Administrative Agent in its reasonable discretion may deem necessary or advisable from time to time in order to consummate the transactions contemplated hereby, preserve, perfect and protect the Liens granted or purported to be granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral.

(b)                Additional Subsidiaries.  In furtherance, and not in limitation, of Section 6.10(a), promptly upon (and in any event within thirty (30) days after (or such later date as the Administrative Agent shall agree to in its sole discretion)) the creation or acquisition of any direct or indirect wholly-owned Subsidiary by any Loan Party, each such new wholly-owned Subsidiary and the Loan Parties will execute and deliver to the Administrative Agent a duly executed Guarantor Joinder in accordance with Section 12.12, pursuant to which (i) such new wholly-owned Subsidiary (unless it is not a Domestic Subsidiary) shall become a party hereto as a Guarantor and shall become a party to the Security Agreement as a Grantor (as defined therein), and (ii) the Equity Interests of such new wholly-owned Subsidiary shall be pledged by the applicable Loan Party to the extent provided in the Collateral Documents.  Upon the creation or acquisition of any direct or indirect Subsidiary by any Loan Party that is not a wholly-owned Subsidiary, the Equity Interests of such new Subsidiary shall be pledged by the applicable Loan Party to the extent provided in the Collateral Documents.  As promptly as reasonably possible, the Loan Parties and their respective Subsidiaries will deliver all certificates evidencing such Equity Interests, together with undated, executed transfer powers, and such other Collateral Documents and such other documents, certificates and opinions (including opinions of local counsel in the jurisdiction of organization of each such new Subsidiary) regarding such new Subsidiary, in form, content and scope reasonably satisfactory to the Administrative Agent, as the Administrative Agent may reasonably request in connection therewith and will take such other action as the Administrative Agent may reasonably request to create in favor of the Administrative Agent a Prior Security Interest in the Collateral, to the extent provided in the Collateral Documents, for the Secured Obligations.

(c)                Real Property.  In furtherance, and not in limitation, of Sections 6.10(a) and 6.10(b), the Loan Parties shall (i) within ten (10) days after the acquisition of any Material Owned Property by any Loan Party that is not subject to an existing mortgage or deed of trust in favor of the Administrative Agent, for the benefit of the Secured Parties, notify the Administrative Agent and (ii) if requested by the Administrative Agent, within sixty (60) days of such acquisition (as such time period may be extended by the Administrative Agent, in its sole discretion), deliver such Mortgages, title insurance, flood and other insurance, environmental reports and other documents, instruments or agreements requested by the Administrative Agent in connection with granting and perfecting a Prior Security Interest, on such real property in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, all in form and substance acceptable to the Administrative Agent.

(d)                Other Property.  Pursuant to the terms of this Section 6.10 and of the Security Agreement, the Loan Parties will (i) promptly (and in any event on or before the earlier of (x) if applicable, the time required by Section 6.10(b) or (y) the Borrower’s next submission of a Compliance Certificate) notify the Administrative Agent of (A) any Equity Interest, (B) any federally registered Copyrights, Patents, and Trademarks (each as defined in the Security Agreement) which are material to the continued operation of any Loan Party’s business, (C) any commercial tort claim known to any Loan Party (such that an officer of any Loan Party has actual knowledge of the existence of a tort cause of action and not merely of the existence of the facts giving rise to such cause of action) that such Loan Party knows to involve an amount in controversy in the aggregate with any other known commercial tort claim of any Loan Party (in excess of the Threshold Amount), (D) any Material Agreements, and (E) any Material Account, in each case, owned, acquired, leased or opened by any Loan Party or any of its Subsidiaries, in each case, of which notice has not previously been given to the Administrative Agent, and (ii) on or before the earlier of (x) if applicable, the time required by Section 6.10(b) or (y) the Borrower’s next submission of a Compliance Certificate in connection with the financial statements required to be delivered pursuant to Section 6.1(b), deliver updated Annexes to the Security Agreement.

The Administrative Agent may elect not to request any documents, instruments, filings or opinions as contemplated by this Section 6.10 or the Security Agreement and the other Loan Documents if it determines in its sole discretion that the costs to the Loan Parties of perfecting a security interest or Lien in such property exceed the relative benefit of such security interest to the Secured Parties.

6.11           CoBank Equity and Securities.

(a)                So long as CoBank (or its affiliates) is a Lender hereunder, the Borrower shall (a) maintain its status as an entity eligible to borrow from CoBank (or its affiliates) and (b) acquire equity in CoBank in such amounts and at such times as CoBank may require in accordance with CoBank’s Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of equity that the Borrower may be required to purchase in CoBank in connection with the Loans made by CoBank (or its affiliates) may not exceed the maximum amount permitted by the Bylaws and the Capital Plan at the time this Agreement is entered into. The Borrower acknowledges receipt of a copy of (i) CoBank’s most recent annual report, and if more recent, CoBank’s latest quarterly report, (ii) CoBank’s Notice to Prospective Stockholders and (iii) CoBank’s Bylaws and Capital Plan, which describe the nature of all of the CoBank Equities as well as capitalization requirements, and agrees to be bound by the terms thereof.

(b)                Each party hereto acknowledges that CoBank’s Bylaws and Capital Plan (as each may be amended from time to time) shall govern (i) the rights and obligations of the parties with respect to the CoBank Equities and any patronage refunds or other distributions made on account thereof or on account of the Borrower’s patronage with CoBank, (ii) the Borrower’s eligibility for patronage distributions from CoBank (in the form of CoBank Equities and cash) and (iii) patronage distributions, if any, in the event of a sale of a participation interest. CoBank reserves the right to assign or sell participations in all or any part of its (or its affiliate’s) Commitments or outstanding Loans hereunder on a non-patronage basis.

(c)                Notwithstanding anything herein or in any other Loan Document to the contrary, each party hereto acknowledges that: (i) CoBank has a statutory first Lien pursuant to the Farm Credit Act of 1971 (as amended from time to time) on all CoBank Equities that the Borrower may now own or hereafter acquire, which statutory Lien shall be for CoBank’s (or its affiliate’s) sole and exclusive benefit; (ii) during the existence of any Event of Default, CoBank may at its sole discretion, but shall not be required to, foreclose on its statutory first Lien on the CoBank Equities and/or set off the value thereof or of any cash patronage against the Secured Obligations; (iii) during the existence of any Event of Default, CoBank may at its sole discretion, but shall not be required to, without notice except as required by applicable Law, retire and cancel all or part of the CoBank Equities owned by or allocated to the Borrower in accordance with the Farm Credit Act of 1971 (as amended from time to time) and any regulations promulgated pursuant thereto in total or partial liquidation of the Secured Obligations for such value as may be required pursuant applicable Law and CoBank’s Bylaws and Capital Plan (as each may be amended from time to time); (iv) the CoBank Equities shall not constitute security for the Secured Obligations due to the Administrative Agent, any other Lender or any other Secured Party; (v) to the extent that any of the Loan Documents create a Lien on the CoBank Equities, such Lien shall be for CoBank’s (or its affiliate’s) sole and exclusive benefit and shall not be subject to pro rata sharing hereunder; (vi) any setoff effectuated pursuant to the preceding clauses (ii) or (iii) may be undertaken whether or not the Secured Obligations are currently due and payable; and (vii) CoBank shall have no obligation to retire the CoBank Equities upon any Event of Default, Default or any other default by the Borrower or any other Loan Party, or at any other time, either for application to the Obligations or otherwise. The Borrower acknowledges that any corresponding tax liability associated with CoBank’s application of the value of the CoBank Equities to any portion of the Obligations is the sole responsibility of the Borrower.

6.12           Use of Proceeds.  The proceeds of (a) the Term A-1 Loans shall be used to refinance the existing credit facility under the Existing Loan Documents provided to the Borrower, (b) Revolving Loans shall be used to fund Permitted Acquisitions (including the payment of certain fees and expenses incurred in connection therewith), to finance Capital Expenditures of the Borrower and its Subsidiaries and for general corporate purposes of the Borrower and its Subsidiaries not in contravention of any Laws, including the payment of certain fees and expenses incurred in connection with the this Agreement, (c) the Delayed Draw Term Loans shall be used finance Capital Expenditures of the Borrower and its Subsidiaries and for general corporate purposes of the Borrower and its Subsidiaries not in contravention of any Laws, and (d) any Tranche of Incremental Term Loans shall be used as specified in the applicable Incremental Term Loan Funding Agreement.  The Loan Parties will use the proceeds of the Loans only in accordance with Sections 5.11 and 5.24 and as permitted by applicable Law.

6.13           Updates to Schedules and Annexes.  Should any of the information or disclosures provided on any of the Schedules referred to in this Agreement and attached hereto or any Annex to the Security Agreement become outdated or incorrect in any material respect, the Borrower shall promptly provide the Administrative Agent in writing with such revisions or updates to such Schedule or such Annex as may be necessary or appropriate to update or correct same.  No such Schedule or Annex, whether delivered pursuant to this Section 6.13, Section 6.10 or otherwise shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule or Annex be deemed to have been cured thereby, unless and until the Administrative Agent, in its sole discretion, or the Required Lenders shall have accepted in writing such revisions or updates to such Schedule or Annex; provided, however, that the Borrower may update Schedule 5.6 without any Administrative Agent or Required Lender approval in connection with any transaction not prohibited under Sections 7.7, 7.8 and 7.10.

6.14           Material Agreements.  Each of the Loan Parties covenants and agrees that it shall comply in all material respects with each of its Material Agreements.

6.15           Benefit Plan Compliance.

Each Plan will be in compliance in all material respects with its terms and applicable Law, each of the Loan Parties and the ERISA Affiliates will satisfy their obligations and liabilities with respect to each Plan in all material respects and each of the Loan Parties and the ERISA Affiliates will make all contributions with respect to any Plan on or before the due date for such contribution.

6.16           Interest Rate Protection.  No later than ninety (90) days after the Closing Date, the Borrower shall have entered into or obtained, and the Borrower will thereafter maintain in full force and effect, an Interest Rate Hedge in form and substance reasonably satisfactory to Administrative Agent, the effect of which Interest Rate Hedge shall be to fix or limit interest rates payable by the Borrower as to at least 35% of the aggregate principal balance of the then outstanding Term Loans for a period of two (2) years after the Closing Date.  The Borrower will deliver to Administrative Agent, promptly upon receipt thereof, copies of such Interest Rate Hedges (and any supplements or amendments thereto), and promptly upon request therefor, any other information reasonably requested by Administrative Agent to evidence its compliance with the provisions of this Section 6.16.

6.17           Post-Closing.  No later than ninety (90) days after the Closing Date, or such later date as the Administrative Agent may agree to in its sole discretion, the Loan Parties will deliver, or cause to be delivered, to the Administrative Agent, each of the following:

(a)                Real Estate Deliverables.

(i)                 A Mortgage with respect to each Material Owned Property, signed by an Authorized Officer of the applicable Loan Party and evidence that each such Mortgage has been filed or recorded in all appropriate locations;

(ii)               a legal description of each parcel of real property subject to a Mortgage, compatible with the survey described below (if such survey is required) and sufficient for recording;

(iii)             to the extent requested by the Administrative Agent in its sole discretion, an ALTA title insurance policy or policies insuring the Administrative Agent, for the benefit of the Secured Parties (including such endorsements as the Administrative Agent may reasonably require), insuring each Mortgage as a valid first priority Lien upon the property subject to such Mortgage subject only to Permitted Liens which have first priority by operation of law, and such other exceptions as are reasonably acceptable to the Administrative Agent;

(iv)              to the extent requested by the Administrative Agent in its sole discretion, an “as-built” survey or surveys adequate to delete the standard survey exception from any title policy delivered to the Administrative Agent, such survey or surveys to be certified in favor of the Administrative Agent for the benefit of the Secured Parties as to each of the real properties constituting Collateral;

(v)                to the extent requested by the Administrative Agent in its sole discretion, acceptable appraisals, field exams and other third party inspections, as applicable of the Loan Parties’ and their Subsidiaries’ assets, including the real property and improvements thereto constituting Collateral;

(vi)              to the extent requested by the Administrative Agent in its sole discretion, acceptable Phase I environmental audits with respect to each of the real properties constituting Collateral, together with such other environmental information as the Administrative Agent may request, including, but not limited to, completed environmental questionnaires in the form provided by the Administrative Agent;

(vii)            written opinions of counsel for the Loan Parties, duly executed, dated as of the date of delivery of each of the items required pursuant to this Section 6.17, and covering such matters with respect to the Mortgages as may be requested by the Administrative Agent;

(viii)          evidence that the Loan Parties have taken all actions required under the Flood Laws and/or requested by the Administrative Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to:

(A)              providing the Administrative Agent with the address and/or GPS coordinates of each structure on any improved real property that will be subject to the Mortgage;
(B)              obtaining or providing the following documents: (a) a completed standard “life-of-loan” flood hazard determination form, (b) if the improvement(s) to the improved real property is located in a special flood hazard area, a notification to the Borrower (“Borrower Notice”) and (if applicable) notification to the Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, and (c) documentation evidencing the Borrower’s receipt of the Borrower Notice (e.g., countersigned Borrower Notice, return receipt of certified U.S. Mail, or overnight delivery),

(ix)              to the extent required under Section 6.5(b), obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, together with such endorsements in favor of the Administrative Agent as the Administrative Agent may request; and

(b)                Control Agreements.  A duly completed, executed account control agreement with respect to all Material Accounts signed by an Authorized Officer of the Borrower and the appropriate depository institutions or other entities holding such Material Accounts.

VII.            NEGATIVE COVENANTS

7.1               Indebtedness.  No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries, to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(a)                Indebtedness under this Agreement and the other Loan Documents;

(b)                existing Indebtedness as set forth on Schedule 7.1;

(c)                Indebtedness incurred with respect to Purchase Money Security Interests, Synthetic Lease Obligations and Capital Leases for fixed or capital assets not in excess of $1,000,000 in the aggregate outstanding at any time;

(d)                unsecured Indebtedness of a Loan Party to another Loan Party;

(e)                Indebtedness (contingent or otherwise) of any Loan Party arising under (i) any Secured Hedge or (ii) Indebtedness under any Secured Bank Product entered into in the ordinary course of business; provided however, that (i) no Loan Party shall enter into or incur any Secured Hedge that constitutes a Swap Obligation if at the time it enters into or incurs such Swap Obligation it does not constitute an “eligible contract participant” as defined in the Commodity Exchange Act, and (ii) the Loan Parties and their Subsidiaries shall enter into a Secured Hedge only for hedging (rather than speculative) purposes;

(f)                 Guarantees and other Contingent Obligations permitted by Section 7.4; and

(g)                other Indebtedness in an aggregate amount not to exceed $1,000,000.

7.2               Liens.  No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

7.3               Affiliate Transactions.  No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, enter into or carry out any transaction with any Affiliate of any Loan Party (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person) unless such transaction (a) is not otherwise prohibited by this Agreement, (b) is in accordance with all applicable Law and (c) (i) is among the Loan Parties, (ii) is entered into in the ordinary course of business upon fair and reasonable arm’s-length terms and conditions, (iii) relates to the payment of compensation to directors, officers and employees in the ordinary course of business for services actually rendered in their capacities as directors, officers and employees, provided such compensation is reasonable and comparable with compensation paid by companies of like nature and similarly situated, or (iv) is a Restricted Payment permitted by Section 7.6 or an advance permitted by Section 7.5(b).

7.4               Contingent Obligations.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, at any time, directly or indirectly, create or become or be liable with respect to any Contingent Obligation except for those:

(a)                resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

(b)                arising in the ordinary course of business with respect to customary indemnification obligations incurred in the ordinary course of business;

(c)                incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations;

(d)                constituting Investments permitted pursuant to Section 7.5;

(e)                Guarantees by any Loan Party of Indebtedness permitted hereunder (other than Excluded Swap Obligations);

(f)                 Guarantees existing as of the Closing Date and described on Schedule 7.4(f) hereto;

(g)                unsecured Guarantees of Indebtedness of FiberComm, LC related to the purchase and renovation of 713 Nebraska Street, Sioux City, Iowa in an amount not to exceed $400,000 at any one time;

(h)                arising in connection with the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of a Loan Party’s or a Loan Party’s Subsidiary’s business; and

(i)                 Guarantees of other Indebtedness, the aggregate principal amount of which shall not exceed $1,000,000 in the aggregate at any one time.

7.5               Loans and Investments.  No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any Investment or agree, become or remain liable to make any Investment, except:

(a)                trade credit extended on usual and customary terms in the ordinary course of business;

(b)                advances to employees of the Loan Parties to meet expenses incurred by such employees in the ordinary course of business;

(c)                Investments in the form of cash and Cash Equivalents;

(d)                loans and advances to, and other Investments in, other wholly-owned Loan Parties;

(e)                notes payable to, or equity interests issued by, account debtors to any Loan Party in good faith settlement of delinquent obligations and pursuant to any plan of reorganization or similar proceedings upon the bankruptcy or insolvency of any such account debtor;

(f)                 the CoBank Equities and any other stock or securities of, or Investments in, CoBank or its investment services or programs;

(g)                Guaranties and other Contingent Obligations permitted by Section 7.4;

(h)                any Secured Hedge permitted under Section 7.1;

(i)                 Investments existing as of the Closing Date and set forth on Schedule 7.5(i) hereto, which Investments may be increased by an amount not to exceed $500,000 in the aggregate (based upon original purchase price or principal amount);

(j)                 Permitted Acquisitions; and

(k)                other Investments not exceeding $1,000,000 in the aggregate at any time (based upon original purchase price or principal amount).

7.6               Dividends and Related Distributions.  No Loan Party shall declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)                each Subsidiary of any Loan Party may make Restricted Payments to any Loan Party and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)                the Borrower and each Subsidiary of any Loan Party may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)                the Borrower and each Subsidiary of any Loan Party may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests; and

(d)                so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Borrower may (i) declare or pay cash dividends to its stockholders and (ii) purchase, redeem or otherwise acquire for cash Equity Interests issued by it, in an aggregate amount for clauses (i) and (ii) not to exceed $3,000,000 in any fiscal year of the Borrower.

7.7               Liquidations, Mergers, Consolidations, Acquisitions.  No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, (i) dissolve, liquidate or wind-up its affairs, (ii) become a party to any merger or consolidation, or (iii) acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person or group of related Persons; provided that:

(a)                any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person;

(b)                any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Guarantor; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor; and

(c)                the Loan Parties may consummate Permitted Acquisitions.

provided that, (x) no Loan Party or Subsidiary of Loan Party shall engage in, allow or be party to any Division without the written prior consent of the Administrative Agent in its sole discretion and (y) after giving effect to such merger or Disposition, the representations and warranties of the Loan Parties set forth in Article V and the other Loan Documents shall be true and correct in all material respects, except that such representations and warranties that are qualified in this Agreement or such other Loan Document by reference to materiality or a Material Adverse Change shall be true and correct in all respects.

7.8               Dispositions of Assets or Subsidiaries.  No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, Dispose of (including pursuant to any sale and leaseback transaction), voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests or other equity interests of a Subsidiary of such Loan Party), except:

(a)                any Disposition of assets in the ordinary course of business that are replaced by substitute assets acquired or leased as permitted in this Agreement, so long as such substitute assets are subject to the Administrative Agent’s Prior Security Interest therein;

(b)                transactions involving the sale of inventory to customers in the ordinary course of business;

(c)                any Disposition of obsolete or worn-out assets in the ordinary course of business that are no longer necessary or required in the conduct of such Loan Party’s or such Subsidiary’s business;

(d)                any Disposition of assets by any Loan Party to another Loan Party, so long as such sold or transferred assets are subject to the Administrative Agent’s Prior Security Interest therein or, if any such asset is expressly excluded from the Collateral pursuant to Section 2.3 of the Security Agreement or otherwise, such asset is sold or transferred to a Loan Party all of whose Equity Interest is subject to the Administrative Agent’s Prior Security Interest;

(e)                any Disposition permitted by Section 7.5;

(f)                 any Disposition of cash and Cash Equivalents; and

(g)                Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.8; provided that (i) at the time of such Disposition, no Default or Event of Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property Disposed of in reliance on clause (i) in any fiscal year shall not exceed $1,000,000 in any fiscal year of the Borrower.

provided, however, that any Disposition pursuant to clause (a) shall be for substantially equivalent value and any Disposition pursuant to clauses (b) through (g) shall be for fair market value; provided, further, that, no Loan Party or Subsidiary of any Loan Party shall engage in, allow or be party to any Division without the written prior consent of the Administrative Agent in its sole discretion.

7.9               Use of Proceeds.  No Loan Party shall (a) use the proceeds of any Loan or other Credit Extension hereunder, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose or (b) request any Credit Extension or use (or permit the use by any of its Subsidiaries or its or their respective Affiliates, directors, officers, employees or agents) the proceeds of any Credit Extension, whether directly or indirectly, in violation of Anti-Corruption Laws, Anti-Terrorism Laws, Sanctions or other applicable Law.

7.10           Subsidiaries, Partnerships and Joint Ventures.  No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, own or create directly or indirectly any Subsidiaries other than (i) any Subsidiary that has joined this Agreement as Guarantor on the Closing Date; and (ii) any Subsidiary formed or acquired after the Closing Date that joins this Agreement as a Guarantor by delivering to the Administrative Agent (A) an executed Guarantor Joinder; (B) documents in the forms described in Section 4.1 modified as appropriate; and (C) documents necessary to grant and perfect Prior Security Interests to the Administrative Agent for the benefit of the Secured Parties in the Equity Interests of, and Collateral held by, such Subsidiary.

7.11           Continuation of or Change in Business.  No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, engage in any line of business other than those lines of business conducted by the Loan Parties on the date hereof, substantially as conducted and operated by such Loan Party or Subsidiary during the present fiscal year, or other lines of business necessary or ancillary to the foregoing or consistent with advances in the industry of the Loan Parties.

7.12           Fiscal Year.  The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, change its fiscal year from the twelve-month period beginning January 1 and ending December 31.

7.13           Issuance of Equity Interests.  No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, commence or consummate any Equity Issuance, except for (a) any such Equity Issuances by any Loan Party (other than the Borrower) to and for the benefit of a Loan Party and that are subject to the Administrative Agent’s Prior Security Interest therein and otherwise comply with the Security Agreement and (b) any Equity Issuance permitted pursuant to Section 7.6(b) or (c).

7.14           Changes in Organizational Documents.  No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, amend in any material respect its Organizational Documents without providing at least thirty (30) calendar days’ prior written notice (or such shorter notice as to which the Administrative Agent may agree in its sole discretion) to the Administrative Agent and the Lenders and, in the event such change would be adverse to the Lenders as determined by the Administrative Agent in its sole discretion, obtaining the prior written consent of the Required Lenders.

7.15           Negative Pledges; Other Inconsistent Agreements.  Each of the Loan Parties covenants and agrees that it shall not, and shall not permit any of its Subsidiaries to, enter into any Material Agreement containing any provision which would (a) be breached by any Borrowing by the Borrower hereunder or by the performance by the Loan Parties or their respective Subsidiaries of any of their obligations hereunder or under any other Loan Document, (b) limit the ability of any Loan Party or any Subsidiary of any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person; (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Loan Party or Subsidiary of any Loan Party to (i) make Restricted Payments to any Loan Party, or pay any Indebtedness owed to any Loan Party, (ii) make loans or advances to any Loan Party, (iii) transfer any of its assets or properties to any Loan Party, or (iv) Guarantee the Indebtedness of any Loan Party, provided, however, that this clause (c) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.1(c) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (d) require the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided, however, that the foregoing shall not apply to restrictions and conditions imposed by applicable Law or by this Agreement.

7.16           Material Agreements.  Each of the Loan Parties covenants and agrees that it shall not, and shall not permit any of its Subsidiaries to (i) amend, restate, supplement, waive or otherwise modify, or terminate, cancel or revoke (prior to any scheduled date of termination) any Material Agreement if such modification, termination, cancellation or revocation could reasonably be expected to result in a Material Adverse Change, Default or Event of Default or (ii) make any optional prepayments of Indebtedness arising under any Material Indebtedness, except for optional prepayments of Indebtedness between the Loan Parties, if any.

7.17           Employee Plans.  No Loan Party or ERISA Affiliate will acquire liability (by adopting a new plan, acquisition of another entity, participating in an asset transfer or plan merger, or otherwise) under any Pension Plan or Multiemployer Plan under which the Loan Party or ERISA Affiliate has no liability as of the date of this Agreement.

7.18           Management Fees.  Each of the Loan Parties covenants and agrees that it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay any management or other similar fees to any Person, except legal or consulting fees paid to persons or entities that are not Affiliates of any Loan Party for services actually rendered and in amounts typically paid by entities engaged in a Loan Party’s business.

7.19           Capital Expenditures.  The Loan Parties shall not make any Capital Expenditure other than maintenance Capital Expenditures if an Event of Default has occurred and is continuing or will result therefrom.

7.20           Anti-Corruption; Anti-Terrorism; Sanctions.

(a)                None of the Loan Parties or their respective Subsidiaries, Affiliates, officers, directors, employees or agents will engage in any dealings or transactions with any Sanctioned Person or in violation of any applicable Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions.

(b)                No Loan Party will fund all or any part of any payment under this Agreement or any other Loan Document out of proceeds derived from transactions that violate Sanctions, or with any Sanctioned Person, or with or connected to any Sanctioned Country.

7.21           Independence of Covenants.  All covenants contained in Articles VI, VII and VIII of this Agreement shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that such action or condition would be permitted by another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or condition exists.

VIII.          FINANCIAL COVENANTS

8.1               Maximum Leverage Ratio.  The Loan Parties shall maintain at all times, measured as of the last day of each fiscal quarter, a Leverage Ratio of the Borrower of not more than the ratios set forth below for the periods specified below:

Period	Ratio
Each fiscal quarter end from the Closing Date through December 31, 2027	4.25:1.00
Each fiscal quarter end from January 1, 2028 and thereafter	3.25:1.00

8.2               Minimum Equity to Assets Ratio.  The Loan Parties shall maintain at all times, measured as of the last day of each fiscal quarter, an Equity to Assets Ratio of the Borrower of not less than 35%.

8.3               Minimum Debt Service Coverage Ratio.  The Loan Parties shall maintain at all times, measured as of the last day of each fiscal quarter, a Debt Service Coverage Ratio of the Borrower of not less than 2.00 to 1.0.

IX.               EVENTS OF DEFAULT

9.1               Events of Default.  An Event of Default means the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

(a)                Payments Under Loan Documents.  Failure by the Borrower or any other Loan Party to pay, on the date on which such payment becomes due in accordance with the terms of this Agreement or any other applicable Loan Document, (i) any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), or within three Business Days after such amount is due any interest on any Loan, or (ii) within three Business Days after such amount is due any other amount owing hereunder or under the other Loan Documents, or any other Secured Obligation;

(b)                Breach of Warranty.  Any representation, warranty, certification or statement of fact made or deemed made at any time by any of the Loan Parties herein or in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall have been false or misleading as of the time it was made or furnished (i) as stated if such representation or warranty contains an express materiality qualification or (ii) in any material respect if such representation or warranty does not contain such qualification;

(c)                Breach of Certain Covenants.  Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 6.1, Section 6.2, Section 6.3, Section 6.5, Section 6.7, Section 6.10, Section 6.11, Section 6.12, Section 6.16, Section 6.17, Article VII, or Article VIII.

(d)                Breach of Other Covenants.  Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document, and such default shall continue unremedied for the expressly specified cure period with respect thereto or, if no such cure period is specified, for a period of thirty (30) days after the earlier of (i) the Administrative Agent’s delivery of written notice thereof to the Borrower and (ii) an Authorized Officer or any other executive officer of any Loan Party obtaining knowledge thereof;

(e)                Defaults in Other Agreements or Indebtedness.  A default or event of default with respect to any Loan Party or any Subsidiary of any Loan Party shall occur at any time under the terms of any other agreement with respect to Indebtedness or any other credit extension in an aggregate principal amount (including undrawn committed or available amounts) in excess of the Threshold Amount, or with respect to any Hedge Agreement, the Hedge Termination Value of which is equal to or in excess of the Threshold Amount and such breach, default or event of default (i) arises from the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any related Indebtedness or other credit extensions when due (whether at stated maturity, by acceleration or otherwise) or (ii) the effect of which is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, the acceleration of any related Indebtedness or other credit extensions (whether or not such right shall have been waived) or the termination of any commitment to lend;

(f)                 Final Judgments or Orders.  Any final judgments or orders for the payment of money in excess of the Threshold Amount in the aggregate shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, satisfied, vacated, bonded or stayed pending appeal within a period of sixty (60) days from the date of entry;

(g)                Loan Document Unenforceable.  Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested by any party thereto (other than the Administrative Agent or any Lender) or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby (other than as a result of the Administrative Agent or any Lenders action or inaction with respect thereto);

(h)                Security Interests Unenforceable.  Any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid or perfected Lien on any portion of the Collateral, with the priority required by the applicable Collateral Document, except (i) as a result of a release pursuant to Section 11.1(f), (ii) as a result of the sale or other disposition of the applicable Collateral or the release of the applicable Loan Party in a transaction permitted under the Loan Documents, or (iii) as a result of the Administrative Agent or any Lenders action or inaction with respect thereto;

(i)                 Uninsured Losses; Proceedings Against Assets.  There shall occur any uninsured damage to or loss, theft or destruction of any portion of the Collateral with a fair market value in excess of the Threshold Amount or the Collateral or any other of the Loan Parties’ or any of their Subsidiaries’ assets with a fair market value in excess of the Threshold Amount are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within sixty (60) days thereafter;

(j)                 Events Relating to Employee Benefit Plans.  (i) An ERISA Event or Plan Qualification Event occurs that has resulted or could reasonably be expected to result in liability of any Loan Party or any ERISA Affiliate in an aggregate amount in excess of the Threshold Amount, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any contribution required to be made with respect to any Pension Plan or Multiemployer Plan in an aggregate amount in excess of the Threshold Amount, including any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan;

(k)                Change of Control.  A Change of Control shall have occurred;

(l)                 Insolvency Proceedings.  (i) An Insolvency Proceeding shall have been instituted against any Loan Party or Subsidiary of a Loan Party and such Insolvency Proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Insolvency Proceeding, (ii) any Loan Party or Subsidiary of a Loan Party institutes, or takes any action in furtherance of, an Insolvency Proceeding, (iii) an order granting the relief requested in any Insolvency Proceeding (including, but not limited to, an order for relief under federal bankruptcy laws) shall be entered, (iv) any Loan Party or Subsidiary thereof shall commence a voluntary case under, file a petition seeking to take advantage of, any bankruptcy, insolvency, reorganization or other similar law, domestic or foreign, (v) any Loan Party or Subsidiary thereof shall consent to or fail to contest in a timely and appropriate manner any petition filed against it in any Insolvency Proceeding, (vi) any Loan Party or Subsidiary thereof shall apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (vii) any Loan Party or Subsidiary thereof shall take any action to approve or authorize any of the foregoing, or (viii) any Loan Party or any Subsidiary of a Loan Party ceases to be Solvent or admits in writing its inability to pay its debts as they mature;

(m)              Material Agreements.  If any Loan Party shall default, past any applicable grace and cure period, under any Material Agreement not otherwise described in this Section 9.1 and such default would reasonably be expected to result in a Material Adverse Change; or

(n)                FCC and PUC Matters.  Any License (except for Licenses which are no longer required in the conduct of such Loan Party’s or Subsidiary’s business and which cannot be sold or which have de minimis fair market value) shall be cancelled, expired, revoked, terminated, rescinded, annulled, suspended or modified or shall no longer be in full force and effect, the effect of which has resulted in, or would reasonably be expected to result in, a Material Adverse Change.

9.2               Consequences of Event of Default.

(a)                Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.  If an Event of Default specified under Section 9.1 (other than Section 9.1(l)) shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Administrative Agent may, and upon the request of the Required Lenders, shall by written notice to the Borrower, declare the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and the Borrower hereby pledges to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Secured Obligations; and

(b)                Bankruptcy, Insolvency or Reorganization Proceedings.  If an Event of Default specified under Section 9.1(l) shall occur, the Lenders shall be under no further obligations to make Loans hereunder and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder automatically shall be immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

(c)                Set-off.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(d)                Application of Proceeds.  After the exercise of remedies provided for in Section 9.2 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.2), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting indemnities, expenses, and other amounts (other than principal, interest and fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article X), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, and other Obligations, and fees (including Unused Commitment Fees), ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

fifth, to payment of all other Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Sixth held by them;

Sixth, to payment or Cash Collateralization (if agreed by the applicable Loan Parties and any a provider of any Secured Bank Product or Secured Hedge, as applicable) of that portion of Other Liabilities then outstanding, ratably among the Secured Parties providing the Secured Bank Products and Secured Hedges giving rise to such Other Liabilities in proportion to the respective amounts described in this clause Seventh held by them; and

Last, the balance, if any, after Payment In Full of all of the Secured Obligations, to the Loan Parties or as otherwise required by Law.

Amounts used to Cash Collateralize Secured Obligations pursuant to clause Sixth above shall be applied to pay such Other Liabilities as they come due, as the case may be.  If any amount remains on deposit as Cash Collateral after Payment In Full of the Other Liabilities, such remaining amount shall be applied to the other Secured Obligations, if any, and/or to the Loan Parties or as otherwise required by Law, in the order set forth above.

Amounts distributed with respect to any Secured Obligations attributable to Other Liabilities shall be equal to the lesser of (a) the applicable amount of such Other Liabilities last reported to the Administrative Agent or (b) the actual amount of such Other Liabilities as calculated by the methodology reported to the Administrative Agent for determining the amount due.  The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any such Other Liabilities, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the applicable Lender or its Affiliate providing such Secured Bank Products or Secured Hedge.  In the absence of such notice, the Administrative Agent may assume the amount to be distributed is the amount of such obligations last reported to it.

If and to the extent the Administrative Agent has received notice or other evidence that any amount claimed as a Secured Obligation is or could reasonably be determined to be an Excluded Swap Obligation with respect to any Loan Party, amounts received from such Loan Party or its assets shall not be applied to such Excluded Swap Obligations with respect to such Loan Party, and adjustments shall be made with respect to amounts received from other Loan Parties and their assets as the Administrative Agent may determine, in consultation with or at the direction of, the Lenders to be equitable (which may include the purchase and sale of participation interests) so that, to the maximum extent practical, the benefit of all amounts received from the Loan Parties and their assets are shared in accordance with the allocation of recoveries set forth above that would apply if the applicable Swap Obligations were not Excluded Swap Obligations.  Each Loan Party acknowledges and consents to the foregoing.

X.                 THE ADMINISTRATIVE AGENT

10.1           Appointment and Authority.  Each of the Lenders (on behalf of itself and each of its Affiliates) hereby irrevocably appoints CoBank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article X are solely for the benefit of the Administrative Agent, the Lenders, the Affiliates of the Lenders who are Secured Parties, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.2           Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3           No Fiduciary Duty.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)                shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;  and

(c)                shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

10.4           Exculpation.

(a)                The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 and 9.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.

(b)                The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.5           Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.6           Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent.  The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article X shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

10.7           Filing Proofs of Claim.  In case of the pendency of any proceedings under any Debtor Relief Law or any other judicial proceeding relating to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand therefor) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)                to file and prove a claim for the whole amount of the owing and unpaid principal and interest in respect to the Secured Obligations and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.7, 2.9(b), 3.5 and 11.3) allowed in such proceeding;

(b)                to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c)                any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.7, 2.9(b), 3.5 and 11.3.

10.8           Resignation of the Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Administrative Agent.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier date as the Required Lenders may approve), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent; provided, that if the Administrative Agent shall notify the Borrower and the Lenders that no Person has accepted such appointment, then the Administrative Agent’s resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.8.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article X and Section 11.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

10.9           Non-Reliance on the Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the arranger or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.  Each Lender represents and warrants that (a) the Loan Documents set forth the terms of a commercial lending facility and (b) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing.  Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, is experienced in making, acquiring or holding such commercial loans.

10.10        Enforcement.  By its acceptance of the benefits of this Agreement and the other Loan Documents, each Secured Party agrees that (a) the Loan Documents may be enforced only by the Administrative Agent, subject to Section 11.2, (b) no Secured Party shall have any right individually to enforce or seek to enforce this Agreement or the other Loan Documents or to realize upon any Collateral or other security given to secure the payment and performance of the Obligations and (c) no Secured Party has any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.

10.11        No Other Duties, etc.  Anything herein to the contrary notwithstanding, the Administrative Agent shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

10.12        Authorization to Release Collateral and Loan Parties.

(a)                The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i)                 to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (x) upon termination of all Commitments and Payment In Full of all Secured Obligations (other than contingent indemnification obligations as to which no claim has been made) (other than Other Liabilities then due and payable as to which other arrangements satisfactory to the Administrative Agent and the applicable Lender on behalf of itself or its Affiliates shall have been made), (y) that is Disposed of or to be Disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) subject to Section 11.1, if approved, authorized or ratified in writing by the Required Lenders;

(ii)               to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.1(c); and

(iii)             to release any Guarantor from its obligations under the Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents pursuant to this Section 10.12.

(b)                The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.13        Compliance with Flood Laws.  CoBank has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the Flood Laws. CoBank, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each lender in the syndicate) documents that it receives in connection with the Flood Laws. However, CoBank reminds each lender and participant in the facility that, pursuant to the Flood Laws, each federally regulated lender (whether acting as a lender or participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

10.14        No Reliance on the Administrative Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, Anti-Corruption Law or Sanctions, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any recordkeeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other Laws.

10.15        Affiliates as Secured Parties.  To the extent any Affiliate of a Lender is a party to a Secured Hedge or a Secured Bank Product and thereby becomes a beneficiary of the Liens pursuant to any Collateral Document for so long as such Lender remains a Lender, such Affiliate of a Lender shall be a Secured Party and shall be deemed to appoint the Administrative Agent its nominee and agent to act for and on behalf of such Affiliate in connection with such Collateral Document and to be bound by the terms of this Article X and the other provisions of this Agreement.

10.16        Certain ERISA Matters.

(a)                Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)                 such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)               the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)             (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)              such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(v)                In addition, unless either (1)  Section 10.16(a)(i) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant as provided in Section 10.16(a)(iv), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent and its Affiliates, are not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

10.17        Rate Disclaimer.  The Administrative Agent does not warrant or accept responsibility for, and each of the parties to this Agreement hereby acknowledge and agree (for the benefit of the Administrative Agent) that the Administrative Agent shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, any Benchmark, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Alternate Base Rate, any initial Benchmark or any other Benchmark or Benchmark Replacement prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes.  The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, or any Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, any initial Benchmark or any other Benchmark or Benchmark Replacement, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

XI.               MISCELLANEOUS

11.1           Modifications, Amendments or Waivers.  With the written consent of the Required Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder.  Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made that will:

(a)                extend or increase the Commitment of any Lender (or reinstate any obligation to make Loans terminated pursuant to Section 9.2) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.2 or of any Default, Event of Default, mandatory prepayment or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(b)                postpone any date fixed by this Agreement or any other Loan Document for any payment (including mandatory prepayment of Overadvances but excluding other mandatory prepayments of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced, it being understood that the waiver of any mandatory prepayment of Loans (or any definition relating thereto), other than a mandatory prepayment of Overadvances, shall not constitute a postponement of any date scheduled for the payment of principal or interest);

(c)                reduce the principal of, or the rate of interest specified herein on, any Loan or any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including the applicable defined terms) used in determining the Applicable Margin in a manner that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(d)                change Section 2.13 or Section 9.2(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(e)                change any provision of this Section 11.1 or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;

(f)                 except in connection with a transaction permitted under Section 7.7 or 7.8, release all or substantially all of the Collateral without the written consent of each Lender whose Obligations are secured by such Collateral; or

(g)                release the Borrower without the consent of each Lender, or, except in connection with a transaction permitted under Section 7.7 or 7.8, all or substantially all of the value of the Guaranty provided pursuant to Article XII of this Agreement without the written consent of each Lender whose Secured Obligations are guaranteed thereby, except to the extent such release is permitted pursuant to Section 10.12 (in which case such release may be made by the Administrative Agent acting alone);

provided that (i) no agreement, waiver or consent that would modify the interests, rights or obligations of the Administrative Agent may be made without the written consent of such Administrative Agent, as applicable, (ii) only the consent of the Administrative Agent shall be required for any amendment to the Fee Letter, and (iii) the Schedules to this Agreement and the Annexes to the Security Agreement may be modified as provided in and subject to the terms described in Section 6.10 and 6.13 may be amended, modified, or terminate or any provision thereof waived in accordance with the terms set forth therein; and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 11.1(a) through 11.1 (g) above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 3.6.

No Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects such Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary contained herein, if following the Closing Date, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to this Agreement or any other Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.  It is understood that posting such amendment electronically on SyndTrak or another relevant website with notice of such posting by the Administrative Agent to the Required Lenders shall be deemed adequate receipt of notice of such amendment.

11.2           No Implied Waivers; Cumulative Remedies.  No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege.  The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies that they would otherwise have.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent for the benefit of the Secured Parties; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 9.2 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party in any Insolvency Proceedings.

11.3           Expenses; Indemnity; Damage Waiver.

(a)                Costs and Expenses.  The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable out of pocket fees, charges and disbursements of outside counsel for the Administrative Agent) in connection with the syndication of the Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out of pocket expenses incurred by the Administrative Agent (including the fees, charges and disbursements of a single counsel for the Administrative Agent and the Lenders), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)                Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of a single counsel for the Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party and the expense of investigation) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  This Section 11.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages and other similar amounts arising from any non-Tax claim.

(c)                Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section 11.3 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Pro Rata Share at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.

(d)                Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, none of the Loan Parties shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in Section 11.3 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e)                Payments.  All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

(f)                 Survival.  Each party’s obligations under this Section 11.3 shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

11.4           Notices; Effectiveness; Electronic Communication.

(a)                Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile (i) if to a Lender, at its address (or facsimile number) set forth in its Administrative Questionnaire or (ii) if to any other Person, to it at its address (or facsimile number) set forth on Schedule 1.1(B). Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications, to the extent provided in clause (b) below, shall be effective as provided in said clause (b).

(b)                Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                Change of Address, etc.  Any party hereto may change its address, facsimile number or e-mail address, if applicable, for notices and other communications hereunder by notice to the other parties hereto.

(d)                Platform.

(i)                 Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)               The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

11.5           Severability.  The provisions of this Agreement are intended to be severable.  If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

11.6           Duration; Survival.  All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full.  All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Article II, Article III, Section 11.3 or any other provision of any Loan Document, the agreement of the Lenders set forth in Section 11.3(c), and the agreements of the Loan Parties set forth in Section 11.10 or any other provision of any Loan Documents shall survive Payment In Full and shall protect the Administrative Agent, the Lenders and any other Indemnitees against events arising after such termination as well as before.  All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment In Full.

11.7           Successors and Assigns.

(a)                Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of this Section, (ii) by way of participation in accordance with the provisions of this Section 11.7, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of this Section 11.7 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in this Section 11.7 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, and the Loans at the time owing to it); provided that (in each case and with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)                 Minimum Amounts.

(A)              in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in clause (B) below in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)              in any case not described in clause (i)(A) of this clause (b), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the DDTL Facility or any Term Loan Facility, or any Delayed Draw Term Loans or any Tranche of Term Loans, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)               Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)             Required Consents.  No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 11.7 and in addition:

(A)              the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Facilities; and
(B)              the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit Facility or any unfunded Commitments with respect to the DDTL Facility or any Term Loan Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility or Tranche of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Delayed Draw Term Loans or Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund;

(iv)              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                No Assignment to Certain Persons.  No such assignment shall be made to (i) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (ii) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v).

(vi)              No Assignment to Natural Persons.  No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned or operated for the primary benefit of, a natural Person).

(vii)            Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Pro Rata Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.2, 3.5 and 11.3(b) with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.7(d) below.

(c)                Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Greenwood Village, Colorado a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or a holding company, investment vehicle or trust for, or owned or operated for the primary benefit of, a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Sections 11.1(a) through (g) that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2 (subject to the requirements and limitations therein, including the requirements under Section 3.2 (it being understood that the documentation required under Section 3.2 shall be delivered to the participating Lender)), 3.5 and 11.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 11.7; provided that such Participant (A) agrees to be subject to the provisions of Section 3.6 as if it were an assignee under clause (b) of this Section 11.7; and (B) shall not be entitled to receive any greater payment under Section 3.1 or 3.2, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.6 with respect to any Participant.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.2(c) as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. CoBank reserves the right to assign or sell participations in all or part of its Commitments or outstanding Loans hereunder on a non-patronage basis.

Notwithstanding the preceding paragraph, any Participant that is a Farm Credit Lender or the Federal Agricultural Mortgage Corporation that (i) has purchased a participation, (ii) has been designated as a voting Participant (a “Voting Participant”) in a notice (a “Voting Participant Notice”) sent by the relevant Lender (including any existing Voting Participant) to the Administrative Agent and (iii) receives, prior to becoming a Voting Participant, the consent of the Administrative Agent (such Administrative Agent consent to be required only to the extent and under the circumstances it would be required if such Voting Participant were to become a Lender pursuant to an assignment in accordance with Section 11.7(b) and such consent is not required for an assignment to an existing Voting Participant), shall be entitled to vote as if such Voting Participant were a Lender on all matters subject to a vote by Lenders, and the voting rights of the selling Lender (including any existing Voting Participant) shall be correspondingly reduced, on a dollar-for-dollar basis.  Each Voting Participant Notice shall include, with respect to each Voting Participant, the information that would be included by a prospective Lender in an Assignment and Assumption.  Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant in Schedule 11.7 and, if applicable, the Federal Agricultural Mortgage Corporation shall be a Voting Participant without delivery of a Voting Participant Notice and without the prior written consent of the Administrative Agent.  The selling Lender (including any existing Voting Participant) and the purchasing Voting Participant shall notify the Administrative Agent within three (3) Business Days of any termination, reduction or increase of the amount of, such participation.  The Administrative Agent shall be entitled to conclusively rely on information contained in Voting Participant Notices and all other notices delivered pursuant hereto.  The voting rights of each Voting Participant are solely for the benefit of such Voting Participant and shall not inure to any assignee or participant of such Voting Participant that is not a Farm Credit Lender.

(e)                Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.8           Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Law or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i)  any rating agency in connection with rating the Borrower or its Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

In addition to the foregoing, the Administrative Agent may place advertisements in financial and other newspapers and periodicals, and on a home page or similar place for dissemination of information on the Internet or worldwide web, as it may choose, and may circulate similar promotional materials after the Closing Date in the form of a “tombstone” or otherwise describing the names of the Borrower and its affiliates (or any of them), and the amount, type and Closing Date, all at the Administrative Agent’s expense.

11.9           Counterparts; Integration; Effectiveness.

(a)                This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)                Electronic Execution of Loan Documents.  The parties agree that the electronic signature of a party to this Agreement and any other Loan Document shall be as valid as an original signature of such party and shall be effective to bind such party to this Agreement or such other Loan Document.  The parties agree that any electronically signed Loan Document (including this Agreement) shall be deemed (i) to be “written” or “in writing,” (ii) to have been signed and (iii) to constitute a record established and maintained in the ordinary course of business and an original written record when printed from electronic files. The parties presently intend to authenticate the Loan Documents to which they are a party by either signing such Loan Document or attaching thereto or logically associating therewith an electronic sound, symbol or process as their respective electronic signature. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and any other Loan Document (including any Assignment and Assumption) shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.10        Choice of Law; Submission to Jurisdiction; Waiver of Venue; Service of Process; Waiver of Jury Trial.

(a)                Governing Law.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of Colorado without regard to conflicts of law principles that require or permit application of the laws of any other state or jurisdiction.

(b)                SUBMISSION TO JURISDICTION.  EACH OF THE BORROWER AND OTHER LOAN PARTIES IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF COLORADO SITTING IN DENVER COUNTY AND OF THE UNITED STATES DISTRICT COURT OF COLORADO, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COLORADO STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                WAIVER OF VENUE.  EACH OF THE BORROWER AND OTHER LOAN PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 11.10.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT TO ASSERT ANY SUCH DEFENSE.

(d)                SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.4.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)                WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.11        USA Patriot Act Notice.  Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions, including the USA PATRIOT Act.

11.12        Payments Set Aside.  To the extent any Loan Party makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or Secured Parties or the Administrative Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Insolvency Proceeding, other applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Secured Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

11.13        Secured Bank Products and Secured Hedge Agreements.  No Secured Party (other than the Administrative Agent) that obtains the benefit of the Guaranty set forth in Article XII or of any security interest in any of the Collateral shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document (including the release, impairment or modification of any Guarantors’ Obligations or security therefor) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  No Hedge Bank or provider of any Secured Bank Product shall have any voting rights hereunder or under any other Loan Document in its capacity as the provider of such Secured Hedge or Secured Bank Product. Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall only be required to verify the payment of, or that other reasonably satisfactory arrangements have been made with respect to, the Secured Obligations arising with respect to Secured Bank Products and Secured Hedges to the extent the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as it may request, from the applicable Lender (or its Affiliate) or Hedge Bank, as the case may be.  Each Secured Party not a party to this Agreement that obtains the benefit of this Agreement or any other Loan Document shall be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of this Agreement, and acknowledges and agrees that the Administrative Agent is and shall be entitled to all the rights, benefits and immunities conferred under this Agreement with respect to each such Secured Party.

11.14        Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents, together with all fees, charges and other amounts treated as interest under applicable Laws (collectively, “Charges”) shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest and Charges in an amount that exceeds the Maximum Rate, the excess interest and Charges shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest and Charges contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.15        FCC and PUC Compliance.  Notwithstanding anything to the contrary in this Agreement and the other Loan Documents, no party hereto or thereto shall take any action under this Agreement or the other Loan Documents that would constitute or result in an assignment of any License, or a change of control or action of any Loan Party or Subsidiary directly or indirectly holding a License or other action, to the extent that such assignment or change of control would require the prior approval by the FCC under the Communications Act and/or any applicable PUC under the PUC Laws without first obtaining such required approval.

Upon any action to commence the exercise of remedies hereunder or under the other Loan Documents, each Loan Party hereby undertakes and agrees on behalf of itself, the other Loan Parties and the Subsidiaries of any Loan Party, to cooperate and join with the Administrative Agent, and cause the other Loan Parties and the Subsidiaries of any Loan Party, to cooperate and join with the Administrative Agent, in any application to any Governmental Authority which may be required in order to permit the Administrative Agent to exercise its rights and remedies under the Loan Documents and to provide such assistance in connection therewith as the Administrative Agent may request, including the preparation of, consenting to or joining in of filings and appearances of officers and employees of any Loan Party or any Subsidiary of any Loan Party before such Governmental Authority, in each case in support of any such application made by the Administrative Agent; provided, however, nothing herein shall be construed to require any of the Loan Parties nor any of the Subsidiaries of any Loan Party to, directly or indirectly, violate any terms or conditions of any License.  The obligation of the Loan Parties to make all payments required to be made under this Agreement or any other Loan Document shall be absolute and unconditional; provided, however, in the event any portion of the debt, is disallowed under applicable Law or by action of the FCC or any PUC, then such disallowance shall be limited to the specific Loan Parties and Loan amounts impacted by such FCC or PUC action or required by applicable Law.

11.16        Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each other Loan Party as may be needed by such Loan Party from time to time to honor all of its obligations under this Agreement and the other Loan Documents to which it is a party with respect to Swap Obligations permitted under this Agreement that would, in the absence of the agreement in this Section 11.16, otherwise constitute Excluded Swap Obligations (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantors’ obligations and undertakings under this Section voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations, undertakings and guaranty of the Qualified ECP Guarantors under this Section 11.16 shall remain in full force and effect until Payment In Full of the Obligations and termination of all the Commitments. The Borrower and the Qualified ECP Guarantors intend this Section 11.16 to constitute, and this Section 11.16 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Loan Party for all purposes of the Commodity Exchange Act.

11.17        No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (a) (i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and the Arranger, the Administrative Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Arranger, the Administrative Agent, or any Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Arranger, the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Arranger, the Administrative Agent and the Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Arranger, the Administrative Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) none of the Arranger, the Administrative Agent and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Arranger, the Administrative Agent and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Arranger, the Administrative Agent and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against any of the Arranger, the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.18        Recovery of Erroneous Payments.  Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender (each, a “Lender Party”), whether or not in respect of an Obligation due and owing by the Borrower at such time (any such payment, an “Erroneous Payment”), then in any such event, each Lender Party receiving an Erroneous Payment severally agrees to repay to the Administrative Agent promptly upon demand the Erroneous Payment received by such Lender Party in immediately available funds (and in the currency so received), with interest thereon for each day from and including the date such Erroneous Payment is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Erroneous Payment. The Administrative Agent shall inform each Lender Party promptly upon determining that any payment made to such Lender Party comprised, in whole or in part, an Erroneous Payment (and such determination shall be conclusive absent manifest error).

XII.            GUARANTY

12.1           Guaranty.  Each Guarantor hereby jointly and severally, unconditionally, absolutely, continually and irrevocably guarantees to the Administrative Agent for the benefit of the Secured Parties the prompt Payment in Full, and payment and performance in full, as and when due, of the Guaranteed Liabilities.  For all purposes of this Article XII, notwithstanding the foregoing, the liability of each Guarantor individually with respect to its Guarantors’ Obligations shall be limited to an aggregate amount equal to the Maximum Guarantor Liability.  Each Guarantor agrees that it is jointly and severally, directly and primarily liable (subject to the limitation in the immediately preceding sentence) for the Guaranteed Liabilities.  The Guarantors’ Obligations are secured by various Collateral.

12.2           Payment.  If the Borrower or any other Loan Party shall default in payment or performance of any of the Guaranteed Liabilities, whether principal, interest, premium, indemnification obligations, fees (including, but not limited to, attorney’s fees and expenses), expenses or otherwise, when and as the same shall become due, and after expiration of any applicable grace period, whether according to the terms of this Agreement, by acceleration, or otherwise, or upon the occurrence and during the continuance of any Event of Default, then any or all of the Guarantors will, upon demand thereof by the Administrative Agent, (i) fully pay to the Administrative Agent, for the benefit of the Secured Parties, an amount equal to all the Guaranteed Liabilities then due and owing or declared or deemed to be due and owing, including for this purpose, in the event of any Event of Default under Section 9.1(l) (and irrespective of the applicability of any restriction on acceleration or other action as against any other Loan Party in any Insolvency Proceeding), the entire outstanding or accrued amount of all Secured Obligations or (ii) perform such Guaranteed Liabilities, as applicable. For purposes of this Section 12.2, the Guarantors acknowledge and agree that “Guaranteed Liabilities” shall be deemed to include any amount (whether principal, interest, premium, fees, expenses, indemnification obligations and/or any other payment obligation of any kind or nature) which would have been accelerated in accordance with Section 9.2 but for the fact that such acceleration could be unenforceable or not allowable in any Insolvency Proceeding or otherwise under any applicable Law.  Notwithstanding anything herein to the contrary, upon the occurrence and continuation of an Event of Default, then notwithstanding any Collateral or other direct or indirect security or credit support for the Guaranteed Liabilities, at the Administrative Agent’s election and without notice thereof or demand therefor, each of the Guaranteed Liabilities and the Guarantors’ Obligations shall immediately be and become due and payable.

12.3           Absolute Rights and Obligations.  This is a guaranty of payment and not of collection.  The Guarantors’ Obligations under this Article XII shall be joint and several, absolute and unconditional irrespective of, and each Guarantor hereby expressly waives, to the extent not otherwise expressly prohibited by applicable Law, any defense to its obligations under this Article XII and all other Loan Documents to which it is a party by reason of:

(a)                any lack of legality, validity or enforceability of this Agreement, or any of the Notes, or any other Loan Document, or of any other agreement or instrument creating, providing security for, or otherwise relating to any of the Guarantors’ Obligations, any of the Guaranteed Liabilities, or any other guaranty of any of the Guaranteed Liabilities (the Loan Documents, the documentation with respect to any Other Liabilities and all such other agreements and instruments being collectively referred to as the “Related Agreements”);

(b)                any action taken under any of the Related Agreements, any exercise of any right or power therein conferred, any failure or omission to enforce any right conferred thereby, or any waiver of any covenant or condition therein provided;

(c)                any acceleration of the maturity of any of the Guaranteed Liabilities, of the Guarantors’ Obligations of any other Guarantor, or of any other obligations or liabilities of any Person under any of the Related Agreements;

(d)                any release, exchange, non-perfection, lapse in perfection, disposal, deterioration in value, or impairment of any security for any of the Guaranteed Liabilities, for any of the Guarantors’ Obligations of any Guarantor, or for any other obligations or liabilities of any Person under any of the Related Agreements;

(e)                any change in the corporate or limited liability company existence, structure or ownership, including dissolution, of the Borrower, any Guarantor, any other Loan Party or any other party to a Related Agreement, or the combination or consolidation of the Borrower, any Guarantor, any other Loan Party or any other party to a Related Agreement into or with another entity or any transfer or disposition of any assets of the Borrower, any Guarantor or any other Loan Party or any other party to a Related Agreement;

(f)                 any extension (including extensions of time for payment), renewal, amendment, restructuring or restatement of, any acceptance of late or partial payments under, or any change in the amount of any borrowings or any credit facilities available under, this Agreement, any of the Notes or any other Loan Document or any other Related Agreement, in whole or in part;

(g)                the existence, addition, modification, termination, reduction or impairment of value, or release of any other guaranty (or security therefor) of the Guaranteed Liabilities (including the Guarantors’ Obligations of any other Guarantor and obligations arising under any other Guaranty or any other Loan Document now or hereafter in effect);

(h)                any waiver of, forbearance or indulgence under, or other consent to any change in or departure from any term or provision contained in this Agreement, any other Loan Document or any other Related Agreement, including any term pertaining to the payment or performance of any of the Guaranteed Liabilities, any of the Guarantors’ Obligations of any other Guarantor, or any of the obligations or liabilities of any party to any other Related Agreement;

(i)                 any failure to assert any breach of or default under any Loan Document or with respect to the payment or performance of any of the Guaranteed Liabilities, any of the Guarantors’ Obligations of any Guarantor, or any of the obligations or liabilities of any party to any other Related Agreement; any extensions of credit in excess of the amount committed under or contemplated by the Loan Documents, or in circumstances in which any condition to such extensions of credit has not been satisfied; any other exercise or non-exercise, or any other failure, omission, breach, default, delay, or wrongful action in connection with any exercise or non-exercise, of any right or remedy against the Borrower, any other Loan Party or any other Person under or in connection with any Loan Document, any Related Agreement or any of the Guaranteed Liabilities or any Guarantors’ Obligation; any refusal of payment or performance of any of the Guaranteed Liabilities or any Guarantors’ Obligation, whether or not with any reservation of rights against any Guarantor; or any application of collections (including but not limited to collections resulting from realization upon any direct or indirect security for the Guaranteed Liabilities) to other obligations, if any, not entitled to the benefits of the Guaranty provided for in this Article XII, in preference to Guaranteed Liabilities or Guarantors’ Obligations entitled to the benefits of the Guaranty provided for in this Article XII, or if any collections are applied to the payment of Guaranteed Liabilities, any application to particular Guaranteed Liabilities;

(j)                 any taking, exchange, amendment, modification, waiver, supplement, termination, subordination, compromise, release, surrender, loss, or impairment of, or any failure to protect, perfect, or preserve the value of, or any enforcement of, realization upon, or exercise of rights, or remedies under or in connection with, or any failure, omission, breach, default, delay, or wrongful action by the Administrative Agent or the other Secured Parties, or any of them, or any other Person in connection with the enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or, any other action or inaction by the Administrative Agent or the other Secured Parties, or any of them, or any other Person in respect of, any direct or indirect security for any of the Guaranteed Liabilities.  As used in this Article XII, “direct or indirect security” for the Guaranteed Liabilities, and similar phrases, includes any collateral security, guaranty, suretyship, letter of credit, capital maintenance agreement, put option, subordination agreement, or other right or arrangement of any nature providing direct or indirect assurance of payment or performance of any of the Guaranteed Liabilities, made by or on behalf of any Person;

(k)                any merger, consolidation, liquidation, dissolution, winding-up, charter revocation, or forfeiture, or other change in, restructuring or termination of the corporate structure or existence of, the Borrower, any other Loan Party or any other Person; any bankruptcy, insolvency, reorganization or similar proceeding with respect to the Borrower, any other Loan Party or any other Person; or any action taken or election made by the Administrative Agent or the other Secured Parties, or any of them (including but not limited to any election under Section 1111(b)(2) of the Bankruptcy Code), the Borrower, any other Loan Party or any other Person in connection with any such proceeding;

(l)                 any defense, set-off, or counterclaim which may at any time be available to or be asserted by the Borrower, any other Loan Party or any other Person with respect to any Loan Document, any of the Guaranteed Liabilities, any Guarantors’ Obligation, or with respect to any Related Agreement; or any discharge by operation of law or release of the Borrower, any other Loan Party or any other Person from the performance or observance of any Loan Document or any of the Guaranteed Liabilities or Guarantors’ Obligations;

(m)              any other circumstance whatsoever (with or without notice to or knowledge of any Guarantor or any other Loan Party) which might in any manner or to any extent vary the risks of such Loan Party, or might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including any right to require or claim that resort be had to the Borrower or any other Loan Party or to any Collateral or other security in respect of the Guaranteed Liabilities or Guarantors’ Obligations.

It is the express purpose and intent of the parties hereto that this Guaranty, the Guaranteed Liabilities and the Guarantors’ Obligations hereunder and under each Guarantor Joinder with respect hereto shall be absolute and unconditional under any and all circumstances and shall not be discharged except by payment and performance as herein provided.

12.4           Maximum Liability.

(a)                Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, to the extent any Guarantors’ Obligations shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable Law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable Law (whether federal or state and including any Debtor Relief Law).  Any analysis of the provisions hereof for purposes of laws relating to fraudulent conveyances or transfers shall take into account the contribution agreement established in Section 12.5.

(i)                 Each Guarantor’s maximum obligations hereunder (the “Maximum Guarantor Liability”) in any case or proceeding referred to below (but only in such a case or proceeding) shall not be in excess of:

(A)              in a case or proceeding commenced by or against such Guarantor under the Bankruptcy Code on or within one year from the date on which any of the Guaranteed Liabilities are incurred, the maximum amount that would not otherwise cause the Guarantors’ Obligations of such Guarantor (or any other obligations of such Guarantor to Administrative Agent, Lenders and any other Person holding any of the Guaranteed Liabilities or the Guarantors’ Obligations) to be avoidable or unenforceable against such Guarantor under (A) Section 548 of the Bankruptcy Code or (B) any state fraudulent transfer or fraudulent conveyance act or statute applied in such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or
(B)              in a case or proceeding commenced by or against such Guarantor under the Bankruptcy Code subsequent to one year from the date on which any of the Guaranteed Liabilities or Guarantors’ Obligations of such Guarantor are incurred, the maximum amount that would not otherwise cause the Guarantors’ Obligations of such Guarantor (or any other obligations of such Guarantor to Administrative Agent, Lenders and any other Person holding any of the Guaranteed Liabilities or the Guarantors’ Obligations) to be avoidable or unenforceable against such Guarantor under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or
(C)              in a case or proceeding commenced by or against such Guarantor under any Debtor Relief Law other than the Bankruptcy Code, the maximum amount that would not otherwise cause the Guarantors’ Obligations of such Guarantor (or any other obligations of such Guarantor to Administrative Agent, Lenders and any other Person holding any of the Guaranteed Liabilities or the Guarantors’ Obligations) to be avoidable or unenforceable against such Guarantor under such Debtor Relief Law, including any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding.  (The substantive state or federal laws under which the possible avoidance or unenforceability of the Guarantors’ Obligations of such Guarantor (or any other obligations of such Guarantor to Administrative Agent, Lenders and any other Person holding any of the Guaranteed Liabilities or the Guarantors’ Obligations) shall be determined in any such case or proceeding shall hereinafter be referred to as the “Avoidance Provisions”).

(ii)               To the extent set forth above, but only to the extent that the Guarantors’ Obligations of such Guarantor or the transfers made by such Guarantor under the Collateral Documents to which it is a party, would otherwise be subject to avoidance under any Avoidance Provisions if such Guarantor is not deemed to have received valuable consideration, fair value, fair consideration or reasonably equivalent value for such transfers or obligations, or if such transfers or the Guarantors’ Obligations of such Guarantor would render such Guarantor insolvent, or leave such Guarantor with an unreasonably small capital or unreasonably small assets to conduct its business, or cause such Guarantor to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of such Guarantors’ Obligations are deemed to have been incurred and transfers made under such Avoidance Provisions, then such Guarantors’ Obligations shall be reduced to that amount which, after giving effect thereto, would not cause the Guarantors’ Obligations of such Guarantor (or any other obligations of such Guarantor to Administrative Agent, Lenders and any other Person holding any of the Guaranteed Liabilities or the Guarantors’ Obligations), as so reduced, to be subject to avoidance under such Avoidance Provisions.  This paragraph is intended solely to preserve the rights hereunder of Administrative Agent, Lenders and any other Person holding any of the Guaranteed Liabilities to the maximum extent that would not cause such Guarantors’ Obligations to be subject to avoidance under any Avoidance Provisions, and neither such Guarantor nor any other Person shall have any right, defense, offset, or claim under this paragraph as against Administrative Agent, Lenders or any other Person holding any of the Guaranteed Liabilities or the Guarantors’ Obligations that would not otherwise be available to such Person under the Avoidance Provisions.

(b)                Each Guarantor agrees that the Guarantors’ Obligations of such Guarantor may at any time and from time to time exceed the Maximum Guarantor Liability, without impairing the guaranty or any provision contained herein or affecting the rights and remedies of Administrative Agent hereunder.

12.5           Contribution Agreement.  To the extent that any Guarantor shall be required hereunder to pay any portion of any Guaranteed Liability or Guarantors’ Obligation exceeding the greater of (i) the amount of the value actually received by such Guarantor and its Subsidiaries from the Loans and other Guaranteed Liabilities and Guarantors’ Obligations and (ii) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Guaranteed Liabilities and Guarantors’ Obligations (excluding the amount thereof repaid by the Borrower) in the same proportion as such Guarantor’s net worth on the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors on such date, then such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worth of such other Guarantors on such date of enforcement.  The contribution agreement in this paragraph is intended only to define the relative rights of the Guarantors and nothing set forth in this paragraph is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement (up to the Maximum Guarantor Liability).

12.6           Currency and Funds of Payment.  All Guarantors’ Obligations for payment will be paid in lawful currency of the United States of America and in immediately available funds, regardless of any law, regulation or decree now or hereafter in effect that might in any manner affect the Guaranteed Liabilities, or the rights of any Secured Party with respect thereto as against the Borrower or any other Loan Party, or cause or permit to be invoked any alteration in the time, amount or manner of payment by the Borrower or any other Loan Party of any or all of the Guaranteed Liabilities.

12.7           Subordination.  For so long as this Agreement remains in effect, each Guarantor hereby unconditionally subordinates all present and future debts, liabilities or obligations now or hereafter owing to such Guarantor (a) of the Borrower, to the Payment In Full of the Guaranteed Liabilities, (b) of every other Guarantor (an “obligated guarantor”), to the Payment In Full of the Guarantors’ Obligations of such obligated guarantor, and (c) of each other Person now or hereafter constituting a Loan Party, to the Payment In Full of the obligations of such Loan Party owing to any Secured Party and arising under the Loan Documents or with respect to any Secured Bank Product or Secured Hedge.  All amounts due under such subordinated debts, liabilities, or obligations shall, upon the occurrence and during the continuance of an Event of Default, be collected and, upon request by the Administrative Agent, paid over forthwith to the Administrative Agent for the benefit of the Secured Parties on account of the Guaranteed Liabilities, the Guarantors’ Obligations, or such other obligations, as applicable, and, after such request and pending such payment, shall be held by such Guarantor as agent and bailee of the Secured Parties separate and apart from all other funds, property and accounts of such Guarantor.

12.8           Enforcement.  Each Guarantor from time to time shall pay to the Administrative Agent for the benefit of the Secured Parties, on demand, at the Administrative Agent’s Principal Office or such other address as the Administrative Agent shall give notice of to such Guarantor, the Guarantors’ Obligations as they become or are declared due, and in the event such payment is not made forthwith, the Administrative Agent may proceed to suit against any one or more or all of the Guarantors.  At the Administrative Agent’s election, one or more and successive or concurrent suits may be brought hereon by the Administrative Agent against any one or more or all of the Guarantors, whether or not suit has been commenced against the Borrower, any other Guarantor, or any other Person and whether or not the Secured Parties have taken or failed to take any other action to collect all or any portion of the Guaranteed Liabilities or have taken or failed to take any actions against any Collateral securing payment or performance of all or any portion of the Guaranteed Liabilities, and irrespective of any event, occurrence, or condition described in Section 12.3.

12.9           Set-Off and Waiver.  Each Guarantor waives any right to assert against any Secured Party as a defense, counterclaim, set-off, recoupment or cross claim in respect of its Guarantors’ Obligations, any defense (legal or equitable) or other claim which such Guarantor may now or at any time hereafter have against the Borrower or any other Loan Party or any or all of the Secured Parties without waiving any additional defenses, set-offs, counterclaims or other claims otherwise available to such Guarantor.  Each Guarantor agrees that each Secured Party shall have a lien for all the Guarantors’ Obligations upon all deposits or deposit accounts, of any kind, or any interest in any deposits or deposit accounts, now or hereafter pledged, mortgaged, transferred or assigned to such Secured Party or otherwise in the possession or control of such Secured Party for any purpose (other than solely for safekeeping) for the account or benefit of such Guarantor, including any balance of any deposit account or of any credit of such Guarantor with the Secured Party, whether now existing or hereafter established, and hereby authorizes each Secured Party from and after the occurrence of an Event of Default at any time or times with or without prior notice to apply such balances or any part thereof to such of the Guarantors’ Obligations to the Secured Parties then due and in such amounts as provided for in this Agreement or otherwise as they may elect.

12.10        Waiver of Notice; Subrogation.

(a)                Each Guarantor hereby waives to the extent not otherwise expressly prohibited by applicable Law notice of the following events or occurrences:  (i) acceptance of the Guaranty set forth in this Article XII; (ii) the Lenders’ heretofore, now or from time to time hereafter making Loans and otherwise loaning monies or giving or extending credit to or for the benefit of the Borrower or any other Loan Party, or otherwise entering into arrangements with any Loan Party giving rise to Guaranteed Liabilities, whether pursuant to this Agreement or the Notes or any other Loan Document or Related Agreement or any amendments, modifications, or supplements thereto, or replacements or extensions thereof; (iii) presentment, demand, default, non-payment, partial payment and protest; and (iv) any other event, condition, or occurrence described in Section 12.3.  Each Guarantor agrees that each Secured Party may heretofore, now or at any time hereafter do any or all of the foregoing in such manner, upon such terms and at such times as each Secured Party, in its sole and absolute discretion, deems advisable, without in any way or respect impairing, affecting, reducing or releasing such Guarantor from its Guarantors’ Obligations, and each Guarantor hereby consents to each and all of the foregoing events or occurrences.

(b)                Each Guarantor hereby agrees that payment or performance by such Guarantor of its Guarantors’ Obligations under this Article XII may be enforced by the Administrative Agent on behalf of the Secured Parties upon demand by the Administrative Agent to such Guarantor without the Administrative Agent being required, such Guarantor expressly waiving to the extent not otherwise expressly prohibited by applicable Law any right it may have to require the Administrative Agent, to (i) prosecute collection or seek to enforce or resort to any remedies against the Borrower or any other Guarantor or any other guarantor of the Guaranteed Liabilities, or (ii) seek to enforce or resort to any remedies with respect to any security interests, Liens or encumbrances granted to the Administrative Agent or any Lender or other party to a Related Agreement by the Borrower, any other Guarantor or any other Person on account of the Guaranteed Liabilities or any guaranty thereof, IT BEING EXPRESSLY UNDERSTOOD, ACKNOWLEDGED AND AGREED BY SUCH GUARANTOR THAT DEMAND UNDER THE GUARANTY SET FORTH IN THIS ARTICLE XII MAY BE MADE BY THE ADMINISTRATIVE AGENT, AND THE PROVISIONS HEREOF ENFORCED BY THE ADMINISTRATIVE AGENT, EFFECTIVE AS OF THE FIRST DATE ANY EVENT OF DEFAULT OCCURS AND IS CONTINUING.

(c)                Each Guarantor further agrees that such Guarantor shall not exercise any of its rights of subrogation, reimbursement, contribution, indemnity or recourse to security for the Guaranteed Liabilities until at least ninety-five (95) days immediately following the Termination Date shall have elapsed without the filing or commencement, by or against any Loan Party, of any state or federal action, suit, petition or proceeding seeking any reorganization, liquidation or other relief or arrangement in respect of creditors of, or the appointment of a receiver, liquidator, trustee or conservator in respect to, such Loan Party or its assets.  If an amount shall be paid to any Guarantor on account of such rights at any time prior to Termination Date, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent, for the benefit of the Secured Parties, to be credited and applied upon the Guarantors’ Obligations, whether matured or unmatured, in accordance with the terms of this Agreement or otherwise as the Secured Parties may elect.  The agreements in this subsection shall survive repayment of all of the Guarantors’ Obligations, the termination or expiration of this Agreement in any manner and occurrence of the Termination Date.

12.11        No Stay.  Without limitation of any other provision set forth in this Article XII, if any declaration of default or acceleration or other exercise or condition to exercise of rights or remedies under or with respect to any Guarantors’ Obligation or any of the Guaranteed Liabilities shall at any time be stayed, enjoined, or prevented for any reason (including but not limited to stay or injunction resulting from the pendency against any Loan Party or any other Person of a bankruptcy, insolvency, reorganization or similar proceeding), the Guarantors agree that, for the purposes of this Article XII and their obligations hereunder, the Guarantors’ Obligations and the Guaranteed Liabilities shall be deemed to have been declared in default or accelerated, and such other exercise or conditions to exercise shall be deemed to have been taken or met.

12.12        Additional Guarantors.  At any time after the initial execution and delivery of this Agreement to the Administrative Agent and the Lenders, additional Persons may become parties to this Agreement and thereby acquire the duties and rights of being Guarantors hereunder by executing and delivering to the Administrative Agent and the Lenders a duly executed Guarantor Joinder pursuant to this Agreement.  No notice of the addition of any Guarantor shall be required to be given to any pre-existing Guarantor and each Guarantor hereby consents thereto.

12.13        Reliance.  Each Guarantor represents and warrants to the Administrative Agent, for the benefit of the Secured Parties, that:  (a) such Guarantor has adequate means to obtain on a continuing basis (i) from the Borrower, information concerning the Loan Parties and the Loan Parties’ financial condition and affairs and (ii) from other reliable sources, such other information as it deems material in deciding to provide its Guaranty under this Article XII and any Guarantor Joinder (“Other Information”), and has full and complete access to the Loan Parties’ books and records and to such Other Information; (b) such Guarantor is not relying on any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, to provide any such information, now or in the future; (c) such Guarantor has been furnished with and reviewed the terms of such Loan Documents and Related Agreements as it has requested, is executing this Agreement (or the Guarantor Joinder to which it is a party, as applicable) freely and deliberately, and understands the obligations and financial risk undertaken by providing its Guaranty under this Agreement; (d) such Guarantor has relied solely on the Guarantor’s own independent investigation, appraisal and analysis of the Borrower and the other Loan Parties, such Persons’ financial condition and affairs, the Other Information, and such other matters as it deems material in deciding to provide this Guaranty and is fully aware of the same; and (e) such Guarantor has not depended or relied on any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, for any information whatsoever concerning the Borrower or the Borrower’s financial condition and affairs or any other matters material to such Guarantor’s decision to provide this Guaranty, or for any counseling, guidance, or special consideration or any promise therefor with respect to such decision.  Each Guarantor agrees that no Secured Party has any duty or responsibility whatsoever, now or in the future, to provide to such Guarantor any information concerning the Borrower or any other Loan Party or such Persons’ financial condition and affairs, or any Other Information, other than as expressly provided herein, and that, if such Guarantor receives any such information from any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, such Guarantor will independently verify the information and will not rely on any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, with respect to such information.

12.14        Receipt of Credit Agreement, Other Loan Documents, Benefits.

(a)                Each Guarantor hereby acknowledges that it has received a copy of this Agreement and the other Loan Documents and each Guarantor certifies that the representations and warranties made therein with respect to such Guarantor are true and correct in all material respects.  Further, each Guarantor acknowledges and agrees to perform, comply with, and be bound by all of the provisions of this Agreement and the other Loan Documents applicable to such Guarantor.

(b)                Each Guarantor hereby acknowledges, represents, and warrants that it receives direct and indirect benefits by virtue of its affiliation with Borrower and the other Guarantors and that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and that such benefits, together with the rights of contribution and subrogation that may arise in connection herewith are a reasonably equivalent exchange of value in return for providing the Guaranty set forth in this Article XII.

12.15        Joinder.  Each Person that shall at any time execute and deliver to the Administrative Agent a Guarantor Joinder shall thereupon irrevocably, absolutely and unconditionally become a party hereto and obligated hereunder as a Guarantor, and all references herein and in the other Loan Documents to the Guarantors or to the parties to this Guaranty shall be deemed to include such Person as a Guarantor hereunder.

[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE TO CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

BORROWER:
NUVERA COMMUNICATIONS, INC., as Borrower
By:
Name:
Title:
GUARANTORS:
PEOPLES TELEPHONE COMPANY
WESTERN TELEPHONE COMPANY
HUTCHINSON TELEPHONE COMPANY
HUTCHINSON TELECOMMUNICATIONS, INC.
HUTCHINSON CELLULAR, INC.
TECH TRENDS, INC.
SLEEPY EYE TELEPHONE COMPANY
SCOTT-RICE TELEPHONE CO., each as Guarantor

By:
Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

COBANK, ACB, as Administrative Agent and as a Lender

By:
Name:
Title:

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 1 - Commitments of Lenders

Lender	Amount of Commitment for Revolving Loans	Amount of Commitment for Term A-1 Loans	Amount of Commitment for Delayed Draw Term Loans	Aggregate Commitment	Pro Rata Share
CoBank, ACB	$30,000,000	$50,000,000	$50,000,000	$130,000,000	100%

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 2 - Addresses for Notices to Administrative Agent, Borrower and Guarantors:

ADMINISTRATIVE AGENT
Name:	CoBank, ACB
Address:	6340 S. Fiddlers Green Circle
Greenwood Village, CO 80111
Attention: Loan Administration
Telecopy:	(303) 740-4021
Email:	loanadmin@cobank.com

With a Copy To:

Name:	CoBank, ACB
Address:	6340 S. Fiddlers Green Circle
Greenwood Village, CO 80111
Attention:	Communications Banking Group
Telephone:	(303) 740-4000
Telecopy:	(303) 740-4021
Email:	cobankloanaccounting@cobank.com; pfruge@cobank.com

BORROWER:
Name:	Nuvera Communications, Inc.
Address:	400 Second Street North
P.O. Box 697
New Ulm, Minnesota 56073-0697
Attention:	Chief Financial Officer
Telephone:	(507) 233-4172
Telecopy:	(507) 354-1982
Email:	curtiskawlewski@nuvera.net

GUARANTORS:

In the care of the Borrower in accordance with the notice

information for the Borrower set forth above.

With a Copy to:

Name:	Ballard Spahr LLP
Address:	200 IDS Center
80 South Eighth Street
Minneapolis, Minnesota 55402
Attention:	Thomas Lovett, IV
Telephone:	(612) 371-3270
Telecopy:	(612) 371-3207
Email:	lovettt@ballardspahr.com